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PROSPECTUS                                                          CONFIDENTIAL

                          RHYTHMS NETCONNECTIONS INC.

      OFFER TO EXCHANGE ALL OUTSTANDING 12 3/4% SENIOR NOTES DUE 2009 FOR

 12 3/4% SENIOR NOTES DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES
                                  ACT OF 1933

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
               ON OCTOBER 13, 1999 UNLESS WE EXTEND THE DEADLINE.

                            ------------------------

TERMS OF THE NEW NOTES

    - The terms of the new notes are substantially identical to those of the old notes, except for certain transfer restrictions and registration rights relating to the old notes.

    - The new notes will bear interest at a fixed annual rate of 12 3/4%.
      Interest on the new notes will be paid every six months on April 15 and October 15, beginning October 15, 1999.

    - We used approximately $113.2 million of the net proceeds from the offering of the old notes to purchase a portfolio of government securities to secure the payment of the first six scheduled interest payments on the new notes.

    - The new notes will mature on April 15, 2009.

    - The new notes will be our unsecured senior obligations, except for the security for the first six scheduled interest payments described above, and will rank equally with all of our existing and future unsecured and unsubordinated debt. The new notes will effectively rank junior to all secured debt to the extent of the value of the assets securing such debt and to all debt of our subsidiaries.

    - We may redeem the new notes at any time on or after April 15, 2004. See page 82 for redemption prices. Before April 15, 2002, we may redeem up to 35% of the new notes at 112.75% with the proceeds of public equity offerings and/or the sale of stock in one or more private transactions to strategic equity investors, provided that not less than 65% of the original principal amount of the notes remain outstanding immediately after such redemption.

    - No public market currently exists for the new notes. We do not expect that an active public market in the new notes will develop. We do not intend to list the new notes on any securities exchange or the Nasdaq National
      Market.

TERMS OF THE EXCHANGE OFFER

    - We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - We will not receive any proceeds from the exchange offer.

    - We will issue the new notes promptly after the expiration of the exchange offer.

    - You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

    - We believe that the exchange of old notes will not be a taxable event for federal income tax purposes, but you should see "Federal Income Tax
      Considerations" on page 115 for more information.

    - We are mailing this prospectus and the letter of transmittal on September
      16, 1999.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT YOU SHOULD
CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THIS EXCHANGE OFFER.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED THAT THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 16, 1999
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                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN SIGNIFICANT ASPECTS OF OUR BUSINESS AND THIS
OFFERING, BUT YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL
DATA AND RELATED NOTES, BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THIS
EXCHANGE OFFER. WHEN WE REFER TO OUR COMPANY IN THIS PROSPECTUS, WE REFER TO US
AND OUR SUBSIDIARIES, AS A COMBINED ENTITY, EXCEPT WHERE WE INDICATE OTHERWISE.
WE HAVE PROVIDED A GLOSSARY OF TERMS FOR YOUR CONVENIENCE BEGINNING ON PAGE A-1.
YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We have designed our network to give our customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. We offer a variety of DSL technologies that deliver data transfer rates ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, our network provides transfer speeds faster than frame relay and T-1 circuits, and is approximately 125 times the speed of the fastest dial-up modem and over 55 times the speed of integrated services digital network (ISDN) lines. Through our packet-based network, multiple users on a single connection are able to simultaneously access the Internet and private networks. Beyond high-speed access, we also offer a growing suite of features and applications that we can individually configure to each user's needs. We believe our network solutions will increase remote office and worker productivity and reduce the complexity of communications for businesses.

    Since our inception in February 1997, we have made substantial progress in implementing a scalable nationwide network. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 17 markets: San Diego, San Francisco, San Jose, Oakland/East Bay,
Chicago, Los Angeles, Orange County, Boston, Sacramento, New York, Philadelphia,
Washington D.C., Detroit, Denver, Seattle, Portland and Baltimore. We intend to continue our network rollout into an additional 16 markets in 1999 and a further
17 markets by the end of 2000. Upon completion of this network expansion, we anticipate providing services in 50 of the nation's largest metropolitan areas, which we believe contain 60% of the nation's local area networks. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE,
Pacific Bell and U S WEST, and we are currently pursuing interconnection arrangements with three other incumbent carriers. As of June 30, 1999, we provide service or have installed equipment in over 500 incumbent carrier central offices. We have obtained competitive carrier authority or have been permitted to operate as a competitive carrier in 28 states. We intend to continue to investigate expansion of our network both in the United States and internationally.

    In March 1999, we entered into separate strategic arrangements with MCI
WorldCom, Inc. and Microsoft Corporation. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us.
The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. MCI WorldCom will also work with us to develop voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco Systems, Inc. and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In our Microsoft arrangement, we will jointly develop and distribute with Microsoft a co-branded DSL version of the Microsoft Network
(MSN) service focused on our small business customers and on our customers' teleworkers.

    In April 1999, we entered into a customer relationship with Qwest
Communications Corporation, in connection with which Qwest's wholly owned subsidiary, U.S. Telesource, Inc., invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its

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customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    We also market our services through our direct sales force and through our partnerships with recognized leaders in the networking industry, including
Microsoft and Cisco. Under our strategic partnership with Cisco, Cisco agreed to jointly market and sell our networking solutions to its customer base and will engage in joint development projects with us. As of June 30, 1999, we had over 3,200 lines in service, and we are currently under contract to supply over 9,000 additional DSL lines. Our business customers include QUALCOMM Incorporated, Cisco, Silicon Graphics, Inc., Wind River Systems and Broadcom Corporation. Our service provider customers include Epoch Internet, Ingram Micro, Intermedia
Communications Inc., Savvis Communications Corporation, Verio Inc. and Williams
Communications, Inc.

    In April 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $210.1 million. On April 23, 1999, we completed the sale and issue of the old notes, raising net proceeds of approximately $314.5 million, of which approximately $113.2 million was used to purchase a portfolio of U.S. government securities to secure the payment of the fist six scheduled interest payments on the notes.

    Our senior management team has extensive experience in developing next-generation networking businesses. Our Chairman and Chief Executive Officer,
Catherine Hapka, was previously the founder, President and Chief Operating
Officer of !NTERPRISE Networking Services, U S WEST's data networking business.
Steve Stringer, our President and Chief Operating Officer, was previously the
Global Chief Operating Officer of GE Capital IT Solutions. Scott Chandler, our
Chief Financial Officer, was previously President and Chief Executive Officer of
C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. James Greenberg, our Chief Network Officer, directed the design, planning, operation and construction of Sprint Corporation's data networks.
Frank Tolve, our Chief Sales Officer, previously served as Vice President, Sales
Operations of Bay Networks. Our sponsors, which include Microsoft, MCI
WorldCom's investment fund, a subsidiary of Qwest, Kleiner Perkins Caufield &
Byers, Enterprise Partners, Brentwood Venture Capital, the Sprout Group and a subsidiary of Enron Corp., have to date invested approximately $105.3 million.

MARKET OPPORTUNITY

    We believe that a substantial market opportunity exists as a result of the convergence of six factors:

    - the growing demand for high-speed access to the Internet and corporate networks;

    - the inherent limitations of dial-up modems as a connection to data networks;

    - the need for large companies to improve the productivity of their remote offices and workers;

    - the need for small and medium businesses to have an integrated communication solution for their networking requirements;

    - the increasing adoption of DSL and widespread use of packet-based networks; and

    - the 1996 Telecommunications Act.

    These factors create a dual market opportunity: new carriers can create efficient high-speed data, voice and video networks using existing infrastructure, and business customers can better address their local and wide area networking needs through a single carrier.

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THE RHYTHMS SOLUTIONS

    We believe our network solutions effectively address many of the unmet communication needs of today's businesses by offering an appealing combination of quality, performance, price and service. Our network consists of:

    - HIGH-SPEED, "ALWAYS ON" LOCAL CONNECTIONS. Using DSL technology over standard telephone lines, our network is capable of delivering data at speeds ranging from 128 Kbps to 7.1 Mbps.

    - METROPOLITAN AND WIDE AREA OVERLAY NETWORK. We have designed our network architecture so that we can effectively and efficiently manage data traffic within and among metropolitan areas in which we offer our services. We manage the network and monitor service levels on a nationwide basis from our Network Operations Center in Denver.

    - PRODUCTIVITY-ENHANCING FEATURES AND APPLICATIONS. We offer a growing suite of network-enabled features and applications to extend the functionality of corporate communications and networking resources for remote offices and workers. We also offer high performance Internet access solutions to remote offices and workers as well as small and medium businesses in conjunction with our Internet Service Provider customers.

    - SERVICE FLEXIBILITY. We have designed our network so that, over a single
      DSL connection, we are able to customize the features and applications for each individual user and local area network user.

    - TURNKEY SOLUTION. We offer turnkey network solutions for our customers by providing each customer with a single point of contact for all of our services, including network implementation, maintenance and billing.

BUSINESS STRATEGY

    Our goal is to become the leading national service provider of high performance networking solutions for remote offices and workers. We intend to implement the following strategies in an effort to achieve our goal:

    - exploit our early market entrance by deploying our network rapidly and building strong relationships with businesses and service provider customers;

    - focus on businesses that demand high performance networking solutions;

    - use our network as a platform for productivity-enhancing features and applications that we and third parties develop;

    - continue to establish strong distribution channels to reach large, medium and small businesses; and

    - provide superior service and customer care.

                            ------------------------

    Our principal executive office is located at 6933 South Revere Parkway, Englewood, Colorado 80112, and our telephone number is (303) 476-4200 or (800)
RHYTHMS.

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                               THE EXCHANGE OFFER

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
Old Notes.........................  On April 23, 1999, we completed the offering of $325 million aggregate principal amount of our 12 3/4% senior
                                    notes due 2009 to Merrill Lynch, Pierce, Fenner & Smith
                                    Incorporated, Salomon Smith Barney Inc. and Chase
                                    Securities Inc., as initial purchasers. The initial
                                    purchasers sold the old notes to "qualified
                                    institutional buyers" as defined in Rule 144A under the
                                    Securities Act of 1933. We have filed the registration
                                    statement of which this prospectus is a part to comply
                                    with a registration rights agreement between us and the
                                    initial purchasers.

Exchange Offer....................  We are offering to exchange the old notes for new notes in the aggregate principal amount of up to $325 million
                                    provided that the old notes are properly tendered and
                                    accepted for exchange. We will issue the new notes
                                    promptly after the expiration of the exchange offer. If
                                    you were not prohibited from participating in the
                                    exchange offer and you did not tender your old notes
                                    prior to the completion of the exchange offer, you will
                                    have no further exchange rights under the registration
                                    rights agreement. Accordingly, such non-tendered old
                                    notes will continue to be subject to restrictions on
                                    transfer.

Expiration Date...................  The exchange offer will expire at 5:00 p.m., New York
                                    City time, on October 13, 1999, or on a later extended
                                    date and time as we may decide.

Conditions to the Exchange          The exchange offer is subject to certain customary
  Offer...........................  conditions. The conditions are limited and relate in general to proceedings or laws that might impair our
                                    ability to proceed with the exchange offer. As of the
                                    date of this prospectus, none of these events had
                                    occurred, and we believe their occurrence to be
                                    unlikely. If any such conditions do exist prior to the
                                    expiration date, we may take the following actions:

                                    - refuse to accept any old notes and return all
                                    previously tendered old notes;

                                    - extend the duration of the exchange offer; or

                                    - waive such conditions.

Procedures for Tendering Old        If you wish to participate in the exchange offer, you
  Notes...........................  must complete, sign and date the letter of transmittal and send it, together with your old notes to be
                                    exchanged and any other required documentation to State
                                    Street Bank and Trust Company of California, N.A., as
                                    exchange agent, at the address set forth in the letter
                                    of transmittal. Brokers, dealers, commercial banks,
                                    trust companies and other nominees may tender old notes
                                    which they hold as nominee by book-entry transfer.
                                    Questions regarding the tender of the old notes or the
                                    exchange offer, generally, must be directed to the
                                    exchange agent.

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Special Procedures for Beneficial
  Owners..........................  If you are the beneficial owner of old notes which are registered in the name of a broker, dealer, commercial
                                    bank, trust company or other nominee and you wish to
                                    tender the old notes in the exchange offer, you should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender the old notes on your
                                    behalf. If you wish to tender on your own behalf, you
                                    must, prior to completing and executing the letter of
                                    transmittal and delivering the old notes, either make
                                    appropriate arrangements to register ownership of the
                                    old notes in your own name or obtain a properly
                                    completed bond power from the registered holder. The
                                    transfer of registered ownership may take considerable
                                    time and it may not be possible to complete prior to the
                                    expiration date.

Guaranteed Delivery Procedures....  If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your
                                    old notes, the letter of transmittal or any other
                                    documents required by the letter of transmittal to the
                                    exchange agent, or you cannot complete the procedure for
                                    book-entry transfer, then prior to the expiration date
                                    you must tender your old notes according to the
                                    guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.................  Tenders of old notes may be withdrawn at any time before
                                    5:00 p.m., New York City time, on the expiration date by
                                    delivering a written notice of such withdrawal to the
                                    exchange agent in conformity with the procedures set
                                    forth under "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Old Notes and
  Delivery of New Notes...........  We will accept for exchange any and all old notes which are properly tendered in the exchange offer before 5:00
                                    p.m., New York City time, on the expiration date. We
                                    will deliver the new notes promptly following the
                                    expiration date. If we do not accept any of your old
                                    notes for exchange we will return them to you as
                                    promptly as practicable after the expiration or
                                    termination of the exchange offer without any expense to
                                    you.

Certain Tax Considerations........  The exchange pursuant to the exchange offer should not result in the recognition of income, gain or loss to you
                                    or to us for federal income tax purposes.

Exchange Agent....................  State Street Bank and Trust Company of California, N.A.,
                                    the trustee under the indenture, is serving as exchange
                                    agent in connection with the exchange offer.
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                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

    You may not offer, sell or otherwise transfer the old notes except:

    - in compliance with the registration requirements of the Securities Act and any other applicable securities laws; or

    - pursuant to an exemption therefrom; or

    - in a transaction not subject to such securities laws. In addition, we or the trustee may require you to deliver opinions of counsel, certifications and other information prior to such transfer. Old notes that you do not exchange for new notes in the exchange offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the exchange offer, you will not be entitled to any rights to have old notes registered under the Securities Act. We do not intend to register under the Securities Act any old notes which remain outstanding after completion of the exchange offer (subject to such limited exceptions, if applicable).

    To the extent that old notes are tendered and accepted in the exchange offer, any trading market for old notes which remain outstanding after the exchange offer could be adversely affected.

    The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the indenture.

                               TERMS OF NEW NOTES

    The exchange offer applies to up to $325 million aggregate principal amount of our old notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the same indenture. The terms of the new notes are the same as the terms of the old notes in all material respects except that the new notes:

    - have been registered under the Securities Act,

    - do not include certain rights to registration under the Securities Act, and

    - do not contain transfer restrictions or terms with respect to additional interest payments applicable to the old notes.

New Notes Offered.................  $325 million in aggregate principal amount of 12 3/4%
                                    senior notes due 2009.

Maturity..........................  April 15, 2009.

Interest..........................  The new notes will bear interest at a fixed annual rate of 12 3/4%, to be paid in cash every six months on April
                                    15 and October 15 of each year, beginning on October 15,
                                    1999.

Ranking...........................  The new notes will be our general unsecured senior obligations, except as described under "--Security."
                                    They will rank equally with all of our other existing
                                    and future unsecured debt and unsubordinated debt. They
                                    will effectively rank junior to all of our secured debt,
                                    to the extent of the value of the assets securing the
                                    debt. In addition, they will effectively rank junior to
                                    all existing and future debt of any or our subsidiaries.

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
                                    As of June 30, 1999, we had outstanding debt of
                                    approximately $494.3 million, of which

                                    - approximately $0.6 million is secured debt, which
                                    effectively would have ranked senior in right of payment
                                      to the new notes, and

                                    - approximately $493.7 million is unsecured and
                                      unsubordinated debt, which would have ranked equally
                                      in right of payment with the new notes.

                                    As of June 30, 1999, our subsidiaries had no outstanding
                                    debt.

Change of Control.................  Upon certain change-of-control events, each holder of new notes may require us to purchase all or a portion of
                                    its new notes at a purchase price equal to 101% of the
                                    principal amount thereof, plus any accrued and unpaid
                                    interest and liquidated damages. See "Description of the
                                    Notes--Certain Covenants--CHANGE OF CONTROL."

Asset Sale Offer..................  Subject to certain conditions, we must offer to purchase new notes with the net cash proceeds of certain asset
                                    sales at a purchase price equal to 100% of the principal
                                    amount thereof, plus any accrued and unpaid interest and
                                    liquidated damages. See "Description of the
                                    Notes--Certain Covenants-- DISPOSITION OF PROCEEDS OF
                                    ASSET SALES."

Optional Redemption...............  We may redeem the new notes, in whole or in part, at any time on or after April 15, 2004 at the redemption prices
                                    listed in the section "Description of Notes" under the
                                    heading "Optional Redemption."

Public Equity Offering and
  Strategic Equity Sale Optional
  Redemption......................  Before April 15, 2002, we may redeem up to 35% of the aggregate principal amount of the new notes originally
                                    issued in certain circumstances with the net proceeds of
                                    certain public equity offerings and/or certain private
                                    sales of capital stock to strategic equity investors, at
                                    112.75% of the principal amount of the new notes
                                    redeemed, plus any accrued interest and any liquidated
                                    damages, if at least 65% of the aggregate principal
                                    amount of the new notes originally issued remains
                                    outstanding immediately after such redemption.

Basic Covenants of the              The indenture governing the new notes will contain
  Indenture.......................  covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries
                                    to:

                                    - incur additional debt,

                                    - pay dividends on, redeem or repurchase our capital
                                      stock,

                                    - make investments,

                                    - grant security interests in our assets,
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
                                    - consolidate, merge or transfer all or substantially
                                    all of our assets,

                                    - restrict dividend or other payments to us by our
                                    restricted subsidiaries,

                                    - dispose of the proceeds of asset sales,

                                    - issue and sell capital stock of our restricted
                                      subsidiaries,

                                    - engage in transactions with related persons,

                                    - enter new lines of business,

                                    - issue guarantees of our other debt by our restricted
                                      subsidiaries,

                                    - engage in sale/leaseback transactions and

                                    - designate unrestricted subsidiaries.

                                    These covenants are subject to important exceptions and
                                    qualifications, which are described under the headings
                                    "Description of the Notes--Certain Covenants" and "--
                                    Consolidation, Merger, Sale of Assets, Etc."

Security..........................  We used approximately $113.2 million of the net proceeds from the issuance of the old notes to purchase a
                                    portfolio of U.S. government securities in an amount
                                    sufficient to pay the first six scheduled payments of
                                    interest on the new notes. We pledged this portfolio of
                                    securities for the ratable benefit of the holders of the
                                    new notes and the 1998 senior discount notes and may
                                    under certain circumstances substitute other readily
                                    marketable securities.

Registration Rights...............  Holders of new notes are not entitled to any registration rights with respect to the new notes.
                                    Pursuant to the registration rights agreement among the
                                    initial purchasers of the old notes and us, we agreed to
                                    file an exchange offer registration statement with
                                    respect to an offer to exchange the old notes for the
                                    new notes. The registration statement of which this
                                    prospectus is a part constitutes such exchange offer
                                    registration statement. Once this exchange offer is
                                    consummated, we will have no further obligations to
                                    register any old notes not tendered for exchange.

Use of Proceeds...................  We will not receive any proceeds from, and will bear the expenses of, the exchange offer.

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                                  RISK FACTORS

    AN INVESTMENT IN THE NEW NOTES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS OFFERING MEMORANDUM BEFORE TENDERING YOUR OLD NOTES FOR NEW NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A SHORT OPERATING HISTORY

    We formed our company in February 1997, and we have a short operating history for you to review in evaluating our business. We have limited historical financial and operating data upon which you can evaluate our business and prospects. We entered into our first interconnection agreement with an incumbent carrier in July 1997 and began to offer commercial services in San Diego in April 1998. We have limited commercial operations and have recognized limited revenues since our inception. In addition, our senior management team and our other employees have worked together at our company for only a short period of time.

BECAUSE OUR MARKET IS NEW AND EVOLVING, WE CANNOT PREDICT ITS FUTURE GROWTH OR ULTIMATE SIZE, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

    The market for packet-based high-speed digital communication services using telephone lines is in the early stages of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of high-speed digital communication services are testing products from various suppliers for various applications, and suppliers have not broadly adopted an industry standard. Certain critical issues concerning commercial use of DSL for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, these events could materially and adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes.

    Our success will depend on the development of this new and rapidly evolving market and our ability to compete effectively in this market. To address these risks, we must, among other things:

    - rapidly expand the geographic coverage of our network services;

    - raise additional capital;

    - enter into interconnection agreements and working arrangements with additional incumbent carriers, substantially all of which we expect to be our competitors;

    - deploy an effective network infrastructure;

    - attract and retain customers;

    - successfully develop relationships and activities with our partners and distributors, including MCI WorldCom, Microsoft, Qwest and Cisco;

    - continue to attract, retain and motivate qualified personnel;

    - accurately assess potential markets and effectively respond to competitive developments;

    - continue to develop and integrate our operational support system and other back office systems;

    - obtain any required governmental authorizations;

    - comply with evolving governmental regulatory requirements;

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
    - increase awareness of our services;

    - continue to upgrade our technologies; and

    - effectively manage our expanding operations.

    We may not be successful in addressing these and other risks, and our failure to address risks would materially and adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN

    We have not validated our business model and strategy in the market. We believe that the combination of our unproven business model and the highly competitive and fast changing market in which we compete makes it impossible to predict the extent to which our network service will achieve market acceptance and our overall success. To be successful, we must develop and market network services that are widely accepted by businesses at profitable prices. We may never be able to deploy our network as planned, achieve significant market acceptance, favorable operating results or profitability or generate sufficient cash flow to repay our debt. Of the approximately 12,200 lines that are in service or that we have committed to deliver to date, we installed or committed approximately 10,150 to only three customers. None of our large business customers has rolled out our services broadly to its employees, and we cannot be certain when or if these rollouts will occur. We will not receive significant revenue from our large customers unless these rollouts occur. Any continued or ongoing failure for any reason of large business customers to roll out our services, failure to validate our business model in the market, including failure to build out our network, achieve widespread market acceptance or sustain desired pricing would materially and adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes.

WE EXPECT OUR LOSSES TO CONTINUE

    We have incurred losses and experienced negative operating cash flow for each month since our formation. As of June 30, 1999, we had an accumulated deficit of approximately $105.5 million. We intend to rapidly and substantially increase our expenditures and operating expenses in an effort to expand our network services. We expect to have annual interest and amortization expense relating to our 1998 senior discount notes and the new notes of approximately $52.2 million in 1999 and increasing to $81.0 million in 2003, and additional interest expense relating to the notes offered hereby. In addition, we may incur more debt in the future. Furthermore, as a result of recent business relationships arising from preferred stock and warrant issuances and of previous stock option grants, we anticipate that there will be significant charges to earnings in future periods. We estimate that these charges will total approximately $8.5 million per year over each of the next several years. As a result of these factors, we expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We will need to obtain additional financing to pay our expenses and to make payments on our debt. We cannot give you any assurance about whether or when we will have sufficient revenues to satisfy our funding requirements or pay our debt service obligations, including our obligations under the new notes.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

    Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include:

    - the rate of customer acquisition and turnover;

    - the prices our customers are willing to pay;

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
    - the amount and timing of expenditures relating to the expansion of our services and infrastructure;

    - the timing and availability of incumbent carrier central office collocation facilities and transport facilities;

    - the success of our relationships with our partners and distributors, including MCI WorldCom, Microsoft, Qwest and Cisco;

    - our ability to deploy our network on a timely basis;

    - introduction of new services or technologies by our competitors;

    - price competition;

    - the ability of our equipment and service suppliers to meet our needs;

    - regulatory developments, including interpretations of the 1996 Telecommunications Act;

    - technical difficulties or network downtime;

    - the success of our strategic alliances; and

    - the condition of the telecommunication and network service industries and general economic conditions.

    Because of these factors, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, any trading price of the new notes would likely decline.

IF SALES FORECASTED FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE TO THE LENGTHY SALES CYCLE OF OUR SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WILL BE HARMED

    The sales cycle of our network services can be very lengthy, particularly for large businesses. The sales cycle for large businesses typically involves:

    - a significant technical evaluation;

    - an initial trial rollout to a relatively small number of end users;

    - a commitment of capital and other resources by the customer;

    - delays associated with the customer's internal procedures to approve large capital expenditures;

    - time required to engineer the deployment of our services;

    - coordination of the activation of multiple access lines with incumbent carriers; and

    - testing and acceptance of our services.

    For these and other reasons, our sales cycle for large businesses lasts at least six months. During this lengthy sales cycle, we will incur significant expenses in advance of the receipt of revenues. If sales that we forecast for a particular period do not occur because of our lengthy sales cycle, this event could materially and adversely affect our business, prospects, operating results and ability to make payments on our debt, including the new notes, during that period.

WE DEPEND ON INCUMBENT CARRIERS FOR COLLOCATION AND TRANSMISSION FACILITIES

    We must use copper telephone lines controlled by the incumbent carriers to provide DSL connections to customers. We also depend on the incumbent carriers for collocation and for a substantial portion of the transmission facilities we use to connect our equipment in incumbent carrier central offices to our Metro Service Centers. In addition, we depend on the incumbent carriers to test and maintain the quality of the copper lines that we use. We have not established a history of obtaining access to collocation and transmission facilities from incumbent carriers in large volumes. In many cases, we may be unable to obtain access to collocation and transmission facilities from the incumbent carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. We have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of the collocation space and telephone lines. An inability to obtain adequate and timely access to collocation space or transmission facilities on acceptable terms and conditions from incumbent carriers could have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the new notes.

    Because we compete with incumbent carriers in our markets, they may be reluctant to cooperate with us. The incumbent carriers may experience, or claim to experience, a shortage of collocation space or transmission capacity. If this occurs, we may not have alternate means of connecting our DSL equipment with the copper lines or connecting our equipment in central offices to Metro Service Centers. We have experienced rejections of some of our collocation applications on the grounds that no space is available. We may receive additional rejections in the future. The number of other competitive local exchange carriers that request collocation space will also affect the availability of collocation space and transmission capacity. If we are unable to obtain physical collocation space or transmission capacity from our targeted incumbent carriers, we may face delays, additional costs or an inability to provide services in certain locations. In many cases where our application for physical collocation is rejected, we expect to have the option of adjacent location--where we install our equipment in a building that is very close to the incumbent carrier central office--or virtual collocation--where the incumbent carrier manages and operates our equipment. While we have used adjacent and virtual collocation in our network, those alternatives reduce our control over our equipment, and therefore may reduce the level of quality and service we provide to our customers. We are currently in an arbitration proceeding with SBC Communications Inc. concerning the availability of DSL-enabled copper lines, as well as other operational issues. Delays in obtaining access to collocation space and telephone lines or the rejection of our applications for collocation could result in delays in, and increased expenses associated with, the rollout of our services, which in turn could have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the notes.

WE ARE UNABLE TO CONTROL THE TERMS AND CONDITIONS UNDER WHICH WE GAIN ACCESS TO INCUMBENT CARRIER COLLOCATION AND TRANSMISSION FACILITIES

    We cannot control the terms under which we collocate our equipment, connect to copper lines or gain the use of an incumbent carrier's transmission facilities. State tariffs, state public utility commissions, the Federal Communications Commission and interconnection agreements with the incumbent carriers determine the price, terms and conditions under which collocation space is made available, and they make these administrative determinations in ongoing hearings. Interconnection agreements and state public utility commissions also determine the terms and conditions of access to copper lines and other components of an incumbent carrier's network. We may be unable to negotiate or enter into interconnection agreements on acceptable terms or at all. In addition, we cannot be sure that incumbent carriers will abide by their obligations under those agreements. Delays in obtaining interconnection agreements would delay our entry into certain markets. In addition, disputes may arise between us and the incumbent carriers with respect to interconnection agreements, and we may be unable to resolve disputes in our favor. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, this inability or delay could adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes. Further, the interconnection agreements are generally short term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. The state commissions, the Federal Communications Commission and the courts oversee, in varying degrees, interconnection arrangements as well as the terms and conditions under which we gain access to incumbent carrier copper lines and transmission facilities. These government entities may modify the terms or prices of our interconnection agreements and our access to incumbent carrier copper lines and transmission facilities in ways that would be adverse to our business. The Federal Communications Commission and state regulatory commissions establish the rates for DSL-capable copper lines as well as other rates, terms and conditions of our dealings with the incumbent carriers in ongoing public hearings. Participation in these hearings will involve significant management time and expense. Incumbent carriers may from time to time propose new rates, and the outcomes of hearings and rulings could have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the new notes.

WE DEPEND ON THIRD PARTIES, PARTICULARLY MCI WORLDCOM, MICROSOFT, QWEST AND CISCO, FOR THE MARKETING AND SALES OF OUR NETWORK SERVICES

    We will rely significantly on indirect sales channels for the marketing and sales of our network services. We will seek to establish relationships with numerous service providers, including Internet Service Providers, interexchange carriers, other competitive carriers and value-added resellers, to gain access to customers. Our agreements to date with service providers are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis, allowing service providers to resell services offered by our competitors. These agreements are generally short term, and can be cancelled by the service provider without significant financial consequence. We cannot control how these service providers perform and cannot be certain that their performance will be satisfactory to us or our customers. Many of these companies also compete with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast for any reason, or if the service providers with which we have contracted are unsuccessful in competing in their own intensely competitive markets, these events would have a material and adverse effect on our business, prospects, operating results and financial condition.

    We expect to rely particularly on the sales and marketing efforts of our strategic partners, including MCI WorldCom, Microsoft, Qwest and Cisco. While our agreements with MCI WorldCom and Qwest call for them to sell 200,000 DSL lines, the agreements also enable MCI WorldCom and Qwest to terminate their respective agreements under certain circumstances and to receive offsets and credits under other circumstances. Therefore, MCI WorldCom and Qwest might sell significantly fewer than 200,000 DSL lines, or we might receive significantly lower revenues than we otherwise would.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from incumbent carriers, traditional and new long distance carriers, cable modem service providers, Internet Service Providers, wireless and satellite data service providers and other competitive carriers. Incumbent carriers have existing metropolitan area networks and circuit-switched local access networks. In addition, most incumbent carriers are establishing their own Internet Service Provider businesses and are in some stage of market trials and retail sales of DSL-based access services. Some incumbent carriers have announced that they intend to aggressively market these services to their residential customers at attractive prices. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. In addition, we may experience substantial customer turnover in the future. Many providers of telecommunications and networking services experience high rates of customer turnover.

    Many of the leading traditional long distance carriers, including AT&T Corporation, MCI WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. The newer long distance carriers, including Williams, Level 3 Communications, Inc. and Qwest, are building and managing high bandwidth, nationwide packet networks and partnering with Internet Service Providers to offer services directly to the public. Cable modem service providers, like @Home Networks, are offering or preparing to offer high-speed Internet access over hybrid fiber networks to consumers, and @Work has positioned itself to do the same for businesses. Several new companies are emerging as wireless, including satellite-based, data service providers. Internet Service Providers, including some with significant and even nationwide presences, provide Internet access to residential and business customers, generally over the incumbent carriers' circuit switched networks, although some have begun offering DSL-based access. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., have begun offering DSL-based access services, and, like us, have attracted strategic equity investors, marketing allies and product development partners. Others are likely to do the same in the future. In addition, regional Internet Service Providers and competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net, Inc. have begun offering DSL-based access services that compete with the services we offer. As a result of increasing competition for our services, we are experiencing substantial price competition, particularly with respect to sales generated through our indirect sales channels.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Some of the technologies used by these competitors for local access connections include integrated services digital network (ISDN), DSL, wireless data and cable modems. Some of the competitive factors in our markets include transmission speed, reliability of service, breadth of service availability, price performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with many of our competitors with regard to, among other things, brand recognition, existing relationships with end users, available pricing discounts, central office access, capital availability and exclusive contracts. Substantially all of our competitors and potential competitors have substantially greater resources than us. We may not be able to compete effectively in our target markets. Our failure to compete effectively would have a material and adverse effect on our business, prospects, operating results and financial condition. See "Business--Competition."

OUR NETWORK SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE BECAUSE OUR PRICES ARE OFTEN HIGHER THAN THOSE CHARGED FOR COMPETING SERVICES

    Our prices are in some cases higher than those that our competitors charge for some of their services. Prices for digital communications services have fallen historically, and we expect prices in the industry in general, and for the services we offer now and plan to offer in the future, to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Our prices may not permit our network services to gain a desirable level of commercial acceptance, and we may be unable to sustain any current or future pricing levels. Due to these factors, we cannot accurately forecast our revenues or the rate at which we will add new customers.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

    The expansion and development of our business will require significant additional capital. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to provide service in our targeted markets. We believe that our current capital resources will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately June 2001. We will not have completed our network rollout by this date and will need additional capital, whether or not our estimate on how long current capital resources will last is accurate. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. Therefore, you should consider our estimate in light of the following facts:

    - we have no meaningful history of operations or revenues;

    - our estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, if we are unable to generate revenues in the amount and within the time frame we expect or if we have unexpected cost increases; and

    - we face many challenges and risks, including those discussed elsewhere in "Risk Factors."

    We may be unable to obtain any future equity or debt financing on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. The indentures that govern the old notes and the 1998 senior discount notes restrict our ability to obtain additional debt financing. Any future borrowing instruments, such as credit facilities and lease agreements, are likely to contain similar or more restrictive covenants and could require us to pledge assets as security for the borrowings. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our network services or take other actions that could adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes. If we are unable to generate sufficient cash flow or obtain funds necessary to meet required payments of our debt, then we will be in default on our debt instruments. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    A significant portion of the services that we offer through our subsidiaries is subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have an adverse impact on our business, prospects, operating results and financial condition. In addition, we may expend significant financial and managerial resources to participate in rule-setting proceedings at either the federal or state level, without achieving a favorable result. The Federal Communications Commission prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares with the state regulatory commissions. In particular, we believe that incumbent carriers will work aggressively to modify or restrict the operation of many provisions of the 1996 Telecommunications Act. We expect incumbent carriers will pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to the incumbent carriers and against the interest of competitive carriers such as us. If the incumbent carriers succeed in any of their efforts, if these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, these events could have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the new notes. For more details about our regulatory situation, please see "Business-- Government Regulation."

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US

    We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations in an effort to achieve our network rollout and deployment objectives. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with their expectations. As a result, rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage any growth of our operations, we must:

    - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

    - hire, train and manage additional qualified personnel;

    - expand and upgrade our core technologies; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could materially and adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes.

OUR SUBSTANTIAL DEBT CREATES FINANCIAL AND OPERATING RISK

    We are highly leveraged, and we intend to seek additional debt funding in the future. As of June 30, 1999, we had approximately $494.3 million of outstanding debt, and our debt made up 66.8% of our capitalization. Please see "Capitalization." We are not generating any meaningful revenue to fund our operations or to repay our debt, including the notes. Our substantial leverage poses the risks that:

    - we may be unable to repay our debt, including the notes, due to one or more events discussed in "Risk Factors;"

    - we may be unable to obtain additional financing;

    - we must dedicate a substantial portion of our cash flow from operations to servicing our debt once our debt requires us to make cash interest payments, and any remaining cash flow may not be adequate to fund our planned operations; and

    - we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGE, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

    The telecommunications industry is subject to rapid and significant technological changes, such as continuing developments in DSL technology and alternative technologies for providing high-speed data communications. We cannot predict the effect of technological changes on our business. We will rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to communications and networking technology. We expect that new products and technologies applicable to our market will emerge. New products and technologies may be superior and/or render obsolete the products and technologies that we currently use. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technology on acceptable terms or at all, and we may be unable to adapt to new technologies and offer services in a competitive manner. Our joint development projects with Cisco and MCI WorldCom and our strategic arrangement with Microsoft may not produce useful technologies or services for us. Further, new technologies and products may not be compatible with our technologies and business plan. We believe that the telecommunications industry must set standards to allow for the compatibility of various products and technologies. However, the industry may not set standards on a timely basis or at all. In addition, many of the products and technologies that we intend to use in our network services are relatively new and unproven and may be unreliable.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OUR NETWORK SERVICES AND PROVIDE HIGH PERFORMANCE TO A SUBSTANTIAL NUMBER OF END USERS

    Due to the limited deployment of our network services, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. While digital transmission speeds of up to 7.1 Mbps are possible on certain portions of our network, that speed is not available over a majority of our network. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market.

OUR SERVICES MAY SUFFER BECAUSE THE TELEPHONE LINES WE REQUIRE MAY BE UNAVAILABLE OR IN POOR CONDITION

    Our ability to provide DSL-based services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent carriers. We believe that the current condition of telephone lines in many cases will be inadequate to permit us to fully implement our network services. In addition, the incumbent carriers may not maintain the telephone lines in a condition that will allow us to implement our network effectively. The telephone lines may not be of sufficient quality or the incumbent carriers may claim they are not of sufficient quality to allow us to fully implement or operate our network services. Further, some customers use technologies other than copper lines to provide telephone services, and DSL might not be available to these customers.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL AND ON THE PERFORMANCE OF THOSE PERSONNEL

    Our success depends on the performance of our officers and key employees, especially our Chief Executive Officer. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our senior management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, network engineering and product management. Please see "Business--Employees" and "Management."

WE DEPEND ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD SERVICE

    We currently plan to purchase all of our equipment from many vendors and outsource the majority of the installation and field service of our networks to third parties. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. If any of our suppliers reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us, this reduction or interruption could disrupt our business. Although multiple manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

    Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services. Additionally, if an incumbent carrier, competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

    Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and Internet Service Providers have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR ROLLOUT OR HARM OUR SERVICES

    All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered with by, other transport technologies on the copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing voice services. We believe that a workable plan that takes into account all technologies could be implemented in a scalable way across all incumbent carriers using existing plant engineering principles. There are several initiatives underway to establish national standards and principles for the deployment of DSL technologies. We believe that our technologies can be deployed consistently with these evolving standards. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. State or federal regulators could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

WE DEPEND ON THIRD PARTIES FOR FIBER OPTIC TRANSPORT FACILITIES

    We depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. These third party fiber optic carriers include long distance carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. This approach includes a number of risks. For instance, we may be unable to negotiate and renew favorable supply agreements. Further, we depend on the timeliness of these companies to process our orders for customers who seek to use our services. We have in the past experienced supply problems with certain of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. Moreover, the fiber optic transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks.

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. The division of our services between interstate and intrastate services is a matter of interpretation, and in the future the Federal Communications Commission or relevant state commission authorities may contest this division. A change in the characterization of the jurisdiction of our services could cause our payment obligations to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

    We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have applied for trademarks and servicemarks on certain terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. The steps we have taken may be inadequate to protect our technology or other intellectual property. Moreover, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we rely upon to conduct our business. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

    In the last few years the general health of the economy, particularly the economy of California where we have conducted a significant portion of our operations to date, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear a decline is imminent, these individuals and companies may reduce expenditures such as those for our services. Any decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Any delays would have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the new notes.

WE MAY BE UNABLE TO SATISFY, OR MAY BE ADVERSELY CONSTRAINED BY, THE COVENANTS IN OUR EXISTING DEBT SECURITIES

    The indentures governing the old notes and the 1998 senior discount notes impose significant restrictions on how we can conduct our business. For example, the restrictions prohibit or limit our ability to incur additional debt, make dividend payments and engage in certain business activities. The restrictions may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future senior debt that we may incur will likely impose additional restrictions on us. If we fail to comply with any existing or future restrictions, we could default under the terms of the applicable debt, including the new notes, and be unable to meet our debt obligations. If we default, the holders of the applicable debt could demand that we pay the debt, including interest, immediately. We may be unable to make the required payments or raise sufficient funds from alternative sources to make the payments. Even if additional financing is available in the event that we default, it may not be on acceptable terms.

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY, HAVE INTERESTS THAT MAY CONFLICT WITH THE INTERESTS OF THE HOLDERS OF NEW NOTES AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY

    Our executive officers and directors and principal stockholders together beneficially own approximately 77.0% of the total voting power of our company. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. Certain decisions concerning our operations or financial structure may present conflicts of interest between the stockholders and the holders of new notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the stockholders' interests may conflict with those of the holders of new notes. In addition, the stockholders may wish to pursue acquisitions, divestitures, financings or other transactions and business strategies that, in their judgment, could enhance their equity investment in our company, even though these transactions might involve increased risks to the holders of new notes.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

    Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address our Year 2000 issues.

    Our Year 2000 plan applies to two areas: internal business systems and compliance by external customers and providers. We have completed our Year 2000 compliance testing for all of our internal systems and believe that they are Year 2000 compliant. Because we are a young company, we believe we have been able to build our business systems with the Year 2000 issue in mind. Therefore, there have been few Year 2000 changes required to our existing systems and applications. We have substantially completed a compliance check of our external customers and providers, except for the incumbent carriers. Based on responses from these third parties, other than the incumbent carriers, we have no information or data to suggest that they will not experience Year 2000 problems that would materially and adversely affect our business. We have not been able to conduct a compliance check of incumbent carriers nor assess the incumbent carriers' Year 2000 compliance. To the extent that one or more incumbent carriers or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and financial condition. We have not fully determined the risks associated with the reasonably worst-case scenario and have not formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific contingency plan in place in the future.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN

    As a result of our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, operating results and ability to repay our debt, including the new notes.

THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT AND OUR SUBSIDIARIES' DEBT

    The new notes will be senior unsecured obligations and will rank equally in right of payment with all other existing and future senior unsecured debt we incur, including our 1998 senior discount notes. Our assets, the assets of our current subsidiaries and the assets of any future subsidiaries will not secure the new notes, except to the extent described under "Description of the New Notes--Security." The indenture governing the old notes permits us and our subsidiaries to incur certain secured debt in the future. Please see "Description of Notes--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS." Any secured debt would have a prior claim over the new notes to the extent of the assets that secure such debt. For example, the holders of secured debt would have the right to receive payment with respect to their collateral before any payment to the holders of general unsecured debt, including the old notes, if we or our subsidiaries were to default on the secured debt or if we or our subsidiaries undergo a bankruptcy, liquidation or reorganization. In addition, none of our current or future subsidiaries will guarantee the new notes; therefore, the old notes will rank behind all debt and other liabilities of our subsidiaries, including subordinated debt and trade payables. Please see "Description of the New Notes--Certain Covenants--LIMITATION ON LIENS SECURING INDEBTEDNESS."

CONSEQUENCES OF NOT TENDERING OLD NOTES IN THE EXCHANGE OFFER

    Upon consummation of the exchange offer, we will have no further obligation to register your old notes. Thereafter, if you do not tender your old notes in the exchange offer, you will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to us that such an exemption is available. These restrictions would limit the trading market and price for the old notes.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES

    No trading market for the new notes we are offering currently exists. Although we expect the new notes to be eligible for trading in the PORTAL(SM) market, no such liquid market might develop for the new notes, and their holders might be unable to sell them. Future trading prices of the new notes will depend on many factors, such as:

    - prevailing interest rates;

    - our operating results; and

    - the market for similar securities.

    The initial purchasers advised us that they intend to make a market in the new notes. However, they are not obligated to do so, and they may discontinue any market-making activities at any time without notice. We do not intend to apply to list the new notes on any securities exchange or automated quotation system.

OUR SALE OF THE NOTES MIGHT BE DEEMED TO BE A FRAUDULENT TRANSFER

    Federal bankruptcy law and state fraudulent transfer laws govern the conveyance of debt instruments. If, when we incurred the debt evidenced by the new notes, we received less than reasonably equivalent value or fair consideration for the incurrence of the new notes, and if we:

    - were or are either insolvent or rendered insolvent by reason of such incurrence;

    - were or are engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

    - intended or intend to incur, or believed or believe that we would incur, debts beyond our ability to repay as they mature;

then the new notes could be voided, or claims based on the new notes could be subordinated to all of our other debts. In addition, our payment of interest and principal pursuant to the new notes could be voided and required to be returned to us or to someone acting on our behalf. The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any particular proceeding. Although we believe we are solvent, a court may disagree. In rendering their opinion on the validity of the new notes, our counsel and counsel for the initial purchasers will express no opinion regarding federal or state laws governing fraudulent transfers.

WE MAY BE UNABLE TO MAKE PAYMENTS UPON A CHANGE OF CONTROL

    If we merge, sell our company or sell most of our assets, then the indenture governing the notes and the indenture related to the 1998 senior discount notes will require us to offer to repurchase all of the outstanding notes and 1998 senior discount notes for a cash purchase price of 101% of their principal amount or accreted value, as the case may be, plus any accrued interest and liquidated damages. If such an event occurs, we may be unable to repay all of our obligations under the notes, the 1998 senior discount notes and any other debt that may become payable because of that event. In addition, other debt we have incurred may restrict us from repurchasing the new notes upon a change of control. We may be unable to refinance any of these obligations on commercially reasonable terms, if at all, and therefore we may be unable to repurchase any of the new notes upon a change of control. Please see "Description of the Notes--Certain Covenants--CHANGE OF CONTROL."

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive an equivalent principal amount of old notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

    Our net proceeds from the issuance of the old notes were approximately $314.5 million after deducting discounts, commissions and expenses of the issuance. We used approximately $113.2 million of such proceeds to purchase a portfolio of U.S. government securities in an amount sufficient to pay the first six scheduled interest payments under the notes. See "Description of the Notes--Security." The remaining net proceeds from the issuance of the old notes is being used for expenses associated with the continued development of our sales and marketing activities, to fund operating losses, to pay our debt obligations and for general corporate purposes. Pending use of the net proceeds, we are investing them in short-term, investment grade securities to the extent permitted by the covenants governing the new notes and our 1998 senior discount notes and our existing debt and any statistical asset tests imposed by the Investment Company Act of 1940.

    The actual amounts we spend will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures, the amount of cash generated by our operations and other factors, many of which are beyond our control. Additionally, we may modify the number, selection and timing of our entry with respect to any or all of our targeted markets. Accordingly, our management will retain broad discretion in the allocation of the net proceeds. Please see "Risk Factors--We will need significant additional funds, which we may not be able to obtain" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

    We have not paid any dividends since our inception and do not intend to pay any dividends on our capital stock in the foreseeable future. In addition, the terms of the indentures relating to the 1998 senior discount notes and the new notes restrict our ability to pay dividends on our capital stock.

                                 CAPITALIZATION

    The following unaudited table sets forth our capitalization as of June 30, 1999:

    - on an actual basis; and

    - as adjusted to reflect the "net exercise" of warrants issued in connection with our 1998 senior discount notes to purchase 3,961,862 shares of common stock on August 11, 1999.

    Please read this table in conjunction with our consolidated financial statements, the related notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this offering memorandum.

                                                                                                   AS OF
                                                                                               JUNE 30, 1999
                                                                                                (UNAUDITED)
                                                                                           ----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                               (IN THOUSANDS)

Cash, cash equivalents and short-term investments........................................  $ 516,025   $ 515,525
                                                                                           ---------  -----------
                                                                                           ---------  -----------
Restricted cash (1)......................................................................  $ 113,211   $ 113,211
                                                                                           ---------  -----------
                                                                                           ---------  -----------
Debt:
  Bank note (2)..........................................................................  $     611   $     611
  13 1/2% senior discount notes due 2008.................................................    168,701     168,701
  12 3/4% senior notes due 2009..........................................................    325,000     325,000
                                                                                           ---------  -----------
    Total debt...........................................................................    494,312     494,312
                                                                                           ---------  -----------
Mandatorily redeemable common stock warrants.............................................      6,567       1,070
                                                                                           ---------  -----------
Stockholders' equity:
Common stock, $0.001 par value; 250,000,000 shares authorized actual and pro forma;
  72,708,777 shares issued actual and 76,670,639 shares issued pro forma (3).............         73          77
Treasury stock, at cost; 486,595 shares..................................................        (20)        (20)
Additional paid-in capital...............................................................    344,394     349,887
Warrants.................................................................................     10,247      10,247
Deferred compensation....................................................................    (10,086)    (10,086)
Accumulated deficit......................................................................   (105,511)   (106,011)
                                                                                           ---------  -----------
    Total stockholders' equity...........................................................    239,097     244,094
                                                                                           ---------  -----------
      Total capitalization...............................................................  $ 739,976   $ 739,476
                                                                                           ---------  -----------
                                                                                           ---------  -----------

------------------------------
(1) Reflects the portion of the net proceeds from the issuance of the 12 3/4% senior notes used to purchase a portfolio of U.S. government securities to fund the first six scheduled interest payments on the notes.
(2) Consists of a $1.0 million note payable to Silicon Valley Bank which is being amortized over a 36-month period that ends in April 2001.
(3) Excludes 37,339 shares of common stock issued between July 1, 1999 and August 31, 1999 upon the exercise of options. Also excludes 2,974,031 shares of common stock issuable upon the exercise of outstanding warrants and 4,782,725 shares of common stock issuable upon the exercise of outstanding options as of August 31, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following statement of operations data for the period from February 27, 1997 to December 31, 1997, the year ended December 31, 1998 and for the six-month periods ended June 30, 1998 and June 30, 1999, and the balance sheet data as of December 31, 1997, December 31, 1998 and June 30, 1999 (actual) have been derived from our consolidated financial statements and the related notes to the financial statements. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this offering memorandum.

                                                                                                      SIX MONTHS ENDED
                                                        FEBRUARY 27, 1997                     --------------------------------
                                                         (INCEPTION) TO       YEAR ENDED       JUNE 30, 1998    JUNE 30, 1999
                                                        DECEMBER 31, 1997  DECEMBER 31, 1998    (UNAUDITED)      (UNAUDITED)
                                                        -----------------  -----------------  ---------------  ---------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue.............................................      $      --          $     528         $      82        $   2,300
  Operating expenses:
    Network and service costs.........................             --              4,695               665           18,170
    Selling, marketing, general and administrative....          2,534             23,153             6,984           36,118
    Depreciation and amortization.....................              1              1,081                35            3,796
                                                             --------           --------      ---------------  ---------------
      Total operating expenses........................          2,535             28,929             7,684           58,084
                                                             --------           --------      ---------------  ---------------
  Loss from operations................................         (2,535)           (28,401)           (7,602)         (55,784)
  Interest and other income (expense), net............            113             (7,933)           (1,547)         (10,971)
                                                             --------           --------      ---------------  ---------------
  Net loss............................................      $  (2,422)         $ (36,334)        $  (9,149)       $ (66,755)
                                                             --------           --------      ---------------  ---------------
                                                             --------           --------      ---------------  ---------------
  Net loss per share (basic and diluted)..............      $   (1.12)         $  (12.18)        $   (4.02)       $   (1.97)
                                                             --------           --------      ---------------  ---------------
                                                             --------           --------      ---------------  ---------------
OTHER FINANCIAL DATA:
  EBITDA (1)..........................................      $  (2,342)         $ (26,562)        $  (7,329)       $ (50,341)
  Adjusted EBITDA (2).................................         (2,342)           (24,970)           (7,224)         (44,128)
  Net cash used for operating activities..............         (1,560)           (19,024)           (5,529)         (45,900)
  Net cash used for investing activities..............         (1,345)          (139,032)           (6,485)        (304,288)
  Net cash provided by financing activities...........         13,071            169,205           165,216          626,056
  Deficiency of earnings to cover fixed charges (3)...         (2,422)           (36,334)           (9,149)         (66,755)

                                                                                                         AS OF JUNE 30, 1999
                                                                                                             (UNAUDITED)
                                                                     AS OF               AS OF        --------------------------
                                                               DECEMBER 31, 1997   DECEMBER 31, 1998   ACTUAL    AS ADJUSTED (4)
                                                              -------------------  -----------------  ---------  ---------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........       $  10,166           $ 136,812      $ 516,025     $ 515,525
  Restricted cash (5).......................................              --                  --        113,211       113,211
  Equipment and furniture, net..............................           1,621              11,510         73,243        73,243
  Total assets..............................................          12,241             171,726        789,315       788,815
  Total debt................................................             568             158,270        494,312       494,312
  Mandatorily redeemable common stock warrants..............              --               6,567          6,567         1,070
  Total stockholders' equity (deficit)......................          10,346              (6,747)       239,097       244,094

------------------------------

(1) EBITDA consists of the net loss excluding net interest, depreciation and amortization of capital assets, deferred business acquisition costs and deferred compensation expense. EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the period indicated and may be calculated differently than EBITDA for other companies.

(2) Total operating expenses for the year ended December 31, 1998 and the three months ended June 30, 1998 and June 30, 1999 include $1,592,000, $105,000 and $6,213,000, respectively, of operating lease expense to GATX Capital Corporation and Cisco Capital Corporation. No amounts were incurred for operating leases for the period ended December 31, 1997. Adjusted EBITDA reflects EBITDA excluding the GATX and Cisco operating lease expense.

(3) The deficiency of earnings to cover fixed charges represents the dollar amount of earnings required to obtain a one-to-one ratio of fixed charges, which includes interest on debt and the interest component of operating leases.

(4) Adjusts the actual information to give effect to the exercise of warrants issued in connection with our 1998 senior discount notes to purchase 3,961,862 shares of common stock on August 11, 1999.

(5) Reflects the portion of the net proceeds from the issuance of the 12 3/4% senior notes used to purchase a portfolio of U.S. government securities to fund the first six scheduled interest payments on the notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 17 markets: San Diego, San Francisco, San Jose, Oakland/East Bay, Chicago, Los Angeles, Orange County, Boston, Sacramento, New York, Philadelphia, Washington D.C., Detroit, Denver, Seattle, Portland and Baltimore. We intend to continue our network rollout into an additional 16 markets in 1999 and a further 17 markets by the end of 2000.

    Since our inception in February 1997, our primary activities have consisted of:

    - obtaining required governmental authorizations;

    - negotiating and executing interconnection agreements with incumbent carriers;

    - entering into strategic alliances;

    - identifying collocation space and locations for our connection points, metro service centers and business offices;

    - acquiring and deploying equipment and facilities;

    - launching service trials;

    - hiring management and other personnel;

    - raising capital; and

    - developing and integrating our operations support system and other back office systems.

    We have incurred operating losses, net losses and negative operating cash flow for each month since our formation. As of June 30, 1999, we had an accumulated deficit of approximately $105.5 million. We intend to substantially increase our expenditures and operating expenses in an effort to rapidly expand our infrastructure and network services. We expect to incur substantial operating losses, net losses and negative cash flow during the network build-out and initial penetration of each new market we enter. These losses are expected to continue for at least the next several years.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom and Microsoft. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL services in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. In our Microsoft arrangement, we will jointly distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers. In April 1999, we entered into a customer relationship with Qwest Communications Corporation, in connection with which Qwest's subsidiary, U.S. Telesource, Inc., invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line committment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    As a result of recent business relationships arising from preferred stock and warrant issuances and of previous stock option grants, we anticipate that there will be significant charges to earnings in future periods. We estimate that these charges to earnings will total approximately $8.5 million per year over each of the next several years.

FACTORS AFFECTING OPERATIONS

    REVENUE

    The following factors affect our revenue:

    - SERVICE OFFERING. We derive a majority of our operating revenue from DSL access and wide area network services. For both local access and wide area network connections, we bill our customers for monthly recurring charges based on the data transfer speeds selected by the customer. We offer flat rate plans for our services. In addition to monthly service fees, we bill users for nonrecurring service activation and installation charges. We also charge both monthly and nonrecurring charges to each customer for the high-speed connection between our metro service center and the customer's router. To encourage potential customers to adopt our services, we sometimes offer reduced prices for an initial period of time. We expect that, as a result of competitive forces, our prices will decline over time.

    - PENETRATION OF TARGET MARKETS. We base our target market assessment on the number of local area networks in each market, which we believe is the best indication of data intensive business density and potential customers for our services. According to a leading data communications industry source, the total number of business local area networks in the United States is approximately 1.5 million, with an average of 40 users per local area network. Initially, DSL is expected to reach over 70% of the businesses and residences served from the central offices. Within each metropolitan area, we expect to collocate in the appropriate number of central offices to cover 75% of the total market opportunity.

    - TURNOVER. To date, our customer turnover has been minimal. We expect this to increase in the future as competition intensifies.

    NETWORK AND SERVICE COSTS

    Our network and service costs are generally comprised of the following:

    - EQUIPMENT INSTALLATION CHARGES. In each market, we will require a number of field service technicians to install customer premises equipment at end user locations. We currently outsource most of this function.

    - MONTHLY RECURRING AND NONRECURRING LINE AND SERVICE CHARGES. We pay incumbent carriers a one-time installation and activation fee and a monthly service fee for each copper line.

    - METROPOLITAN AREA NETWORK TRANSPORT CHARGES. We incur charges for transport between our connection points and our metro service centers. Currently, these charges are typically for DS-3 services from a competitive carrier or incumbent carrier. These charges also include customer connections to our network.

    - NETWORK FACILITIES OPERATING EXPENSES. We incur various recurring costs at our network locations. These costs include facility rent and utility costs.

    - WIDE AREA NETWORK CONNECTION CHARGES. We pay long distance carriers a one-time installation and activation fee and a monthly service fee for wide area network connections over a frame relay or Asynchronous Transfer Mode network. We are currently leasing these services from long distance carriers.

    - EQUIPMENT OPERATING LEASE EXPENSES. We currently take advantage of short-term operating leases to finance the acquisition of substantially all of our network equipment, including DSL multiplexers, Asynchronous Transfer Mode switches and routers. We may decide to purchase and to capitalize some or all of this equipment in the future.

    - LINE REPAIR AND SUPPORT COSTS. Similar to other telecommunications providers, we estimate that a small percentage of our lines may require repair or support. These costs will consist of field dispatch labor and a portion of our network operations center costs.

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    SELLING, MARKETING, GENERAL AND ADMINISTRATIVE COSTS

    Our selling, marketing, general and administrative expenses include customer service and technical support, information systems, billing and collections, general management and overhead, and administrative functions. Headcount in functional areas, such as customer service, engineering and operations, will increase as we expand our network, and if our number of customers increases.

    - SALES AND MARKETING COSTS. Our sales and marketing efforts focus on attracting and retaining service providers, including national and regional Internet Service Providers, national and regional systems and network integrators, value-added resellers, competitive carriers and long distance carriers, as well as large business customers.

    - GENERAL AND ADMINISTRATIVE COSTS. As we expand our network, we expect the number of employees located in specific markets to grow. Certain functions, such as customer service, network operations, finance, billing and site planning, are likely to remain centralized in order to achieve economies of scale.

    DEPRECIATION AND AMORTIZATION

    Depreciation expense arising from our network equipment will be minimal since leased equipment expenses will reflect most of the cost and financing of this equipment. Collocation fees are capitalized and amortized over an estimated useful life of ten years.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

        REVENUE AND NETWORK AND SERVICE COSTS

    We recorded $2.3 million in revenues for the six months ended June 30, 1999 compared to $82,000 in revenues for the six months ended June 30, 1998. Our network and service costs for the six-month periods were $18.2 million in 1999 compared to $665,000 in 1998. The increases in both revenues and costs resulted from the continued expansion of our operations, as more fully detailed above.

        SELLING, MARKETING, GENERAL AND ADMINISTRATIVE

    During the first half of 1999, our selling, marketing, general, and administrative expenses were $36.1 million, which compares to $7.0 million during the first half of 1998. This increase resulted primarily from additional salary, overhead, marketing, and legal expenses associated with our continuing expansion, as more fully detailed above.

        DEPRECIATION AND AMORTIZATION

    Depreciation and amortization for the six-month periods was $2.1 million in 1999 and $35,000 in 1998. As we continue our expansion into additional markets and central offices, as discussed above, we employ additional equipment and collocation sites that we begin depreciating when we place them in service.

    The increase in amortized deferred business acquisition costs between years from zero in 1998 to $1.7 million in 1999 is a result of the Microsoft and Qwest business relationships as discussed above.

        OTHER INCOME AND EXPENSE

    Interest income was $8.3 million and interest expense was $19.4 million for the six months ended June 30, 1999. This compares to interest income of $1.7 million and interest expense of $3.2 million for the same six-month period in 1998. The increases in 1999 resulted from our financing activities that are described above. These financing activities included our initial public offering of common stock and our issuance of senior debt in April 1999. We invested the proceeds from these financings, which provided increased interest income. Interest and issue cost amortization on the debt, however, contributed to a large increase in interest expense for 1999.

        INCOME TAXES

    We continue to be in a net operating loss tax position through June 30, 1999; consequently, we have not recorded a provision for income taxes for periods through June 30, 1999.

    YEAR ENDED DECEMBER 31, 1998

        REVENUE

    We did not offer commercial services in 1997 and, as a result, did not record any revenue in 1997. During the year ended December 31, 1998, we continued the development of our business operations, commencing service in the San Diego market in April, the San Francisco, the Oakland/East Bay and San Jose markets in July, the Los Angeles and Orange County markets in September and the Chicago market in October. We recorded revenue of $528,000 during this period, which was primarily from DSL service and installation charges, net of discounts given to customers.

        NETWORK AND SERVICE COSTS

    Since we did not offer commercial services in 1997, we did not record any network or service costs in 1997. For the year ended December 31, 1998, we recorded network and service costs of $4.7 million. We expect network and service costs to increase significantly in future periods as we expand our network into additional markets.

        SELLING, MARKETING, GENERAL AND ADMINISTRATIVE

    From inception through December 31, 1997 selling, marketing, general and administrative expenses were $2.5 million and consisted primarily of salaries and legal and consulting fees incurred to establish a management team and develop our business. For the year ended December 31, 1998, we recorded selling, marketing, general and administrative expenses of $23.2 million. This increase is attributable to a continued increase in staffing levels, increased marketing efforts coinciding with the launch of commercial services and increased legal fees associated with the development of additional markets. We expect selling, marketing, general and administrative expenses to continue to increase significantly as we expand our business.

        DEPRECIATION AND AMORTIZATION

    Depreciation from network equipment is minimal since substantially all of this equipment is currently leased. Depreciation and amortization was $1,000 for the period from inception through December 31, 1997 and was $1.1 million for the year ended December 31, 1998. The increase was due to the commencement of our operations in 1998. We expect depreciation and amortization to increase significantly in future periods as we increase capital expenditures to expand our network.

        OTHER INCOME AND EXPENSE

    Other income and expense consists primarily of interest income from our cash and short-term investments and interest expense associated with our debt. From inception through December 31, 1997 net interest income was $113,000, which was primarily attributable to the interest income earned from the proceeds raised in our Series A preferred stock financing. For the year ended December 31, 1998, we recorded net interest expense of $8.0 million, consisting of interest income of $5.8 million generated from invested cash balances, offset by $13.8 million in interest expense. The increase in the interest expense is substantially due to the accretion of interest on the senior discount notes that were issued in May 1998.

        INCOME TAXES

    We generated net operating loss carryforwards of $2.1 million from inception to December 31, 1997 and $35.0 million during the year ended December 31, 1998. We expect significant consolidated losses for the foreseeable future which will generate additional net operating loss carryforwards. However, our ability to use net operating losses may be subject to annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. In

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
the future, if we achieve operating profits and the net operating losses have been exhausted or have expired, we may experience significant tax expense. We recognized no provision for taxes because we operated at a loss throughout 1997 and 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The development and expansion of our business requires significant capital expenditures. These capital expenditures primarily include build-out costs such as the procurement, design and construction of our connection points and one or two metro service center locations in each market, as well as other costs that support our network design.

    The number of targeted central offices in each market varies, as does the average capital cost to build our connection points in such market. Capital expenditures, including payments for collocation fees, were $87.7 million during the first half of 1999. We expect our capital expenditures to be higher in future periods, arising primarily from payments of collocation fees and the purchase of infrastructure equipment necessary for the development and expansion of our network.

    Through June 30, 1999, we have financed our operations and market build-outs primarily through:

    - issuing 12.75 percent senior notes in April 1999 for $314.5 million in net proceeds;

    - issuing common stock in April 1999 in our initial public offering for $210.1 million in net proceeds;

    - issuing 13.50 percent senior discount notes in May 1998 for $144.0 million in net proceeds;

    - private placements of equity totaling $105.8 million; and

    - executing equipment lease lines totaling $68.5 million.

    As of June 30, 1999, we had $629.2 million in cash and investments and we had an accumulated deficit of $105.5 million.

    For the year ended December 31, 1998, the net cash used in our operating activities was $19.0 million. This cash was used for a variety of operating purposes, including salaries, consulting and legal expenses, network operations and overhead expense. Our net cash used for investing activities for the year ended December 31, 1998 was $139.0 million and was used primarily for purchases of short-term investments and equipment and payments of collocation fees. Net cash provided by financing activities for the year ended December 31, 1998 was $169.2 million and primarily came from the issuance of the senior discount notes and of preferred stock.

    For the six months ended June 30, 1998 and June 30, 1999, we used cash of $5.5 million and $45.9 million, respectively, in our operating activities. Salaries, consulting and legal expenses, network operations and overhead expenses all contributed to the operating cash expenditures. For the six months ended June 30, 1998 and June 30, 1999, we used net cash of $6.5 million and $304.3 million, respectively, for investing activities. We used this cash primarily for purchases of short-term investments and equipment and payments of collocation fees. Net cash provided by financing activities for the six months ended June 30, 1998 and June 30, 1999 was $165.2 million and $626.1 million, respectively. These funds were generated primarily from the issuances of equity and senior debt as described above.

    We had $136.8 million in cash and investments at the beginning of 1999. During the first half of 1999, we received $75.0 million from selling Series C and Series D preferred stock and warrant, we received $213.0 million from the sale of common stock, we received $314.5 million from issuing senior debt and we received $23.8 million from the sale/leaseback of operating equipment.

    Our capital requirements may vary based upon the timing and success of our rollout and as a result of regulatory, technological, and competitive developments or if

    - demand for our services or our anticipated cash flow from operations is less or more than expected;

    - our development plans or projections change or prove to be inaccurate;

    - we engage in any acquisitions; or

    - we accelerate deployment of our network services or otherwise alter the schedule or targets of our rollout plan.

    We have not paid any dividends to our shareholders and will not pay dividends for the foreseeable future. Our senior notes contain covenants that restrict our ability to make certain payments, including dividend payments.

    We believe that our existing cash and investment balances as of June 30, 1999, together with the anticipated future revenue generated from operations, will be sufficient to fund our operating losses, capital expenditures, lease payments, and interest payments through approximately June 2001. We expect our operating losses and capital expenditures to increase substantially in the near-term, primarily due to our network expansion. We expect that additional financing will be required in the future. We may attempt to raise financing through some combination of commercial bank borrowings, leasing, vendor financings, or the private or public sale of equity or debt securities. Future equity or debt financings may not be available to us at all, or, if available, may not be on favorable terms. If we are unable to obtain financing in the future, we will continue the expansion of our operations on a reduced scale based on our existing capital resources.

IMPACT OF THE YEAR 2000 ISSUE

    Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address our Year 2000 issues.

    Our Year 2000 plan applies to two areas: internal business systems and compliance by external customers and providers. We have completed our Year 2000 compliance testing for all of our internal systems and believe that they are Year 2000 compliant. Because we are a young company, we believe we have been able to build our business systems with the Year 2000 issue in mind. Therefore, there have been few Year 2000 changes required to our existing systems and applications. We have substantially completed a compliance check of our external customers and providers, except for the incumbent carriers. Based on responses from these third parties, other than the incumbent carriers, we have no information or data to suggest that they will not experience Year 2000 problems that would materially and adversely affect our business. We have not been able to conduct a compliance check of incumbent carriers nor assess the incumbent carriers' Year 2000 compliance. To the extent that one or more incumbent carriers or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the notes. We have not fully determined the risks associated with the reasonably worst-case scenario and have not formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific contingency plan in place in the future.

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
FINANCIAL INFORMATION

    The preceding discussion and analysis is based on our consolidated financial statements and the related notes and should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus.

FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

    - our network rollout plans and strategies;

    - development and management of our business;

    - our ability to attract, retain and motivate qualified personnel;

    - success of our strategic alliances;

    - our ability to attract and retain customers;

    - the extent of acceptance of our services;

    - the market opportunity and trends in the markets for our services;

    - our ability to upgrade our technologies;

    - prices of telecommunication services;

    - the nature of regulatory requirements that apply to us;

    - our ability to obtain any required governmental authorizations;

    - our future capital expenditures and needs;

    - our ability to obtain financing on commercially reasonable terms;

    - our ability to implement a Year 2000 readiness program;

    - our ability to compete; and

    - the extent and nature of competition.

    These statements may be found in this section, in the front inside cover of this prospectus, in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds" and "Business" and in this prospectus generally.

    We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

    - our ability to successfully market our services to current and new customers;

    - our ability to generate customer demand for our services in our target markets;

    - the development of our target market and market opportunities;

    - market pricing for our services and for competing services;

    - the extent of increasing competition;

    - our ability to acquire funds to expand our network;

    - the ability of our equipment and service suppliers to meet our needs;

    - trends in regulatory, legislative and judicial developments;

    - our ability to manage growth of our operations; and

    - our ability to access regions and enter into suitable interconnection agreements with incumbent carriers.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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
                       DESCRIPTION OF OTHER INDEBTEDNESS

    In December 1997 and May 1998, we entered into 36-month lease lines for an aggregate $26.5 million in lease financing with Sun Financial Group, Inc., now GATX Capital Corporation, pursuant to which we lease office equipment, telecommunications equipment, network equipment and furniture on an operating lease basis. In connection with this leasing arrangement, we issued to GATX a warrant to purchase 574,380 shares of common stock at a price of $1.85 per share. GATX transferred warrants to purchase an aggregate of 258,472 of these shares to two parties. These transferred warrants have been exercised. The remaining GATX warrant, exercisable for 315,908 shares of common stock, is immediately exercisable. In March 1999, we entered into additional 36-month lease lines for an aggregate of up to $24 million in lease financing with GATX to be used for equipment. In connection with these March 1999 leases, we issued to GATX warrants to purchase an aggregate of 45,498 shares of common stock at a price of $10.55 per share. These warrants are immediately exercisable. In July 1999, we entered into an additional 36-month lease line for an aggregate of up to $26 million in lease financing with GATX to be used for equipment. In connection with this July 1999 lease, we issued to GATX a warrant to purchase 10,000 shares of common stock at a price of $50 per share. This warrant is immediately exercisable. In April 1999, we entered into an agreement with Cisco Systems Capital Corporation for up to $20 million in equipment lease financing and issued to Cisco a warrant to purchase up to 75,000 shares of common stock at an exercise price per share of $10.55. This warrant is immediately exercisable.

    We also have outstanding $290 million in aggregate principal amount at maturity of senior discount notes, which we issued in May 1998. These 13 1/2% notes were issued at a discount and raised net proceeds of approximately $144.0 million. These notes are senior unsecured obligations that mature with a principal amount of $290 million on May 15, 2008. The discount amount is being accreted to interest expense for the first five years of the 1998 senior discount notes; cash interest on the 1998 senior discount notes will not accrue prior to May 15, 2003, but will do so after that date and will be payable semi-annually each year, commencing November 15, 2003. The 1998 senior discount notes are redeemable at our option, in whole or in part, at any time after May 15, 2003 and, prior to May 15, 2001, out of the proceeds of certain equity offerings, at predetermined redemption prices together with accrued and unpaid interest through the date of redemption. Upon a change of control, each holder of the 1998 senior discount notes may require us to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The 1998 senior discount notes contain certain restrictive covenants, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, sale of stock of subsidiaries, dividends, mergers and transfers of assets.

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
                                    BUSINESS

THE COMPANY

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We have designed our network to give our customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. We offer a variety of DSL technologies that deliver data transfer rates ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, our network provides transfer speeds faster than frame relay and T-1 circuits, and is approximately 125 times the speed of the fastest dial-up modem and over 55 times the speed of integrated services digital network (ISDN) lines. Through our packet-based network, multiple users on a single connection are able to simultaneously access the Internet and private networks. Beyond high-speed access, we also offer a growing suite of features and applications that we can individually configure to each user's needs. We believe our network solutions will increase remote office and worker productivity and reduce the complexity of communications for businesses.

    Since our inception in February 1997, we have made substantial progress in implementing a scalable nationwide network. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 17 markets: San Diego, San Francisco, San Jose, Oakland/East Bay, Chicago, Los Angeles, Orange County, Boston, Sacramento, New York, Philadelphia, Washington D.C., Detroit, Denver, Seattle, Portland and Baltimore. We intend to continue our network rollout into an additional 16 markets in 1999 and a further 17 markets by the end of 2000. Upon completion of this network expansion, we anticipate providing services in 50 of the nation's largest metropolitan areas, which we believe contain 60% of the nation's local area networks. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell and U S WEST, and we are currently pursuing interconnection arrangements with three other incumbent carriers. As of June 30, 1999, we provide service or have installed equipment in over 500 incumbent carrier central offices. We have obtained competitive carrier authority or have been permitted to operate as a competitive carrier in 28 states. We intend to continue to investigate expansion of our network both in the United States and internationally.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom and Microsoft. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. MCI WorldCom will also work with us to develop voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco Systems, Inc. and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In our Microsoft arrangement, we will jointly develop and distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers.

    In April 1999, we entered into a customer relationship with Qwest, in connection with which Qwest's wholly owned subsidiary, U.S. Telesource, invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    We also market our services through our direct sales force and through our partnerships with recognized leaders in the networking industry, including Microsoft and Cisco. Under our strategic partnership with Cisco, Cisco agreed to jointly market and sell our networking solutions to its customer base and will engage in joint development projects with us. As of June 30, 1999, we had over 3,200 lines in service, and we are currently under contract to supply over 9,000 additional DSL lines. Our business customers include QUALCOMM, Cisco, Silicon Graphics, Wind River Systems and Broadcom. Our service provider customers include Epoch Internet, Ingram Micro, Intermedia Communications, Savvis Communications, Verio and Williams Communications.

    In April 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $210.1 million. On April 23, 1999, we completed the sale and issue of the old notes, raising net proceeds of approximately $314.5 million, of which approximately $113.2 million was used to purchase a portfolio of U.S. government securities to secure the payment of the fist six scheduled interest payments on the notes.

    Our senior management team has extensive experience in developing next-generation networking businesses. Our Chairman and Chief Executive Officer, Catherine Hapka, was previously the founder, President and Chief Operating Officer of !NTERPRISE Networking Services, U S WEST's data networking business. Steve Stringer, our President and Chief Operating Officer, was previously the Global Chief Operating Officer of GE Capital IT Solutions. Scott Chandler, our Chief Financial Officer, was previously President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. James Greenberg, our Chief Network Officer, directed the design, planning, operation and construction of Sprint Corporation's data networks. Frank Tolve, our Chief Sales Officer, previously served as Vice President, Sales Operations of Bay Networks. Our sponsors, which include Microsoft, MCI WorldCom's investment fund, a subsidiary of Qwest, Kleiner Perkins Caufield & Byers, Enterprise Partners, Brentwood Venture Capital, the Sprout Group and a subsidiary of Enron Corp., have to date invested approximately $105.3 million.

MARKET OPPORTUNITY

    We believe that a substantial market opportunity exists as a result of the convergence of six factors:

    - the growing demand for high-speed access to the Internet and corporate networks;

    - the inherent limitations of dial-up modems as a connection to data networks;

    - the need for large companies to improve the productivity of their remote offices and workers;

    - the need for small and medium businesses to have an integrated communication solution for their networking requirements;

    - the increasing adoption of DSL and widespread use of packet-based networks; and

    - the 1996 Telecommunications Act.

GROWING DEMAND FOR HIGH-SPEED ACCESS TO THE INTERNET AND CORPORATE NETWORKS

    The value of goods and services sold through the Internet will grow from $2.6 billion in 1996 to $400 billion in 2002, according to analyst projections. Today, business spending for connecting remote workers, branch offices and corporate headquarters to each other and to customers, suppliers and partners--either through the Internet or private networks--is large and growing. Industry analysts estimate that the U.S. market for remote Internet and local area network access will grow from $5.9 billion in 1997 to $11.7 billion by 2002. Industry sources estimate that spending in the United States on distributed networking and network services and applications will grow from $54.2 billion in 1998 to $173 billion in 2002. Much of that growth is expected to result from increased demand for e-mail, Web hosting services, e-commerce, collaboration and real-time video services and applications. Industry sources expect spending on distributed networking and network services and applications to encompass 57% of a company's total annual information technology spending by 2002.

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
LIMITATIONS OF DIAL-UP MODEMS AND INTEGRATED SERVICES DIGITAL NETWORK (ISDN)

    Because only five percent of buildings in the United States are currently connected to high-speed fiber rings--typically large buildings in metropolitan areas or clusters of buildings in regional campus parks--the vast majority of workers who access data networks do so through slow dial-up modems connected to the traditional circuit switched public telephone system. These traditional dial-up modems are creating a bottleneck in data communications because the data-carrying capacity of the fastest commercially available dial-up modem is only 56 Kbps. The capacity of another alternative, an integrated services digital network (ISDN) line, is only 128 Kbps. While integrated services digital network (ISDN) technology provides improved capacity relative to dial-up modems, the cost of an integrated services digital network (ISDN) solution is often prohibitive.

NEEDS OF LARGE BUSINESSES FOR REMOTE OFFICE AND WORKER PRODUCTIVITY

    Many large companies are supporting increasing numbers of remote offices and workers. These companies face the challenge of finding a cost effective way to make their remote workers as productive as those who have access to all of the high performance communications and networking resources available to workers located at corporate headquarters. A high-speed network solution that encompasses access to the corporate local area network, the corporate telephone system, the Internet, the corporate video conferencing system, customers, suppliers and partners would substantially increase remote office and worker productivity. At present, large businesses are incurring significant capital expenditures to purchase equipment to support dial-up modems and integrated services digital network (ISDN) connections, and paying for high cost technical support personnel only to implement networking solutions that fail to optimize worker productivity.

NEEDS OF SMALL AND MEDIUM BUSINESSES FOR INTEGRATED COMMUNICATION SOLUTIONS

    A significant number of small and medium businesses have no practical alternative to dial-up modems or integrated services digital network (ISDN) for their workers to access the Internet and remote local area networks. As a result, these workers suffer productivity limitations associated with slow transmission speeds. In addition, these businesses need to contend with the cost and complexity of retaining multiple vendors for their communication needs: incumbent carriers for local voice traffic; long distance carriers for long distance voice traffic; Internet Service Providers for Internet access; and equipment integrators for on-premises voice and network systems. We believe that these businesses can benefit from working with a single service provider that offers integrated communication solutions, using a single connection.

EMERGENCE OF DSL AND PACKET-BASED TECHNOLOGIES

    DSL technology dramatically increases the data, voice and video carrying capacity of standard copper telephone lines. Because DSL technology uses existing copper telephone lines, a broad network deployment can be implemented rapidly, and requires a lower initial fixed investment than some existing alternative technologies, such as fiber, cable modems and satellite communications systems. A significant portion of the build-out of a DSL-based network is directly related to the demand of paying subscribers, resulting in a success-based deployment of capital.

    Packet-based networks often are more efficient than traditional point-to-point networks, and allow end users to connect to any location that can be assigned an Internet Protocol address. Traditional point-to-point networks, including the traditional telephone network and private line networks, are less efficient because they require a dedicated connection between two locations. Packet-based networks allow multiple users to share connections between locations.

1996 TELECOMMUNICATIONS ACT

    The 1996 Telecommunications Act allows competitive carriers to leverage the existing incumbent carrier infrastructure, as opposed to building a competing infrastructure at significant cost. The 1996

Telecommunications Act requires all incumbent carriers to allow competitive carriers to collocate their equipment along with incumbent carrier equipment in incumbent carrier central offices, which enables competitive carriers to access end users through existing telephone line connections. The 1996 Telecommunications Act was designed to create an incentive for incumbent carriers that were formerly part of the Bell system to cooperate with competitive carriers: these incumbent carriers cannot provide long distance service until regulators determine that there is competition in the incumbent carrier's local market.

MARKET IMPACT OF CONVERGENCE

    We believe the convergence of these factors has had several fundamental effects on the communications market. New carriers can:

    - leverage the existing network infrastructure by obtaining local network access connections, and offer efficient high-speed data, voice and video networks;

    - provide large businesses with productivity enhancing remote office and worker networking solutions;

    - offer small and medium businesses integrated voice and data solutions that reduce the complexity of using multiple vendors for communication services; and

    - build new networks that can provide efficient high-speed access over a single connection to any Internet Protocol address on the Internet and/or corporate network, along with features and applications that can be configured to meet each user's needs.

THE RHYTHMS SOLUTIONS

    We believe our network solutions effectively address many of the unmet communications needs of today's businesses by offering an appealing combination of quality, performance, price and service. Our network consists of:

    - HIGH-SPEED, "ALWAYS ON" LOCAL CONNECTIONS. Our network delivers high-speed, "always on" local access. Using DSL technology over standard copper telephone lines, our network is capable of delivering data transfer rates at speeds ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, the transfer rate is faster than frame relay and T-1 circuits, and is approximately 125 times the rate of the fastest dial-up modem and over 55 times the rate of an integrated services digital network (ISDN) line. Moreover, unlike dial-up modems and integrated services digital network (ISDN) lines, the DSL solution is "always-on"--it does not require users to dial-up to connect to the Internet or their local area network for each use.

    - METROPOLITAN AND WIDE AREA OVERLAY NETWORK. We have designed our network so that we can effectively and efficiently manage data traffic within and among the metropolitan areas in which we offer our services. We use transport services provided by other carriers for local access to users, metropolitan area network connections and for long distance backbone capacity. This overlay network is designed to route and switch traffic within each metropolitan area, keeping local traffic local and sending only long distance traffic over the wide area network, thereby increasing overall network capacity and reliability and minimizing our backbone costs. We manage the network and monitor service levels on a nationwide basis from our Network Operations Center in Denver.

    - PRODUCTIVITY ENHANCING FEATURES AND APPLICATIONS. We offer a growing suite of network-enabled features and applications that extend the functionality of corporate communications and networking resources to remote offices and workers. We also offer remote offices and workers, as well as small and medium businesses high performance Internet access solutions in conjunction with our service provider customers.

    - SERVICE FLEXIBILITY. We have designed our network so that we are able, over a single DSL connection, to individually configure each network user's features and applications.

    - TURNKEY SOLUTION. We offer turnkey network solutions for our customers by providing each customer with a single point of contact for a complete package of services, including network implementation, maintenance, billing and the DSL modem. For large customers, we provide complete project management, including design, implementation and results reporting. In some cases, we also seamlessly link our network operations systems to existing customer information systems to ensure maximum service efficiency.

BUSINESS STRATEGY

    Our goal is to become the leading national service provider of high performance networking solutions for remote offices and workers. We intend to implement the following strategies to achieve our goal:

EXPLOIT EARLY MOVER ADVANTAGE

    We intend to exploit our early market entrance to deploy our network and establish strong relationships with business and service provider customers. As of June 30, 1999, we provide service or had installed our network equipment in over 500 central offices. Installation on this scale requires significant time and resources; therefore, we believe our progress to date provides us a significant time-to-market advantage over would-be competitors. We have gained significant build-out experience, which we believe will streamline our further expansion. In addition, we plan to construct our network rapidly and intend to evaluate the potential acquisition of other companies so that we are an early mover in our other target markets. We intend to exploit our early mover advantage to gain significant market share in our target markets.

FOCUS ON PERFORMANCE-DRIVEN BUSINESS CUSTOMERS

    We believe that the underserved segment of the business networking market that demands high performance is currently relying on dial-up modems or integrated services digital network (ISDN) for network access. Many large businesses have remote offices and workers that are not able to take advantage of the full array of communications and networking resources available to workers at the main office. In addition to offering these businesses high-speed access to the Internet and corporate networks, we intend to offer them network-enabled features and applications that increase worker productivity. Further, we believe that small and medium businesses are looking for an integrated service provider to reduce their reliance on multiple vendors. Accordingly, we intend to offer multiple networking services, including voice and data services over a single DSL connection, to meet the needs of small and medium businesses. We intend to evaluate offering new or enhanced products and services to the consumer market.

EXPAND NETWORK-ENABLED FEATURES AND APPLICATIONS

    We seek to have our network become a platform that facilitates the delivery of productivity-enhancing features and applications to businesses and their employees. By collaborating with industry leaders such as MCI WorldCom, Microsoft and Cisco, we intend to jointly develop features and applications that will meet the needs of our customers. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In addition, we believe that the proliferation of high-speed local access networks, such as our own, will encourage third parties to create more bandwidth-intensive features and applications. One of our objectives in providing these enhanced features and applications is to strengthen customer loyalty and increase revenue per network user.

ESTABLISH STRONG DISTRIBUTION CHANNELS

    We intend to build strong distribution channels. For large businesses, we are building a direct sales force and are entering into strategic joint marketing alliances. We have entered into strategic alliances with Microsoft, MCI WorldCom, Qwest and Cisco. Pursuant to our alliance with Microsoft, we will jointly distribute with Microsoft a co-branded DSL version of the Microsoft Network service focused on our small business customers and our customers' teleworkers. Our strategic alliance with MCI WorldCom designates us as its preferred provider of business DSL connections for large, medium and small businesses. Under our Qwest alliance, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years. In our alliance with Cisco, we have agreed with Cisco to jointly market and sell our networking solutions to large businesses. For small and medium businesses, we will distribute our services through our service provider customers. Over time, we will seek to develop additional strategic alliances, focusing on partners that can both add value to our network and give us a meaningful distribution channel.

PROVIDE SUPERIOR CUSTOMER SERVICE

    As part of our strategy to obtain and retain business and service provider customers, we intend to provide superior service and customer care. We will guarantee high-quality service by providing carrier-class networking solutions and superior customer service. Our carrier-class networking solutions include end-to-end proactive network monitoring and management through our Network Operations Center, 24 hours a day, seven days a week. We also offer multiple security features and a network that we can scale to meet demand. Our customer service includes a personal and Web-based single point of contact, a complete packaged solution including the DSL modem, installation, activation and network management, and specific customer service objectives against which we measure our performance. Our objective in providing outstanding customer service is to provide a high level of customer satisfaction, achieve customer loyalty and accelerate the adoption rate of our service.

STRATEGIC PARTNERSHIPS

MCI WORLDCOM

    In March 1999 (as amended in April, May and July 1999), we entered into a strategic partnership with MCI WorldCom in which MCI WorldCom invested $30.0 million in us. Please see "Certain Relationships and Related
Transactions--Series C Purchase Agreement; Other Agreements with MCI WorldCom."

    - PROVIDING DSL TO MCI WORLDCOM. We have been designated MCI WorldCom's first choice in its alternative carrier access provisioning system for DSL services in areas where we deploy our network for all new DSL services, except for services to certain subsidiaries and in locations where MCI WorldCom deploys its own DSL equipment. In addition, MCI WorldCom has committed to sell a minimum of 100,000 business quality DSL lines, subject to penalties for failure to reach target commitments. MCI WorldCom will have 60 months to place orders for these lines, starting on the date when we have 1,250 collocations in commercial service in at least 29 metropolitan statistical areas. As part of our agreement, we must provide specified service levels and have available capacity.

    - OBTAINING NETWORK SERVICES FROM MCI WORLDCOM. We have designated MCI WorldCom as our preferred provider of network services, including metropolitan area network services, long-haul backbone services and Internet Protocol backbone services. MCI WorldCom has a right of first refusal to provide all of these services to us at market competitive terms.

    - COLLABORATION. We are jointly developing voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and

      Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. We have also formed a working group with MCI WorldCom to develop and implement the systems and procedures necessary to jointly deploy DSL service nationwide. We will collaborate with MCI WorldCom in selecting technologies and vendors to support our network deployments.

MICROSOFT

    In March 1999, we entered into a strategic partnership with Microsoft, in which Microsoft invested $30.0 million in us. Pursuant to this relationship, among other things, Microsoft has agreed to jointly distribute with us over the Internet a co-branded DSL version of the Microsoft Network service focused on our small business customers and our customers' teleworkers. This agreement expires in March 2002. Please see "Certain Relationships and Related Transactions--Series C Purchase Agreement; Other Agreements with Microsoft."

QWEST

    In April 1999, we entered into a customer relationship with Qwest, in which Qwest invested $15.0 million in us. Pursuant to this relationship, among other things, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years. Please see "Certain Relationships and Related Transactions--Series C Purchase Agreement and Series D Purchase Agreement; Other Agreements with Qwest."

CISCO SYSTEMS

    In October 1998, we entered into a strategic partnership with Cisco, in which Cisco agreed to work jointly with us to sell our services to its customers including providing compensation to its sales representatives for selling our services. In addition, Cisco has committed to a joint marketing program with us to increase our market recognition among businesses. We are also under contract with Cisco to manage and upgrade its remote access program for 8,500 teleworkers nationwide.

RHYTHMS NETWORK SERVICES, FEATURES AND APPLICATIONS

    We offer our customers solutions that address many of their high performance networking needs. Our local connection services use a variety of DSL technologies to deliver high-speed, "always on" local access. We also aggregate traffic within metropolitan areas and route or switch the traffic to our service provider customers, or to a corporate local area network within the same metropolitan area or another metropolitan area using our inter-network connections. In addition to local connections and metropolitan and wide area inter-network connections, we offer a growing suite of network-enabled features and applications.

LOCAL CONNECTIONS

    Our local connection services connect individual users or multiple users on a local area network to our metropolitan or national network or to the Internet using DSL technology over traditional telephone lines. Using DSL technology over copper lines, our network is capable of data transfer rates ranging from 128 Kbps to 7.1 Mbps. Unlike dial-up modems and integrated services digital network
(ISDN) lines, the DSL solution is "always on"--it does not require users to dial-up to connect to the Internet or their local area network for each use.

    We place DSL equipment both at the customer premises--a residence or business--and in the central office that services that specific customer premises. There are typically many incumbent carrier central offices in each metropolitan area. We connect the DSL equipment in each central office to one of our Metro Service Centers so that we can route or switch network traffic to either a local destination, a national destination where we provide service or the Internet.

    For our local connection services, the speed and effectiveness of the DSL connection will vary based on a number of factors, including the distance of the end user from the central office and the condition of the copper line that connects the end user to the central office. However, the specific number of potential users for higher speeds will vary by central office and by region and will be affected by line quality. In the future, we intend to examine adding a variety of high-speed local access technologies as they are developed, including emerging wireless technologies. The chart below compares the performance and range for our local connection services as of June 30, 1999.

      SPEED TO              SPEED FROM              RANGE(1)
      END USER               END USER                (FEET)              TECHNOLOGY(2)
---------------------  ---------------------  ---------------------  ---------------------
        144 Kbps               144 Kbps               Unlimited                  IDSL(3)
        256 Kbps               256 Kbps                  18,000                  SDSL
        384 Kbps               384 Kbps                  15,000                 RADSL
        512 Kbps               512 Kbps                  14,000                 RADSL
        768 Kbps               768 Kbps                  12,000                 RADSL
          1 Mbps                 1 Mbps                  12,000                 RADSL
        1.5 Mbps               1.5 Mbps                   8,000                  SDSL
          3 Mbps                 1 Mbps                  10,700                 RADSL
          5 Mbps                 1 Mbps                   9,000                 RADSL
        7.1 Mbps                 1 Mbps                   7,800                 RADSL

------------------------

(1) Estimated maximum distance from the central office to the end user.

(2) The technologies are described more fully in "--DSL Technologies" below.

(3) Speeds are 128 Kbps under certain circumstances.

METROPOLITAN AREA AND WIDE AREA INTER-NETWORK CONNECTIONS

    For our business and service provider customers, we offer high-speed connections both within and among metropolitan areas. In order to switch and route traffic aggregated from each central office to its ultimate local or long distance destination, we offer two interconnection services.

    Our 1.544 Mbps service--DS-1--is suitable for small business customers or service providers. Our 45 Mbps service--DS-3--is intended for large business customers or service providers. The monthly service charge for both services is greater if traffic aggregated in one metropolitan area is terminated in another metropolitan area, and varies based on the speed of the local access connection.

    Our wide area network currently operates between each of the metropolitan areas in which we provide service. We currently lease frame relay backbone and Asynchronous Transfer Mode backbone capacity from a number of long distance carriers. We have almost completed upgrading our nationwide network to Asynchronous Transfer Mode.

NETWORK-ENABLED SERVICES, FEATURES AND APPLICATIONS

    We intend to use our high-speed local access connection to provide multiple network services, features and applications. Instead of just providing a high-speed access connection, we intend to offer many network-enabled features and applications, which we are able to configure to meet each user's needs. We believe our strategy to provide additional network services, features and applications for each user on our network allows us to address a larger market opportunity than the market opportunity represented by connection services alone. Our strategy is to benefit from additional recurring monthly revenue by providing multiple network features and applications.

    The features and applications that we currently offer are outlined below.

    - CORPORATE TELEPHONE SYSTEM EXTENSION. This feature extends the functionality of the corporate telephone system directly into a teleworker's home or, in the future, a company's branch office. This feature supports common corporate telephone functions such as four digit dialing, conference calling and speed dialing. Benefits to our business customers include increased worker productivity, reduced second line expenses for voice service and the ability to aggregate and control long distance charges.

    - COMPUTER BACKUP. The computer backup feature allows end users to automatically backup data to a secure remote site. Computer backup leverages our "always on," high-speed local access connection and allows the backup to be done at the times most convenient for the end user. We believe this feature is more cost effective than substitutes such as tape drives and disk cartridge drives, and has the additional protection of being stored off site. This application is provided by a third party, @Backup, Inc.

    - CONTENT CACHING. We offer content caching for our customers' end users who access the Internet. This network feature operates in the background, serving user requests for Web pages locally rather than obtaining the content from the actual server across the Internet. Caching enables our customers to retrieve content faster than would otherwise be possible. Our caching solution requires no configuration setup by our customer. If the cache fails in any way, it will be automatically bypassed and user requests will be sent directly to the Internet.

    - SERVICE SELECTION. We have implemented a service selection feature within our network that enables end users to access multiple destinations, including the corporate local area network, the corporate telephone system, the Internet, customers, suppliers and partners. Using this feature, a connection to the Internet and the corporate local area network can be established simultaneously by different users over the same DSL access line. This feature alleviates the corporate network from servicing Internet traffic to a teleworker.

    - DYNAMIC HOST CONFIGURATION PROTOCOL FUNCTIONALITY. This feature relieves network administrators from the burden of notifying each teleworker of network configuration changes. Through the use of this protocol, once teleworkers start up their computers, the customer's server automatically downloads all of his or her network configuration parameters. If any modifications to the configuration are necessary, they only need to be modified once by the network administrator, and the network configuration parameters will be automatically distributed to all of the organization's teleworkers.

    - TURNKEY INTERNET. This application allows small and medium businesses or large business branch offices the ability to host Internet and intranet websites. This application includes network equipment on the customer premises that provides router, Web server, e-mail, file server, firewall and Web-page caching. This premises-based Internet solution is combined with our "always on" high-speed network connection and Internet services from an Internet Service Provider customer.

    In the future, we plan to continue to expand our network features and applications by working closely with leading hardware, software and networking companies. We expect to focus on many applications, including combining voice and data communications, increasing our directory and security capabilities, and providing businesses with the ability to access their important applications from remote locations. We have agreed to jointly develop directory and voice-over Internet Protocol applications with Cisco. In addition, as part of our strategic agreement with MCI WorldCom, we expect to jointly develop multiple applications using DSL technology including voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality and high-speed data communications over a single copper line utilizing DSL technology. Our strategic relationship with Microsoft will focus on delivering co-branded network applications that will facilitate our customers' access to the Internet and other destinations.

    Using these network-enabled features and applications, we can assemble a broad solution to meet our business customer needs. For example, for a teleworker, we might combine high-speed access to the corporate network and the Internet with computer backup and corporate telephone extension. For a small business, we might offer a turnkey Internet solution by combining high-speed access to the Internet through our Internet Service Provider customer, with customer premise equipment that supports Web server, e-mail, file server, firewall, Web-page caching and network backup.

TURNKEY SOLUTION

    We offer a full service solution for the configuration, provisioning, and installation of the local access connection at the end user location, for which the customer pays a one-time charge. That charge covers the cost of installing the DSL line, any required inside wiring, the DSL modem, attaching the DSL modem to either a single computer, local area network or enterprise server, installation of a single network interface card if required, and installing the TCP/IP software if required. For our large business customers, we provide complete project management, including design, implementation and results reporting. In some cases we seamlessly link our network operations systems to existing customer information systems through Web-based interfaces.

CUSTOMERS, SALES AND MARKETING

    We offer our services to large, medium and small businesses. As of June 30, 1999, we served approximately 430 business and 18 service provider customers. For these business and service provider customers we have more than 3,200 lines in service and are under contract to supply over 9,000 additional DSL lines. Selected business customers include Broadcom, Cisco, Wind River Systems, QUALCOMM and Silicon Graphics. In addition, our service provider customers include Epoch Internet, Ingram Micro, Intermedia Communications, Savvis, Verio, and Williams Communications.

DIRECT SALES CHANNELS

    We market our services to large businesses through a direct sales force. Our target account profile is a large, information-intensive enterprise with multiple locations and large numbers of distributed workers. Our sales force seeks to deal directly with the Chief Information Officer and the telecommunications manager responsible for remote access in the target account. Sales teams are deployed in each of the metropolitan areas in which we offer our services. As of June 30, 1999, we had approximately 140 sales and technical personnel supporting our direct sales efforts. We intend to increase the size of our sales and technical support force to sell and support large businesses as we enter new geographic markets.

    Our relationship with large business customers can involve multiple phases. A customer typically initially agrees to a first phase commitment for a specific number of connections at a negotiated price and one year contract term. Typically, three to six months into the first phase implementation, the customer agrees to successive phases of implementation that could include additional connections and upgrades in services, features and applications. In general, we have experienced a six to nine month sales cycle prior to receiving significant order volume from a business customer. We currently have three large business customers that have committed to multi-phase implementation programs. Collectively, these three customers account for approximately 80% of our lines in service and commitments to purchase our connections. Please see "Risk Factors--We cannot predict our success because our business model is unproven."

INDIRECT SALES CHANNELS

    We also market our services to small and medium businesses through indirect channels, including Internet Service Providers, interexchange carriers, competitive carriers, value-added resellers, and integrators. We offer each service provider the ability to select those services that it would like to bundle with its own service offerings to offer a total solution to its customers. For example, Internet Service Providers typically combine our high-speed connections with their Internet access services and resell the combination to their existing and new customers. We address these markets through sales and marketing personnel dedicated to each of these indirect channels.

    We supplement our sales effort to certain of these service providers by offering marketing support services that may include training, proposal development, lead generation, channel support materials, joint marketing funds, Web promotion, joint participation in national and regional customer events and press announcements. We also offer promotions and sales incentives from time to time to our service providers. Additionally, we support our service providers by acting as a network integrator by qualifying potential customers for service, ordering connections, installing equipment on the customer premises, turning up the service, monitoring the network, troubleshooting, making repairs and invoicing the customer on a single bill.

    Our agreements with our service provider customers vary widely. Generally, our agreements have a one to three year term, and are based on negotiated prices that decline with increasing levels of volume achievement. In many cases, service providers have selected one or two, and perhaps three, DSL service providers as preferred suppliers in each market. Our goal is to be selected as the preferred supplier or one of the preferred suppliers in each metropolitan area where we operate. When we are selected as a preferred supplier within a given market, we may enter into joint marketing arrangements to promote our DSL services. See "Risk Factors--We depend on third parties, particularly MCI WorldCom, Microsoft, Qwest and Cisco, for the marketing and sales of our network services."

CUSTOMER SERVICE

    We offer our business and service provider customers a single point of contact for implementation, maintenance and billing. Our Network Operations Center provides both proactive and customer initiated maintenance services 24 hours a day, seven days a week. We also provide a broad range of customer service and Network Operations Center services through our Web interface.

    - IMPLEMENTATION. Working with a business or service provider customer, our customer service technicians and sales engineers will develop an implementation plan for each customer. The plan will include qualifying the customer for our service offerings, placing orders for the connection facilities, coordinating the delivery of the connection, installation and turn up.

    - MAINTENANCE. Our Network Operations Center in Denver provides network surveillance through standard Simple Network Management Protocol tools for all equipment in our network. Because we have complete end-to-end visibility of our network, we are able to proactively detect and correct the majority of our customer's maintenance problems remotely. Our goal is to proactively detect and repair 90% of our customer's maintenance problems before our customer is aware of a problem. Customer initiated maintenance and repair requests are managed and resolved primarily through the Customer Service Center. We utilize a trouble ticket management system to communicate customer maintenance problems from the customer service center to the Network Operations Center engineers and the field services engineers. Because our Network Operations Center is fully staffed 24 hours a day, seven days a week, we believe our ability to provide superior proactive maintenance is significantly enhanced.

    - BILLING. Customer bills are currently issued on a monthly basis through an internal billing system. Customer billing inquiries are managed by our Customer Service Center. In the future, billing inquiries will also be supported through our Web interface.

    - CUSTOMER SUPPORT SYSTEMS. Our system architecture is designed to facilitate rapid service responsiveness and reduce the cost of customer support. We use an integrated set of standard, off-the-shelf systems to support our business processes. We designed all business functions, including sales, ordering, provisioning, maintenance and repair, billing, accounting and decision support to use a single database, ensuring that every function has accurate, up-to-date information. The use of client-server tools and scalable Unix and Microsoft NT servers enables automation within and between processes.

NETWORK ARCHITECTURE

NETWORK TECHNOLOGY

    The key design features allowing us to be a business-class network are:

    - CARRIER-CLASS NETWORK MANAGEMENT. Our network is designed to be carrier-class throughout. For example, it has been designed with redundant network electronics and transmission paths. We have the ability to electronically view our entire network including the DSL modem located at the end user's computer or located on our customer's local area network from our Network Operations Center in Denver. We provide our business and service provider customers with service level agreements that guarantee specific levels of network performance. We have found that by offering service level agreements, we are better able to convince businesses to move their mission-critical applications onto our network.

    - SCALABLE SYSTEMS. We use industry standard, off-the-shelf software to support preordering, ordering, provisioning, billing, network monitoring and trouble management. We have implemented these systems using web-based and distributed client-server systems architecture. This approach allows us to grow our customer support and network management capabilities as customer demand increases.

    - NETWORK SECURITY. Non-dedicated access, such as dial-up modem or integrated services digital network (ISDN) lines, or dedicated access to the public Internet, represents security risks for business networks. These security risks are mitigated through the use of virtual private network technologies such as authentication, tunneling, encryption, and through the use of permanent virtual circuits that define a logical dedicated connection between the end user and the corporate network. Our network enables businesses to fully employ these virtual private network technologies by using their own equipment at the edges of our network, or optionally purchasing virtual private networking services from us.

NETWORK COMPONENTS

    Our network is an overlay network in that we lease existing transport services from other service providers: local access copper lines from incumbent carriers, metropolitan fiber from incumbent carriers or competitive carriers and long-distance backbone fiber from long distance carriers. This overlay network is designed to switch and route traffic within each metropolitan area, keeping local traffic local and only sending non-local traffic over the wide area network, thereby increasing overall network capacity and reliability and reducing costs. The primary components of our network are customer endpoint devices, local transport, our Connection Points, high-speed metropolitan area network, our Metro Service Centers, our backbone and our Network Operations Center.

    - CUSTOMER ENDPOINT DEVICES. We currently offer DSL and private line local access connections in our network. For DSL access, we include the customer endpoint device--the DSL modem--as part of our complete turnkey service offering. We configure and install these modems with the end user's computer, or local area network or enterprise router along with any required on-site wiring needed to connect the modem to the telephone line leased from the incumbent carrier. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services.

    - LOCAL TRANSPORT. Our local transport connects customer end-point devices to our network. For digital subscriber line access, the transport is a DSL-capable copper loop leased by us from the incumbent carrier under terms specified in our interconnection agreements. In many cases, DSL-capable lines result from modification of voice grade lines to carry digital signals, at times involving an additional one-time or monthly charge relative to voice grade lines. For private line access, the transport is leased copper or fiber trunks provided by the incumbent carrier or a competitive carrier.

    - CONNECTION POINTS. Through our interconnection agreements with the incumbent carriers, we secure collocation space in central offices. In each of these Connection Points, we connect the DSL-equipped copper loop to our DSL multiplexing equipment. Each of our Connection Points is designed to offer the same high reliability and availability standards as the incumbent carrier's own central office space. We expect to place our equipment in each of 30 to 90 central offices in any metropolitan area that we enter. As of June 30, 1999, we had Connection Points in over 500 central offices. Although we expect that many Connection Points will be physically located within the central office, we have placed and will continue to place our Connection Points in locations immediately adjacent to central offices, when collocation space within the central office is not available.

    - HIGH-SPEED METROPOLITAN AREA NETWORK. In each of our targeted metropolitan area markets, we operate a private metropolitan area network. The network consists of high-speed Asynchronous Transfer Mode communications circuits that we lease from competitive carriers or incumbent carriers to connect our Connection Points to the Metro Service Center. The metropolitan area network operates at 45 Mbps--DS-3--today, and can be upgraded to 150 Mbps--OC-3--and 600 Mbps--OC-12--in the future. We anticipate leasing a substantial portion of this capacity from MCI WorldCom, as described in "--Strategic Partnerships."

    - METRO SERVICE CENTERS. The Metro Service Center is a physical point of presence within a metropolitan area where local access traffic is aggregated from the Connection Points over our high-speed metropolitan area network. Although we generally expect to have one Metro Service Center in each of our targeted metropolitan areas, in larger metropolitan areas, we may have two. The Metro Service Center houses our Asynchronous Transfer Mode switches and Internet Protocol routers. We also place applications servers in our Metro Service Centers to support network enabled feature and applications. We design our Metro Service Centers for high availability including battery backup power, redundant equipment and active network monitoring.

    - BACKBONE. Our backbone interconnects our Metro Service Centers so that communications traffic can be transported among different metropolitan areas. We currently lease frame relay backbone and Asynchronous Transfer Mode backbone capacity from a number of long distance carriers. We have almost completed upgrading our nationwide network to Asynchronous Transfer Mode.

    - NETWORK OPERATIONS CENTER. Our entire network is managed from the Network Operations Center located in Denver. From these centers, we provide end-to-end network monitoring and management using advanced network management tools 24 hours a day, seven days a week. This enhances our ability to address performance or connection issues before they affect our end user's experience. From the Network Operations Center, we monitor the equipment and circuits in each Metro Service Center, each metropolitan area network, each Connection Point, individual end user lines and modems. Please see "Risk Factors--A system failure or breach of network security could cause delays or interruptions of service to our customers."

    We are pursuing a program of ongoing network development. Our engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to enable network features and applications developed by us or by third parties. Please see "Risk Factors--We may be unable to effectively expand our network services and provide high performance to a substantial number of end users."

DSL TECHNOLOGIES

    We utilize various DSL equipment and technologies from different vendors. The various DSL technologies allow us to offer a range of connection speeds. Actual speeds are a function of the distance from the end user or local area network to the central office and the quality of the copper line. We describe the basic features and the market positioning of our primary DSL technologies below.

RATE ADAPTIVE DIGITAL SUBSCRIBER LINE (RADSL)

    RADSL technology allows each end user or local area network to utilize the full digital capability of the underlying telephone line. Speeds reach up to 7.1 Mbps downstream and up to 1.1 Mbps upstream if the end user or local area network is within 7,800 feet from the central office. We use this technology for end users or local area networks needing very high access speeds. Our target customers for RADSL connections consist of small and medium businesses and branch offices of large businesses needing T-1 or higher speeds. We believe that these businesses often find the cost of dedicated private line or frame relay services to be prohibitive. Our RADSL connection competes favorably on a price/ performance basis relative to traditional fractional T-1 and frame relay services. The service also provides the highest speed of any DSL service for bandwidth intensive applications.

SYMMETRIC DIGITAL SUBSCRIBER LINE (SDSL)

    Our SDSL technology allows end users and local area network to achieve up to
1.5 Mbps speeds both downstream and upstream. Depending on the quality of the copper line, 1.5 Mbps can typically be achieved if the end user or local area network is within 8,000 feet, or approximately 1.5 miles, from the central office.

INTEGRATED DIGITAL SUBSCRIBER LINE (IDSL)

    IDSL technology allows us to reach all end users or local area networks within a central office serving area irrespective of the end user or local area network distance from the central office. Our IDSL service operates at up to 144 Kbps in each direction. This service can use existing integrated services digital network (ISDN) equipment at the end user site, and is targeted at the integrated services digital network (ISDN) replacement market. For information intensive users, we believe that IDSL compares favorably with integrated services digital network (ISDN) on a price/performance basis when the monthly flat rate IDSL charge is compared with the per minute integrated services digital network (ISDN) charge. We also offer IDSL to end users that have lines that do not consist of continuous copper, such as digital line carrier equipped lines that are partially copper and partially fiber.

COMPETITION

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. Moreover, we expect the level of competition to intensify in the future. We expect significant competition from:

    - INCUMBENT CARRIERS. Incumbent carriers, such as GTE and U S WEST, are leasing wide area connections from long distance carriers, and have existing metropolitan area networks and circuit switched local access networks. Most incumbent carriers have announced deployment of commercial DSL services in certain areas. In addition, most incumbent carriers are combining their DSL service with their own Internet Service Provider businesses or entering into cooperative or exclusive relationships with established Internet Service Providers. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. If a Regional Bell Operating Company is authorized to provide in-region long distance service in one or more states, by fulfilling the market-opening provisions of the 1996 Telecommunications Act, the Regional Bell Operating Company may be able to offer "one stop shopping" that would be competitive with our offerings. In addition, proposed mergers involving Regional Bell Operating Companies, including SBC's proposed merger with Ameritech and Qwest's proposed merger with U S WEST, could ease each combined entity's ability to provide end-to-end high-speed data offerings. The incumbent carriers have an established brand name in their service areas, possess sufficient capital to deploy DSL services rapidly and are in a position to offer service from central offices where we may be unable to secure collocation space.

    - TRADITIONAL INTEREXCHANGE CARRIERS. Many of the leading traditional interexchange carriers, such as AT&T, MCI WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. We expect them to offer combined data, voice and video services over these networks.

     These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and as a result represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high-speed data and voice communications to large companies. They have announced deployment of DSL services in combination with their current fiber networks. They also have interconnection agreements with many of the incumbent carriers and have secured collocation spaces from which they could begin to offer competitive DSL services.

    - NEWER INTEREXCHANGE CARRIERS. The newer interexchange carriers, such as Williams, Qwest and Level 3 Communications, are building and managing high bandwidth, packet-based networks nationwide. They are also building direct sales forces and partnering with Internet Service Providers to offer services directly to business customers. They could extend their existing networks to include fiber metropolitan area networks and high-speed, off-net services using DSL, either alone, or in partnership with others.

    - CABLE MODEM SERVICE PROVIDERS. Cable modem service providers, like @Home Networks and its cable partners, are offering or preparing to offer high-speed Internet access over hybrid fiber coaxial cable networks to consumers. @Work has positioned itself to do the same for businesses. Where deployed, these networks provide local access services similar to our services, and in some cases at higher speeds. They typically offer these services at lower prices than our services, in part by sharing the bandwidth available on their cable networks among multiple end users.

    - WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Several new companies are emerging as wireless and satellite-based data service providers, over a variety of frequency allocations. These include:

       - WinStar Communications, Inc.,

       - Teligent, Inc.,

       - Teledesic LLC,

       - Hughes Space Communications, and

       - Iridium World Communications Ltd.

         These companies use a variety of new and emerging technologies, such as terrestrial wireless services, point-to-point and point-to-multipoint fixed wireless services, satellite-based networking and high-speed wireless digital communications.

    - INTERNET SERVICE PROVIDERS. Internet Service Providers provide Internet access to residential and business customers. These companies generally provide such Internet access over the incumbent carriers' circuit switched networks at integrated services digital network (ISDN) speeds or below. However, some Internet Service Providers have begun offering DSL-based access using their own DSL services, or DSL services offered by the incumbent carrier or other DSL-based competitive carriers. Some Internet Service Providers have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive carriers. Some Internet Service Providers, such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio have significant and even nationwide presences.

    - COMPETITIVE CARRIERS. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., have begun offering DSL-based data services. In addition, regional competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net have begun offering DSL-based access services that compete with the services we offer. Other competitive carriers are likely to do so in the future. Conditions attached to the proposed merger between SBC and Ameritech may make entry and operation in affected regions easier for our competitors. The 1996 Telecommunications Act specifically grants competitive carriers the right to negotiate interconnection agreements with incumbent carriers, including interconnection agreements which may be identical in all respects to our agreements.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Such technologies include integrated services digital network (ISDN), DSL, wireless data and cable modems. Please see "Risk Factors--The market in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources." Some of the competitive factors we face include:

       - transmission speed,

       - reliability of service,

       - breadth of service availability,

       - price performance,

       - network security,

       - ease of access and use,

       - content bundling,

       - customer support,

       - brand recognition,

       - operating experience,

       - ability to scale,

       - capital availability and

       - exclusive contracts.

INTERCONNECTION AGREEMENTS WITH INCUMBENT CARRIERS

    Interconnection agreements with incumbent carriers are critical to our business. These agreements cover a number of aspects of our relationships with incumbent carriers, including:

    - the price we pay to lease and the access we have to the incumbent carrier's copper lines;

    - the removal by the incumbent carrier of equipment or electronics from lines to enable these lines to transmit DSL signals;

    - the price and terms for collocation of our equipment in the incumbent carrier central offices;

    - the price we pay and the access we have to the incumbent carrier's transport facilities;

    - the ability we have to access conduits and other rights of way the incumbent carrier has to construct its own network facilities;

    - the operational support systems and interfaces that we can use to place orders and report and monitor the incumbent carrier's response to our requests;

    - the dispute resolution process we use with the incumbent carrier to resolve disagreements on the terms of the interconnection contract; and

    - the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of our relationship with the incumbent carrier.

    We have signed interconnection agreements with six different major incumbent carriers covering 24 states and the District of Columbia. In many cases, incumbent carriers do not agree to the provisions in interconnection agreements that we request, and we have not consistently prevailed in obtaining all of the provisions we desire. We may be unable to continue to sign interconnection agreements with incumbent carriers. If we are unable to enter into, or experience delay in obtaining, interconnection agreements, this inability or delay may materially and adversely affect our business and financial prospects. The incumbent carriers are also permitting competitive carriers to adopt previously signed interconnection agreements.

    Our interconnection agreements have a maximum term of three years, requiring us to renegotiate the existing terms in the future. We may be unable to extend our existing interconnection agreements or renegotiate new agreements on favorable or any terms. In addition, our interconnection agreements are subject to state commission, Federal Communications Commission and judicial oversight. These bodies may modify the terms or prices of our interconnection agreements in ways that would adversely affect our business and financial prospects.

GOVERNMENT REGULATION

    A significant portion of the services that we offer, particularly through our wholly owned subsidiaries, Rhythms Links Inc. (formerly ACI Corp.) and ACI Corp.-Virginia, may be subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

    FEDERAL LEGISLATION AND REGULATION

    The 1996 Telecommunications Act, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy. This act removes state regulatory barriers to competition and preempts laws restricting competition in the local exchange market.

    The 1996 Telecommunications Act in some sections is self-executing, but in addition, the Federal Communications Commission issues regulations that identify specific requirements upon which we and our competitors rely in implementing the changes it prescribes. The outcome of these various ongoing Federal Communications Commission rulemaking proceedings or judicial appeals of such proceedings could materially affect our business and financial prospects.

    The Federal Communications Commission prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares with the state regulatory commissions. The 1996 Telecommunications Act, and the Federal Communications Commission's initial rules interpreting such act, encouraged increased local competition. A federal appeals court for the Eighth Circuit reviewed some of the initial rules, and overruled some of its provisions, including some rules on pricing and nondiscrimination. In January, 1999, the United States Supreme Court reversed elements of the Eighth Circuit's ruling, finding that the Federal Communications Commission has broad authority to interpret the 1996 Telecommun-ications Act and issue rules for its implementation, specifically including authority over pricing methodology. The Supreme Court upheld the Federal Communications Commission's orders to the incumbent carriers to combine unbundled elements for competitors, and to allow competitors to pick and choose among provisions in existing interconnection agreements. The Supreme Court also found that the Federal Communications Commission's interpretation of the rules for establishing unbundled elements was not consistent with the 1996 Telecommunications Act, and required the Federal Communications Commission to reconsider its delineation of unbundled elements. The Federal Communications Commission's replacement decision on unbundled elements may adversely affect our business. In addition, some incumbent carriers may take the position that they have no obligation to provide unbundled elements, including copper loops, until the Federal Communications Commission issues new rules, which could adversely affect our business.

    In November, 1998, the Federal Communications Commission ruled that DSL services provided as dedicated access services in connection with interstate services such as Internet access are interstate services subject to the Federal Communications Commission's jurisdiction. This decision is currently subject to reconsideration and appeal.

    In addition, in the spring of 1998, four of the Regional Bell Operating Companies petitioned the Federal Communications Commission, and they and others have initiated legislative efforts since then, to be relieved of certain regulatory requirements in connection with their own DSL services, including obligations to unbundle DSL loops, but not the obligation to unbundle the loops we purchase for our DSL services, and to resell DSL services. In October 1998, the Federal Communications Commission ruled that DSL services are telecommunications services subject to the requirements of the 1996 Telecommunications Act to unbundle such services and offer them for resale. In October 1998, the Federal Communications Commission also issued a Notice of Proposed Rulemaking indicating its intention to clarify expanded rights of competitive carriers for collocation, access to copper loops, and various other issues of consequence to competitive carriers deploying DSL services. The Federal Communications Commission also indicated its intention to allow incumbent carriers to create separate affiliates for their DSL businesses that would have to operate as competitive carriers and would be permitted to operate free of the resale and unbundling obligations of the 1996 Telecommunications Act. The final outcome of these decisions, originally scheduled to be announced on January 28, 1999, had been postponed by the Federal Communications Commission while it considered the impact of the Supreme Court's ruling on the 1996 Telecommunications Act. On March 31, 1999, the Federal Communications Commission issued a decision on collocation issues which was generally favorable to the competitive carriers. This decision has been appealed to the D.C. Circuit by U S WEST and GTE, although it has not been stayed. In the same decision the Federal Communications Commission established further proceedings to consider issues related to unbundled network elements. The Federal Communications Commission is also engaged in a proceeding to define what the incumbent carriers' obligations are to make available unbundled network elements. The final outcome of these petitions or other proceedings or initiatives interpreting the requirements of the 1996 Telecommunications Act may adversely affect our business.

    STATE REGULATION

    Some of our services, particularly those of our subsidiaries, Rhythms Links Inc. and ACI Corp.-Virginia, may be classified as intrastate services subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although we are not typically subject to price or rate of return regulation for tariffed intrastate services. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses.

    Under the 1996 Telecommunications Act, if we so request, incumbent carriers have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. These negotiations are conducted on a region-wide basis, and individual agreements are then signed for each of the states in the region for which we have made a request. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell and U S WEST. We have signed agreements with Ameritech for Illinois and Michigan and currently are negotiating interconnection agreements for Indiana, Ohio and Wisconsin. We have signed agreements with Bell Atlantic for the District of Columbia, Maryland, Massachusetts, New Jersey, New York, Pennsylvania and Virginia and are currently negotiating agreements for Connecticut, Delaware, New Hampshire and Rhode Island. We have signed agreements with BellSouth for Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We have signed agreements with GTE for California, Florida, North Carolina and Washington and are currently completing agreements for Ohio, Oregon, Texas and Virginia. We have signed an agreement with Pacific Bell for California. We have signed agreements with U S WEST for Arizona, Colorado, Minnesota, Oregon, and Washington and are currently negotiating an agreement for Utah. In addition, we are currently negotiating with SBC Communications Inc. for Kansas and Missouri and with Sprint for Florida, Minnesota, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee and Virginia, with the Southern New England Telephone Company for Connecticut and with Cincinnati Bell for Ohio and Kentucky. These interconnection agreements may not be on terms that are entirely satisfactory to us.

    During these negotiations, either the incumbent carrier or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for arbitration. We are currently arbitrating with SBC Communications Inc. in Texas the terms of our interconnection agreement with Southwestern Bell for Texas. The outcome of this arbitration may be unfavorable to us.

    Under the 1996 Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these elements and services.

    We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained, there can be no assurance that the state commissions would grant us authority to complete any transactions.

    LOCAL GOVERNMENT REGULATION

    Should we in the future decide to operate our own transport facilities over public rights-of-way, we may be required to obtain various permits and authorizations from municipalities in which we operate such facilities. Some municipalities may seek to impose similar requirements on users of transmission facilities, even though they do not own such facilities. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, our business could be adversely affected.

EMPLOYEES

    As of June 30, 1999, we had approximately 580 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we may be unable to identify, attract and retain such personnel in the future. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good.

PROPERTIES

    Our headquarters are located in facilities consisting of approximately 80,000 square feet in Englewood, Colorado, which we occupy under leases that expire in October 1999 and January 2004. These leases may be extended. We also lease space for network equipment installations in a number of other locations.

LEGAL PROCEEDINGS

    In December 1998, we instituted an arbitration proceeding, before the Public Utility Commission of Texas, with Southwestern Bell Telephone Company regarding the terms of interconnection with Southwestern Bell in Texas. The dispute involves the terms and conditions of issues related to DSL-based services and loops in connection with our interconnection agreement with Southwestern Bell. We are seeking to compel Southwestern Bell to include in our interconnection agreement language comparable to that in our other interconnection agreements, which gives us the ability to obtain copper telephone lines on which we provide our chosen variety of DSL technologies, among other issues.

    In addition, on March 12, 1999, our subsidiary Rhythms Links Inc. (formerly ACI Corp.) filed a complaint with the Oregon Public Utilities Commission (the "Oregon PUC") against U S WEST requesting that the Oregon PUC determine that U S WEST permit collocation by Rhythms Links in several central offices in which U S WEST claimed that it had no space available. U S WEST agreed to permit Rhythms Links collocation in the disputed central offices just before hearings were scheduled to begin in June 1999.

    On February 18, 1999, we filed a complaint for declaratory relief in San Diego County Superior Court (North County) against Thomas R. Lafleur. Mr. Lafleur was a former employee who resigned and/or was terminated in 1998. After he left, we sent him a check for the repurchase or buy-back of his unvested shares; Mr. Lafleur refused to cash this check. The declaratory relief action is to determine that his shares were unvested and thus properly repurchased. On or about March 26, 1999, Mr. Lafleur filed an answer to the complaint and also filed a cross-complaint against us for fraud, breach of the covenant of good faith and fair dealing, conspiracy to inflict emotional distress, intentional infliction of emotional distress, conversion and declaratory relief. The cross-complaint seeks compensatory and punitive damages according to proof, and 438,115 shares of common stock. Mr. Lafleur alleges in his cross-complaint that since we failed to purchase his shares within 60 days following his termination, the terms of his stock purchase agreement prevent us from repurchasing his shares. On April 24, 1999, we filed a demurrer and motion to strike the cross-complaint filed by Mr. Lafleur. In response,

Mr. Lafleur decided to withdraw and amend his cross-complaint rather than oppose the demurrer, which had been scheduled for hearing on June 24, 1999. On or about June 23, 1999, Mr. Lafleur filed his first amended cross-complaint wherein he dropped four of the claims alleged in his original cross-complaint: fraud, breach of the covenant of good faith and fair dealing, conspiracy to inflict emotional distress, and intentional infliction of emotional distress. Mr. Lafleur also added a claim for breach of contract. On July 23, 1999, we filed a demurrer to the first amended cross-complaint, which was set for hearing before the Court on September 2, 1999. The court has continued the hearing to September 16, 1999. The Court has scheduled trial on this matter in January 2000. We intend to vigorously defend against the amended cross-complaint. We are currently accounting for these 438,115 shares as treasury stock.

    In addition, we are subject to state commission, Federal Communications Commission and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive carrier interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies. We therefore may participate in proceedings before these regulatory agencies or judicial bodies that affect, and allow us to advance, our business plans.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of our executive officers and directors. Their respective backgrounds are described below.

                    NAME                           AGE                              POSITION(S)
---------------------------------------------      ---      ------------------------------------------------------------
Catherine M. Hapka...........................          44   Chief Executive Officer and Chairman
Steve Stringer...............................          44   President and Chief Operating Officer
B.P. Rick Adams, Jr..........................          61   Chief Marketing Officer
Scott C. Chandler............................          38   Chief Financial Officer
James A. Greenberg...........................          38   Chief Network Officer
Michael S. Lanier............................          55   Chief Information Officer
Frank J. Tolve, Jr...........................          54   Chief Sales Officer
Jeffrey Blumenfeld...........................          51   Vice President and General Counsel
Michael E. Calabrese.........................          33   Vice President, Sales Engineering
Eric H. Geis.................................          53   Vice President of National Deployment
David J. Shimp...............................          53   Senior Vice President, Human Resources
Kevin R. Compton.............................          40   Director
Keith B. Geeslin.............................          46   Director
Ken L. Harrison..............................          56   Director
Susan Mayer..................................          48   Director
William R. Stensrud..........................          48   Director
John L. Walecka..............................          39   Director
Edward J. Zander.............................          52   Director

    All the officers identified above serve at the discretion of our Board of Directors. There are no family relationships between any persons identified above. The following are brief biographies of the persons identified above.

    CATHERINE M. HAPKA has been our Chief Executive Officer and a director since June 1997. In addition, she was elected chairman of our board of directors in June 1999. Prior to joining us, Ms. Hapka served as President of NETS, Inc., an electronic commerce software company, from March 1997 to May 1997. NETS, Inc. filed a bankruptcy petition in May 1997. Prior to joining NETS, Inc., Ms. Hapka served as Executive Vice President, Markets, for U S WEST Communications, Inc. from January 1995 to October 1996. In this capacity, Ms. Hapka led business and consumer telecommunications units responsible for the voice, data, wireless, video and long distance businesses. From 1991 to 1994, Ms. Hapka served as President and Chief Operating Officer of the !NTERPRISE Networking Services Unit of U S WEST. Prior to joining U S WEST, Ms. Hapka held general management positions with General Electric and McKinsey & Co., Inc.

    STEVE STRINGER has been our President and Chief Operating Officer since May 1999. Prior to joining us, Mr. Stringer served in various positions at GE Capital from 1991 to May 1999, most recently as Global Chief Operating Officer at GE Capital IT Solutions. At GE Capital, Mr. Stringer also held the position of President and CEO of the United States Division, President of the Midwest and Atlantic regions and CEO of GE Capital's Federal Systems group.

    B.P. RICK ADAMS, JR. became our Chief Marketing Officer in June 1999. From September 1998 until he joined us in June 1999, Mr. Adams was President of Adams Consulting Group, a consulting practice specializing in marketing, strategic planning, sales and communications. From December 1996 to April 1998, Mr. Adams served as Group Vice President, Marketing at Microage, Inc. From April 1990 to

November 1996, Mr. Adams held various management positions at AT&T where he served as Vice President, Sales Support for the Americas and Vice President, Marketing and Business Development at AT&T-NCR, and as Marketing Vice President for AT&T Global Communications Systems.

    SCOTT C. CHANDLER has served as our Chief Financial Officer since April 1998. From August 1996 to April 1998, Mr. Chandler served as President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. From June 1990 to August 1996, Mr. Chandler served in various positions at U S WEST and its subsidiaries, most recently as Vice President and General Manager of U S WEST Cable and Multimedia from September 1995 to August 1996. While at U S WEST, Mr. Chandler also served as Vice President and General Manager of the U S WEST subsidiary, !NTERPRISE AMERICA, from January 1994 to August 1995 and as Director of Vendor Relations and Channel Support of !NTERPRISE Networking Services from January 1992 to December 1993.

    JAMES A. GREENBERG has been our Chief Network Officer since July 1997. From January 1990 to July 1997, Mr. Greenberg served in various positions at Sprint Communications, most recently as Senior Director and interim Vice President of the Data Operations and Engineering Group. In that capacity, Mr. Greenberg directed the design, planning, operation and construction of Sprint's data networks.

    MICHAEL S. LANIER has been our Chief Information Officer since May 1999. Prior to joining us, Mr. Lanier was most recently President and CEO of the Technology Extension Company, a consulting firm specializing in business systems architecture and design, a position he held from March 1996 to April 1999. Prior to that Mr. Lanier served as Chief Information Officer at Intelligent Electronics, Inc. from May 1993 to May 1996.

    FRANK J. TOLVE, JR. has served as our Chief Sales Officer since December 1998. From November 1994 to September 1998, Mr. Tolve served as Vice President, Sales Operations at Bay Networks. In that capacity, Mr. Tolve's responsibilities included sales administration, channel strategy and worldwide telesales/telemarketing. Mr. Tolve also served as Vice President, Sales Operations for SynOptics Communications from November 1992 to November 1994.

    JEFFREY BLUMENFELD has been our Vice President and General Counsel since August 1997, and has been a partner in the Washington, D.C. law firm of Blumenfeld & Cohen since 1984, which specializes in pro-competition advocacy for technology-intensive companies. Since 1995, Mr. Blumenfeld has served as senior trial counsel to the Antitrust Division of the U.S. Department of Justice in several matters. Before starting Blumenfeld & Cohen in 1984, Mr. Blumenfeld held positions with the U.S. Department of Justice from 1973 to 1984, most recently as Chief of the U.S. V. AT&T staff of the Antitrust Division. Mr. Blumenfeld is an adjunct professor of communications law at the Georgetown University Law Center. Pursuant to his employment agreement, Mr. Blumenfeld has agreed to expend approximately 24 hours a week in his capacity as one of our officers. For more information on Mr. Blumenfeld's relationship with us, please see "Certain Relationships and Related Transactions-- Legal Services."

    MICHAEL E. CALABRESE has been our Vice President, Sales Engineering since August 1998. Prior to joining us, Mr. Calabrese served in various positions at Cisco Systems, Inc. from August 1995 to August 1998, most recently as Account Manager of the Data Equipment Group. In that capacity, Mr. Calabrese maintained primary responsibility for managing Cisco's major accounts. From January 1993 to August 1995, Mr. Calabrese held management positions at Sprint Communications. First, as Manager, Project Engineering, Mr. Calabrese led Sprint Communication's new product rollouts. Subsequently, as Manager, Network Planner, Mr. Calabrese was responsible for the design and build-out of Sprint Communications Data Networks.

    ERIC H. GEIS has been our Vice President of National Deployment since January 1, 1999. Prior to that, he served as our Vice President and General Manager, Western Region beginning June 1997 and was a consultant to us from April 1997 to June 1997. From November 1995 to December 1996,

Mr. Geis served as National Sales Director at GRC International, a producer and seller of wide area data network design and optimization software applications. Between July 1990 and November 1995, Mr. Geis served as President and Chief Executive Officer of Quintessential Solutions Inc., a provider of wide area network design, pricing and optimization software applications for interexchange carriers, regional bell operating companies, incumbent carriers, Internet Service Providers and major corporate accounts. Mr. Geis was also Founder, President and Chief Executive Officer of TeleQuest, Inc., a telecommunications products company from May 1983 to December 1990.

    DAVID J. SHIMP has served as our Senior Vice President, Human Resources, since June 1999, and prior to that, served as our Chief Marketing Officer beginning October 1998. Prior to joining us, Mr. Shimp was a partner at LAI Ward Howell, Inc., a professional services firm, where he implemented that firm's first systems group and was a leader in the technology department during his tenure from January 1991 to October 1998. Previously, Mr. Shimp held management positions at McKinsey & Co. and the Deerpath Group.

    KEVIN R. COMPTON has been a director since July 1997. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm ("KPCB"). Mr. Compton is a director of Citrix Systems, Inc., Global Village Communication, Inc., OneWorld Systems, Inc., Verisign, Inc. and Corsair Communications, Inc., and is also a director of several privately held companies. Mr. Compton was elected a director as the nominee of KPCB, pursuant to the terms of a voting agreement.

    KEITH B. GEESLIN has been a director since July 1997. Since 1988, Mr. Geeslin has served as a general partner of The Sprout Group, a venture capital investment firm. Mr. Geeslin is a director of Actel Corporation, Quintus Corporation, GlobeSpan Corporation, SDL, Inc. and Paradyne Corporation, a DSL equipment manufacturer and supplier to us, and is also a director of several privately held companies. Please see "Certain Relationships and Related Transactions--Director Relationships." Mr. Geeslin was elected a director as the nominee of The Sprout Group, pursuant to the terms of a voting agreement.

    KEN L. HARRISON has been a director since March 1998. Since 1975, Mr. Harrison has held various management positions at Portland General Electric Company, where he currently serves as its Chairman and Chief Executive Officer, a position he has held since December 1988. In addition, Mr. Harrison currently serves as Vice Chairman and is a director of Enron Corp., a position he has held since July 1997. Mr. Harrison has also served as Chairman of Enron Communications Group, Inc. since September 1997, and as a director of Enron Oil and Gas Corporation since October 1997. Mr. Harrison was elected a director as the nominee of Enron, pursuant to the terms of a voting agreement.

    SUSAN MAYER has been a director since March 1999. Ms. Mayer is the President of the MCI WorldCom Venture Fund and a Senior Vice President of MCI WorldCom Inc. Previously, she was Senior Vice President of MCI Communications Corporation from 1994 to 1998. From 1996 to 1997, Ms. Mayer was also President and Chief Operating Officer of Sky MCI. From 1993 to 1994, Ms. Mayer was Vice President of MCI Communications Corporation.

    WILLIAM R. STENSRUD has been a director since our inception in February 1997 and also served as our President and Chief Executive Officer from February 1997 to June 1997. Mr. Stensrud has been a general partner at the venture capital investment firm of Enterprise Partners since January 1997. From June 1996 through December 1996, Mr. Stensrud served as President of Paradyne Corporation. Previously, from February 1992 to March 1996, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation. Mr. Stensrud is a director of Juniper Networks and Paradyne Corporation, a DSL equipment manufacturer and supplier to us, and of several privately held companies. Please see "Certain Relationships and Related Transactions--Director Relationships." Mr. Stensrud was elected a director as the nominee of Enterprise Partners, pursuant to the terms of a voting agreement.

    JOHN L. WALECKA has been a director since July 1997. Since 1984, Mr. Walecka has been at Brentwood Venture Capital, a venture capital investment firm, and has been a general partner since 1990. Mr. Walecka is a director of several privately held companies. Please see "Certain Relationships and Related Transactions--Director Relationships." Mr. Walecka was elected a director as the nominee of Brentwood Venture Capital, pursuant to the terms of a voting agreement.

    EDWARD J. ZANDER has been a director since March 1999. Since 1987, Mr. Zander has held various management positions at Sun Microsystems, Inc., where he currently serves as its Chief Operating Officer, a position he has held since February 1998. Mr. Zander is a director of Documentum, Inc. and one privately held company.

    All of our executive officers are appointed annually by and serve at the discretion of the Board of Directors. All of our executive officers are at-will employees.

CLASSIFIED BOARD

    The board of directors is divided into three classes. The term of office and directors consisting of each class is as follows:

CLASS                                          DIRECTORS                             TERM OF OFFICE
------------------------------  ---------------------------------------  ---------------------------------------
Class I.......................  Keith B. Geeslin                         expires at the annual meeting of
                                Ken L. Harrison                          stockholders in 2000 and at each third
                                Edward J. Zander                         succeeding annual meeting thereafter

Class II......................  Susan Mayer                              expires at the annual meeting of
                                William R. Stensrud                      stockholders in 2001 and at each third
                                John L. Walecka                          succeeding annual meeting thereafter

Class III.....................  Catherine M. Hapka                       expires at the annual meeting of
                                Kevin R. Compton                         stockholders in 2002 and at each third
                                                                         succeeding annual meeting thereafter

    The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have a standing compensation committee currently composed of Messrs. Harrison, Stensrud and Walecka. The compensation committee reviews and acts on matters relating to compensation levels and benefit plans for our executive officers and key employees, including salary and stock options. The compensation committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our existing incentive compensation plans. We also have a standing audit committee composed of Messrs. Compton and Geeslin. The audit committee assists in selecting our independent auditors and in designating services to be performed by, and maintaining effective communication with, those auditors.

DIRECTOR COMPENSATION

    Directors do not receive compensation for services provided as a director or for participation on any committee of the Board of Directors. All directors are reimbursed for their out-of-pocket expenses in serving on the Board of Directors or any committee thereof.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the compensation awarded to, earned by or paid to our current Chief Executive Officer and our four other most highly compensated executive officers (the "Named Executive Officers") during 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                                            ANNUAL COMPENSATION       --------------------------
                                                                                        SECURITIES
                                                          -----------------------       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(S)                      YEAR   SALARY       BONUS           OPTIONS(#)     COMPENSATION
--------------------------------------------------  ----  --------  -------------     --------------   ---------
Catherine M. Hapka(1).............................  1998  $339,583  $     134,584              --           --
  President and Chief Executive Officer             1997   163,654         50,000       3,504,905(2)        --
                                                                                          365,094(3)
Michael E. Calabrese(4)...........................  1998    42,417        157,623(5)      360,000(2)        --
  Vice President, Sales Engineering                 1997        --             --              --           --
James A. Greenberg(6).............................  1998   145,000         31,538          48,000(2)    50,000  (7)
  Chief Network Officer                             1997    63,205         16,615         547,642(2)
Gloria A. Farler(8)...............................  1998   137,500         29,906          24,000(2)        --
  Vice President, Marketing Support                 1997    25,781          7,161          48,000(2)
Eric H. Geis(9)...................................  1998   136,000         29,580              --           --
  Vice President of National Deployment             1997    96,519         18,417         132,000(2)        --

------------------------------

(1) Ms. Hapka has been employed by us since June 1997, and the amount listed sets forth her compensation since such date.

(2) Represents the number of shares of common stock that may be purchased upon the exercise of options.

(3) Represents a right to purchase 365,094 shares of Series A preferred stock, which she purchased in 1998.

(4) Mr. Calabrese has been employed by us since August 1998, and the amount listed sets forth his compensation since such date.

(5) Includes a cash payment of $150,000 to cover a signing bonus and relocation expenses.

(6) Mr. Greenberg has been employed by us since July 1997, and the amount listed sets forth his compensation since such date.

(7) Represents a flat fee relocation payment.

(8) Ms. Farler had been employed by us since October 1997; she resigned her position in February 1999.

(9) Mr. Geis has been employed by us since April 1997, and the amount listed sets forth his compensation since such date.

                             OPTION GRANTS IN 1998

    The following table sets forth information with respect to stock options granted to each of the Named Executive Officers during 1998 pursuant to our 1997 Stock Option/Stock Issuance Plan, which has been superseded by our 1999 Stock Incentive Plan. We did not grant any stock appreciation rights to the Named Executive Officers during 1998.

                                                                                                             POTENTIAL
                                                                                                            REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                 INDIVIDUAL GRANTS(1)                         ANNUAL
                                               --------------------------------------------------------   RATES OF STOCK
                                               NUMBER OF    % OF TOTAL                                     APPRECIATION
                                               SECURITIES     OPTIONS                                       FOR OPTION
                                               UNDERLYING   GRANTED TO    EXERCISE                            TERM(3)
                                                OPTIONS      EMPLOYEES    PRICE PER                      -----------------
NAME                                            GRANTED     IN 1998(2)      SHARE      EXPIRATION DATE     5%       10%
---------------------------------------------  ----------   -----------   ---------   -----------------  -------  --------
Catherine M. Hapka...........................        --          --            --                    --       --        --
Michael E. Calabrese.........................   360,000        10.7%        $0.25     September 9, 2008  $56,601  $143,437
James A. Greenberg...........................    48,000         1.4%         0.25     September 9, 2008    7,547    19,125
Gloria A. Farler(4)..........................    24,000         0.7%         0.25     September 9, 2008    3,773     9,562
Eric H. Geis.................................        --          --            --                    --       --        --

------------------------------

(1) Options granted are immediately exercisable for all the option shares, but any shares purchased under such options will be subject to repurchase by us at such shares' option exercise price until they vest.

(2) We granted options to purchase 3,364,680 shares of common stock during 1998.

(3) Amount represents potential realizable value of option grants, assuming that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock.

(4) Ms. Farler resigned her position in February 1999.

                       FISCAL YEAR-END 1998 OPTION VALUES

    The following table provides information with respect to each of the Named Executive Officers, concerning the exercise of common and preferred stock options during 1998 and unexercised options held by them at the end of 1998.

                                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                                                         UNDERLYING                        MONEY
                                                                   UNEXERCISED OPTIONS AT                OPTIONS AT
                                       SHARES                         DECEMBER 31, 1998             DECEMBER 31, 1998(1)
                                     ACQUIRED ON      VALUE      ---------------------------   ------------------------------
NAME                                 EXERCISE(2)   REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-----------------------------------  -----------   -----------   -----------   -------------   ------------   ---------------
Catherine M. Hapka.................   3,869,999(4)   $73,019            --           --                 --           --
Michael E. Calabrese...............          --           --       360,000           --         $1,440,000           --
James A. Greenberg.................     547,642(5)        --        48,000           --            192,000           --
Gloria A. Farler(6)................      43,200(7)        --        24,000           --             96,000           --
Eric H. Geis.......................     132,000(8)        --            --           --                 --           --

------------------------------

(1) Amount based on the fair market value of our common stock on December 31, 1998 as determined by our Board of Directors, less the exercise price payable for such shares.

(2) The shares of common stock were deposited in escrow with our corporate secretary where they continue to vest in accordance with the applicable vesting provisions.

(3) Amount based on the fair market value, as determined by our Board of Directors, of our common stock and Series A preferred stock on the exercise date for such shares, less the exercise price paid for such shares.

(4) Ms. Hapka exercised all of these options in February 1998 for a net purchase price of $146,038 for common stock and $292,075 for Series A preferred stock. Ms. Hapka purchased the shares of Series A preferred stock at a $0.20 per share discount from market value, for an aggregate discount of $73,019.

(5) Mr. Greenberg exercised all of these options in January 1998 for a net purchase price of $22,818.

(6) Ms. Farler resigned her position in February 1999.

(7) Ms. Farler exercised all of these options in March 1998 for a net purchase price of $1,800.

(8) Mr. Geis exercised all of these options in January 1998 for a net purchase price of $5,500.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    None of our employees are employed for a specified term, and each employee's employment with us is subject to termination at any time by either party for any reason, with or without cause.

    Ms. Hapka's employment agreement provides for a salary of $350,000 per year, subject to periodic increases by the Board of Directors at its discretion. In addition, it provides for a bonus potential of 50% of her base salary for her second year of employment, which ends in June 1999, payable upon achievement of certain milestones to be proposed by Ms. Hapka and agreed to by the Board of Directors. In connection with her employment in June 1997, Ms. Hapka was granted an option to purchase 3,504,905 shares of common stock at an exercise price of $0.04 per share under the 1997 Stock Option/Stock Issuance Plan. Ms. Hapka exercised such options in February 1998, subject to our right of repurchase which lapses in accordance with the vesting schedule of the options. In connection with her employment, Ms. Hapka was also given the right to purchase up to 365,094 shares of Series A preferred stock at $0.80 per share. In February 1998, Ms. Hapka purchased these shares for an aggregate purchase price of $292,075. We do not hold a right to repurchase these shares. In the event Ms. Hapka's employment is terminated involuntarily and without cause, Ms. Hapka will be entitled to receive a lump sum payment in an amount equal to her then-current annual salary.

    Mr. Stringer's employment agreement provides for a salary of $300,000 per year, payable in accordance with Rhythms' regular pay period practices, and subject to periodic increases by the Board of Directors at its discretion. It also provides for guaranteed bonus compensation during the first year of employment of $200,000, payable in quarterly installments. For any future years of performance, Mr. Stringer's bonus will be consistent with the bonus plan applicable to other members of the Rhythms management team, as approved by the Board of Directors. In connection with his employment, Mr. Stringer was granted options to purchase 350,000 shares of common stock at an exercise price equal to the common stock's fair market value on the date of the grant. The options will vest over four years in accordance with the standard vesting schedule under our 1999 Stock Incentive Plan. Mr. Stringer has yet to exercise these options. In addition, Mr. Stringer was also granted an option to purchase 70,252 shares of common stock at an exercise price of $14.23 per share. This second option will vest over a two-year period in 24 equal monthly installments beginning on his hire date. Mr. Stringer has yet to exercise these options. In the event Mr. Stringer's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for a period of 12 months from the date of termination of his employment.

    Mr. Lanier's employment agreement provides for a salary of $250,000 per year, subject to periodic increases by the Board of Directors at its discretion. In addition, the agreement provides for an annual bonus of up to 25% of his annual salary. Mr. Lanier also received, as part of the acceptance of his employment, a hiring bonus of $50,000. In connection with his employment, Mr. Lanier was granted options to purchase 300,000 shares of common stock at an exercise price equal to the fair market price of the common stock on the date of the grant. Mr. Lanier has yet to exercise these options.

    Mr. Calabrese's employment agreement provides for an annual salary of $130,000, subject to periodic increases by the Board of Directors at its discretion. It provides for an annual bonus of up to 20% of his annual salary. In addition, Mr. Calabrese received, as part of the acceptance of his employment, a cash payment of $150,000, which also covered relocation expenses. In the event Mr. Calabrese's employment is terminated involuntarily and without cause during the first year of employment, which ends in August 1999, Mr. Calabrese will be entitled to receive a payment equal to one year's base salary payable in 12 monthly installments.

    Mr. Greenberg's employment agreement provides for an annual salary of $145,000, subject to periodic increases by the Board of Directors at its discretion.

    Mr. Geis' employment agreement provides for an annual salary of $136,000, subject to periodic increases by the Board of Directors at its discretion. It provides for an annual bonus of up to 25% of his base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Board of Directors currently has a compensation committee that reviews and approves the compensation and benefits to be provided to our executive officers and other key employees. In addition, the compensation committee administers the 1999 Stock Incentive Plan. The compensation committee currently consists of Messrs. Harrison, Stensrud and Walecka.

BENEFIT PLANS

1999 STOCK INCENTIVE PLAN

    Our 1999 Stock Incentive Plan is the successor equity incentive program to the 1997 Stock Option/ Stock Issuance Plan. The 1999 Stock Incentive Plan was adopted by the board on March 16, 1999 and became effective in April 1999. All outstanding options under the 1997 Stock Option/Stock Issuance Plan were at that time incorporated into the 1999 Stock Incentive Plan, and no further option grants may be made under the 1997 Stock Option/Stock Issuance Plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Incentive Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as grants made under the Discretionary Option Grant Program of the 1999 Stock Incentive Plan.

    As of June 30, 1999, we had reserved 8,161,944 shares of common stock for issuance under the 1999 Stock Incentive Plan. The number of shares of common stock reserved for issuance under the 1999 Stock Incentive Plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an amount equal to four percent (4%) of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 2,880,000 shares. In addition, no participant in the 1999 Stock Incentive Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 900,000 shares of common stock in the aggregate per calendar year.

    The 1999 Stock Incentive Plan is divided into five separate components:

    - the Discretionary Option Grant Program, under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

    - the Stock Issuance Program under which eligible individuals may, in the plan administrator's discretion, be issued shares of common stock directly, upon the attainment of designated performance milestones or upon the completion of a specified service requirement or as a bonus for past services;

    - the Salary Investment Option Grant Program, which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants;

    - the Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    - the Director Fee Option Grant Program, which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    The Discretionary Option Grant Program and the Stock Issuance Program are administered by the compensation committee. The compensation committee as plan administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, the board acting by disinterested majority has the exclusive authority to make any discretionary option grants or stock issuances to members of the compensation committee. The compensation committee also has the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board may exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee board members. All grants under those latter three programs shall be made in strict compliance with the express provisions of each program.

    The exercise price for the shares of common stock subject to option grants made under the 1999 Stock Incentive Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

    The plan administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1997 Stock Option/ Stock Issuance Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program. These rights provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from the 1997 Stock Option/Stock Issuance Plan contain any stock appreciation rights.

    In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator has complete discretion to grant one or more options under the Discretionary Option Grant Program which will vest and become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity is terminated within a designated period (not to exceed eighteen months) following that acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions.

    The plan administrator is also authorized to grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control (whether by successful tender offer for more than fifty percent of our outstanding voting stock or by a change in the majority of our board through one or more contested elections for board membership). Such accelerated vesting may occur either at the time of such change or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following the change.

    The options incorporated from the 1997 Stock Option/Stock Issuance Plan will immediately vest if we are acquired by merger or asset sale, unless our repurchase rights with respect to the unvested shares subject to those options are assigned to the successor entity. In addition, such options will vest and become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity is terminated within 24 months following that acquisition.

    In the event the plan administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files this timely election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    Under the Automatic Option Grant Program, eligible non-employee board members will receive a series of option grants over their period of board service. Each individual who first becomes a non-employee board member at any time at or after April 6, 1999 will receive an option grant for 28,800 shares of common stock on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after April 6, 1999, each non-employee board member who is to continue to serve as a non-employee board member (including the individuals who are currently serving as non-employee board members) will automatically be granted an option to purchase 7,200 shares of common stock, provided such individual has served on the board for at least six months. There will be no limit on the number of such 7,200 share option grants any one eligible non-employee Board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ will be eligible to receive one or more such annual option grants over their period of board service.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease to serve on the board service prior to vesting in those shares. The shares subject to each initial 28,800-share automatic option grant will vest in a series of six successive equal semi-annual installments upon the optionee's completion of each six-month period of board service over the thirty-six-month period measured from the grant date. The shares subject to each annual 7,200-share automatic grant will vest in two successive equal semi-annual installments upon the optionee's completion of each six-month period of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of service.

    If the Director Fee Option Grant Program is activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control or (ii) the death or disability of the optionee while serving as a board member.

    The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of us by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board effected through one or more contested elections for board membership.

    Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers as part of their option grants under the Discretionary Option Grant Program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

    The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate on the earliest of (i) February 28, 2009, (ii) the date on which all shares available for issuance under the 1999 Stock Incentive Plan have been issued as fully vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of us.

1999 EMPLOYEE STOCK PURCHASE PLAN

    Our 1999 Employee Stock Purchase Plan was adopted by the board on March 16, 1999 and became effective in April 1999. The plan is designed to allow our eligible employees and those of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the plan.

    One million two hundred thousand shares (1,200,000) of common stock have been reserved for issuance under the plan. The reserve will automatically increase on the first trading in January each year, beginning with calendar year 2000, by an amount equal to one percent of the total number of outstanding shares of our common stock on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 780,000 shares.

    The plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on April 6, 1999 and will end on the last business day in April 2001. The next offering period will commence on the first business day in May 2001, and subsequent offering periods will commence as designated by the plan administrator.

    Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than five calendar months per year) on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (the first business day of May or November each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    Payroll deductions may not exceed 15% of the participant's cash earnings, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in April and October each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 900 shares on any semi-annual purchase date, nor may all participants in the aggregate purchase more than 300,000 shares on any semi-annual purchase date.

    If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

    Should we be acquired by merger, sale of substantially all our assets or sale of securities possessing more than fifty percent of the total combined voting power of our outstanding securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of an acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of common stock on the participant's entry date into the offering period in which an acquisition occurs or (ii) the fair market value per share of common stock immediately prior to an acquisition. The limitation on the maximum number of shares purchasable in the aggregate on any one purchase date will not be in effect for any purchase date attributable to such an acquisition.

    The plan will terminate on the earlier of (i) the last business day of April 2009, (ii) the date on which all shares available for issuance under the plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of us by merger or asset sale.

    The board may at any time alter, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and certain executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES A PURCHASE AGREEMENT

    On July 3, 1997, we entered into a Series A Preferred Stock Purchase Agreement with Enterprise Partners, Brentwood Venture Capital, Kleiner Perkins Caufield & Byers, The Sprout Group and certain other investors (together, the "Series A Purchasers"). In a series of three closings, the Series A Purchasers purchased in the aggregate 12,280,000 shares of our Series A preferred stock for an aggregate purchase price of $12.3 million, which converted into 29,472,000 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. Also, pursuant to a Subsequent Closing Purchase Agreement dated as of December 23, 1997, we sold an additional 210,000 shares of our Series A preferred stock to certain other investors (the "Additional Series A Purchasers") for an aggregate purchase price of $210,000, which converted into 504,000 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. In connection with these sales, we entered into an Investors' Rights Agreement and Addendum with the Series A Purchasers and the Additional Series A Purchasers, which provided the Series A Purchasers and Additional Series A Purchasers with certain demand and piggyback registration rights, and certain rights of first offer in the event we propose to offer for sale certain of our securities. This investors' rights agreement and addendum has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

    In connection with an employment agreement between us and Catherine Hapka, we issued 365,094 shares of Series A preferred stock at a purchase price of $0.80 per share to Ms. Hapka, which converted into 876,226 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. Please see "Management--Employment Agreements and Change in Control Arrangements."

SERIES B PURCHASE AGREEMENT

    On March 12, 1998, we entered into a Series B Preferred Stock Purchase Agreement with certain of the Series A Purchasers and Enron (together, the "Series B Purchasers"). Under this agreement, the Series B Purchasers acquired an aggregate of 4,044,943 shares of Series B preferred stock for an aggregate purchase price of $18.0 million, which converted into 9,707,863 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. In connection with the Series B Preferred Stock Purchase Agreement, we entered into an Amended and Restated Investors' Rights Agreement with the Series A Purchasers, the Additional Series A Purchasers and the Series B Purchasers on March 12, 1998. This agreement replaced the investors' rights agreement and addendum from the Series A preferred stock financing and has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

SERIES C PURCHASE AGREEMENT; OTHER AGREEMENTS WITH MCI WORLDCOM

    In March 1999, we entered into a Series C Preferred Stock and Warrant Purchase Agreement with MCI WorldCom's investment fund, pursuant to which the fund acquired, for an aggregate purchase price of $30.0 million, 3,731,410 shares of Series C preferred stock, which converted into 4,477,692 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, and a warrant to purchase an aggregate of 720,000 shares of our common stock at $6.70 per share. In April 1999, we issued to MCI WorldCom's investment fund a warrant to purchase an additional 136,996 shares of common stock at $21.00 per share. In connection with this purchase agreement, we entered into an Amended and Restated Investors' Rights Agreement, which replaced the investors' rights agreement from the Series B Preferred Stock financing and has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

    The MCI WorldCom investment was part of a broader strategic arrangement between us and MCI WorldCom. As part of this strategic arrangement, we also entered into an agreement with MCI WorldCom which designates us as the first choice in its alternative access provisioning system for DSL services in certain circumstances, and which provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services. See "Business--Strategic Partnerships."

SERIES C PURCHASE AGREEMENT; OTHER AGREEMENTS WITH MICROSOFT

    In March 1999, we entered into a Series C Preferred Stock and Warrant Purchase Agreement with Microsoft, pursuant to which Microsoft acquired, for an aggregate purchase price of $30.0 million, 3,731,409 shares of Series C preferred stock, which converted into 4,477,691 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, and a warrant to purchase an aggregate of 720,000 shares of our common stock at a purchase price of $6.70 per share. In connection with this purchase agreement, we entered into an Amended and Restated Investors' Rights Agreement dated March 16, 1999 which replaced the investors' rights agreement from the MCI WorldCom investment and has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

    The Microsoft investment was also part of a broader strategic arrangement. As part of the Microsoft arrangement, we entered into an agreement in which Microsoft agreed to jointly distribute with us a co-branded DSL version of the Microsoft Network service focused on our small business customers. See "Business--Strategic Partnerships."

SERIES C PURCHASE AGREEMENT AND SERIES D PURCHASE AGREEMENT; OTHER AGREEMENTS WITH QWEST

    In connection with a broader customer relationship between us and Qwest, in April 1999 we entered into a Series C Preferred Stock and Warrant Purchase Agreement and a Series D Preferred Stock Purchase Agreement with U.S. Telesource, Qwest's wholly owned subsidiary. Pursuant to these agreements it acquired, for an aggregate purchase price of approximately $15 million, 932,836 shares of Series C preferred stock, which converted into 1,119,403 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, 441,176 shares of Series D preferred stock, which converted into 441,176 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, and a warrant to purchase an aggregate of 180,000 shares of our common stock at a purchase price of $6.70 per share. In connection with these purchase agreements, we entered into an Amended and Restated Investors' Rights Agreement (the "1999 Investors' Rights Agreement"), that replaced the investors' rights agreement from the Microsoft investment. Please see "--Investors Rights Agreement."

    The Qwest investment was also part of a broader strategic arrangement between us and Qwest. As part of the Qwest relationship, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations.

INVESTORS' RIGHTS AGREEMENT

    Pursuant to the terms of the 1999 Investors' Rights Agreement, the former holders of preferred stock acquired certain registration rights with respect to our common stock. At any time after October 6, 1999:

    - holders of 60% or more of the registrable securities, as defined in the 1999 Investors' Rights Agreement, may require us to register for public sale no less than 20% of their shares then outstanding; or

    - Enron may require us to register for public sale no less than 20% of our shares it then holds; or

    - MCI WorldCom's investment fund may require us to register for public sale no less than 20% of our shares it then holds.

    In addition, if certain competitors of MCI WorldCom or Qwest acquire greater than 5% of our common stock, then MCI WorldCom's investment fund or Qwest's wholly owned subsidiary, as the case may be, may require us to register for public sale all of its shares of our stock (each, a "Contingent Demand for Registration").

    Our Board of Directors may defer any of the above demands for registration for a period up to 120 days. We are obligated to effect only:

    - two such registrations pursuant to the request of holders of 60% or more of the registrable securities,

    - one such registration pursuant to the request of Enron,

    - one such registration pursuant to the request of MCI WorldCom's investment fund,

    - one Contingent Demand for Registration pursuant to the request of MCI WorldCom's investment fund, and

    - one Contingent Demand for Registration pursuant to the request of Qwest's subsidiary.

    In addition, if we propose to register securities under the Securities Act, with certain exceptions, then any of the parties to the 1999 Investors' Rights Agreement has a right to request that we register such holder's registrable securities, subject to quantity limitations determined by underwriters if the offering involves an underwriting. All registration expenses incurred in connection with the registrations described above and all piggyback registrations will be borne by us. The participating stockholders will pay for underwriting discounts and commissions incurred in connection with any such registrations. We have agreed to indemnify the parties to the agreement against certain liabilities in connection with any registration effected pursuant to the 1999 Investors' Rights Agreement, including Securities Act liabilities. Further, the holders of 40% or more of the registrable securities may require us to register all or a portion of our registrable securities on Form S-3 (a "Form S-3 Registration") when we qualify to file on such form, provided that the aggregate proceeds of each such registration are at least $5 million and subject to certain other conditions and limitations, including our ability to defer the filing of the Form S-3 Registration for a period of not more than 120 days in certain circumstances. All expenses incurred in connection with such a Form S-3 Registration shall be borne pro rata by the stockholders participating in the Form S-3 Registration. All registration rights will terminate no later than April 12, 2004. We have agreed to indemnify the stockholders against certain liabilities in connection with any registration effected pursuant to the 1999 Investors' Rights Agreement, including liabilities under the Securities Act.

OFFERING OF NOTES AND WARRANTS

    On May 5, 1998, we closed a private placement of units consisting of $290 million aggregate principal amount at maturity of senior discount notes and warrants to purchase 4,732,800 shares of our common stock. In October 1998, we exchanged our senior discount notes for a like principal amount of 1998 senior discount notes that we registered under the Securities Act. Certain associates of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), an initial purchaser in the May 1998 offering, own an aggregate of 8,278,651 shares of our common stock, which represent in the aggregate approximately 11.5% of our outstanding equity.

    Of these, Sprout Capital VII, L.P. beneficially owns 7,201,565 shares of our common stock, which represent in the aggregate approximately 10.0% of our outstanding equity. All of the shares owned by

Sprout Capital VII, L.P. are subject to a voting trust and are held by an independent third party as trustee. The trustee will vote such shares in its sole and absolute discretion as advised by an independent adviser who is not affiliated with Sprout Capital VII, L.P. and DLJSC.

    Also, Mr. Keith B. Geeslin is currently a member of our Board of Directors. Mr. Geeslin is a Divisional Senior Vice President of DLJ Capital Corporation, a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc., the parent of DLJSC. Mr. Geeslin is also one of several individuals who serve as general partners of DLJ Associates VII, L.P., which is a general partner of Sprout Capital VII, L.P. DLJ Capital Corporation is the managing general partner of each of Sprout Capital VII, L.P. and The Sprout CEO Fund, L.P.

DIRECTOR RELATIONSHIPS

    William R. Stensrud, a member of our Board of Directors, also served as our President and Chief Executive Officer from February 1997 through June 1997. Mr. Stensrud and Mr. Geeslin, also a member of our Board of Directors, each also serve as directors for Paradyne Corporation, one of our vendors. Additionally, from June 1996 through December 1996, Mr. Stensrud served as President of Paradyne Corporation. John L. Walecka, a member of our Board of Directors, served until July 1999 as a director for Xylan Corporation, an indirect vendor to us. For the period ended December 31, 1997 and for the year ended December 31, 1998, we made purchases totaling approximately $419,000 and $13.0 million, respectively, from Paradyne Corporation. We do not purchase any products directly from Xylan Corporation; rather, our purchase of Xylan Corporation products is sourced through Paradyne Corporation. We believe that our transactions with Paradyne Corporation and Xylan Corporation were completed at rates similar to those available from alternative vendors.

    Susan Mayer, a member of our Board of Directors, also serves as President of MCI WorldCom's investment fund and a Senior Vice President of MCI WorldCom, Inc. In March 1999, we entered into a strategic arrangement with MCI WorldCom, Inc. As part of this strategic arrangement, MCI WorldCom's investment fund invested $30.0 million in us. Please see "Business--Strategic Partnerships."

LEGAL SERVICES

    Jeffrey Blumenfeld, our Vice President and General Counsel, also serves as a partner of Blumenfeld & Cohen, a law firm which performs legal services for us. In connection with Mr. Blumenfeld's employment with us, we issued to him options to purchase 438,115 shares of common stock at an exercise price of $0.04 per share, which were exercised in January 1998. In addition, Mr. Blumenfeld and certain other partners of Blumenfeld & Cohen purchased an aggregate of 140,000 shares of Series A preferred stock at $1.00 per share, which converted into 336,000 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. For the period ended December 31, 1997 and for the year ended December 31, 1998, we incurred expenses for legal fees to Blumenfeld & Cohen of approximately $92,000 and $1.3 million, respectively.

    Pursuant to the terms of a written employment agreement with Mr. Blumenfeld, we have agreed to employ him as Vice President and General Counsel at an annual salary of $110,000 for a minimum time commitment by Mr. Blumenfeld of 24 hours a week. Under the terms of such agreement, Blumenfeld & Cohen has agreed to charge us at a discount from its regular rates for legal services, including Mr. Blumenfeld's time in excess of his minimum time commitment.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of August 31, 1999 with respect to the beneficial ownership of our common stock by:

    - each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

    - our directors and our Named Executive Officers, and

    - all executive officers and directors as a group.

Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of August 31, 1999 as described in the footnotes below. Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Unless otherwise indicated, the address for each stockholder is c/o Rhythms NetConnections Inc., 6933 South Revere Parkway, Englewood, Colorado 80112.

                                                                                  NUMBER OF
                                                                                 BENEFICIALLY         PERCENTAGE
BENEFICIAL OWNER(1)                                                            OWNED SHARES(1)    BENEFICIALLY OWNED
-----------------------------------------------------------------------------  ----------------  ---------------------
Brentwood Venture Capital(2).................................................        8,278,651              10.9%
Enterprise Partners(3).......................................................       10,440,415              13.7%
Kleiner Perkins Caufield & Byers(4)..........................................        8,278,651              10.9%
MCI WorldCom Venture Fund, Inc.(5)...........................................        5,334,688               6.9%
The Sprout Group(6)..........................................................        8,278,651              10.9%
Enron Communications Group(7)................................................        5,393,258               7.1%
Microsoft Corporation(8).....................................................        5,197,691               6.8%
Catherine M. Hapka(9)........................................................        4,621,130               6.1%
Michael E. Calabrese.........................................................          360,000                 *
Eric H. Geis.................................................................          150,000                 *
James A. Greenberg(10).......................................................          715,642                 *
Gloria Farler(11)............................................................           30,000                 *
Kevin R. Compton(12).........................................................               --                --
Keith B. Geeslin(13).........................................................               --                --
Ken Harrison(14).............................................................               --                --
Susan Mayer(15)..............................................................               --                --
William R. Stensrud(16)......................................................               --                --
John L. Walecka(17)..........................................................               --                --
Edward J. Zander(18).........................................................           60,000                 *
All directors and executive officers as a group (18 persons)(19).............        8,463,138              11.0%

------------------------------
* Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1) Except as indicated by footnote, we understand that the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2) Consists of shares beneficially owned by Brentwood Affiliates Fund, L.P. and Brentwood Associates VII, L.P. (collectively, the "Brentwood Entities"). The address for the Brentwood Entities is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, California 94025.

(3) Consists of shares beneficially owned by Enterprise Partners III Associates, L.P., Enterprise Partners III, L.P. and Enterprise Partners IV, L.P. (collectively, the "Enterprise Entities"). The address for each of the Enterprise Entities is 7979 Ivanhoe, Suite 550, La Jolla, California 92037.

(4) Consists of shares beneficially owned by Kleiner Perkins Caufield & Byers VIII, KPCB VIII Founders Fund and KPCB VIII Information Sciences Zaibatsu Fund II (collectively, the "KPCB Entities"). The address for each of the KPCB Entities is 2750 Sand Hill Road, Menlo Park, California 94025.

(5) Includes 856,996 shares issuable upon exercise of warrants exercisable within 60 days of August 31, 1999. The address for MCI WorldCom Venture Fund, Inc. is 1801 Pennsylvania Avenue, Washington, D.C. 20006.

(6) Consists of shares beneficially owned by DLJ Capital Corporation, DLJ First ESC L.L.C., Sprout Capital VII, L.P. and The Sprout CEO Fund, L.P. (collectively, the "Sprout Entities"). The address for each of the Sprout Entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, California 94025. Of these, Sprout Capital VII, L.P. beneficially owns 7,201,565 shares. All of the shares beneficially owned by Sprout Capital VII, L.P. are subject to a voting trust agreement and are held and voted by an independent third party, First Union Trust Company, National Association, as voting trustee. Please see "Certain Relationships and Related Transactions--Offering of Notes and Warrants."

(7) The address for Enron Communications Group, Inc. is 210 Southwest Morrison Street, Suite 400, Portland, Oregon 97204.

(8) Includes 720,000 shares issuable upon exercise of a warrant exercisable within 60 days of August 31, 1999. The address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052.

(9) Includes shares held by Ms. Hapka's children, Christopher H. Safaya and Catherine A. Safaya, in the amount of 5,333 shares each and shares held by Christopher H. Safaya 1999 Trust and Catherine A. Safaya 1999 Trust in the amount of 120,000 shares each.

(10) Includes 120,000 shares issuable upon exercise of options exercisable within 60 days of August 31, 1999.

(11) Ms. Farler resigned in February 1999.

(12) Excludes shares held by the KPCB Entities. Mr. Compton, as a General Partner of KPCB, may be deemed to have voting and investment power over the shares held by the KPCB Entities. Mr. Compton disclaims beneficial interest in such shares, except to the extent of his interest in the KPCB Entities.

(13) Excludes shares held by the Sprout Entities. Mr. Geeslin, as a General Partner of The Sprout Group, may be deemed to have voting and investment power over the shares held by the Sprout Entities. Mr. Geeslin disclaims beneficial interest in such shares, except to the extent of his interest in the Sprout Entities.

(14) Excludes shares held by Enron. Mr. Harrison, as Chairman of Enron, may be deemed to have voting and investment power over the shares held by Enron. Mr. Harrison disclaims beneficial interest in such shares, except to the extent of his interest in Enron.

(15) Excludes shares held by MCI WorldCom's investment fund. Ms. Mayer, as President of MCI WorldCom's investment fund, may be deemed to have voting and investment power over the shares held by MCI WorldCom's investment fund. Ms. Mayer disclaims beneficial interest on such shares, except to the extent of her interest in MCI WorldCom's investment fund.

(16) Excludes shares held by the Enterprise Entities. Mr. Stensrud, as a General Partner of Enterprise Partners, may be deemed to have voting and investment power over the shares held by the Enterprise Entities. Mr. Stensrud disclaims beneficial interest in such shares, except to the extent of his interest in the Enterprise Entities.

(17) Excludes shares held by the Brentwood Entities. Mr. Walecka, as a General Partner of Brentwood Venture Capital, may be deemed to have voting and investment power over the shares held by the Brentwood Entities. Mr. Walecka disclaims beneficial interest in such shares, except to the extent of his interest in the Brentwood Entities.

(18) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of August 31, 1999.

(19) Includes 1,000,252 shares issuable upon exercise of options or warrants exercisable within 60 days of August 31, 1999 and excludes shares held by the Brentwood Entities, the Enterprise Entities, the KPCB Entities, MCI WorldCom, the Sprout Entities, Enron Communications Group and Microsoft.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

    We sold the old notes to the initial purchasers. The initial purchasers resold the old notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). In issuing the old notes, we agreed to use our reasonable best efforts to cause to become effective within the time period specified in the registration rights agreement dated April 23, 1999, a registration statement with respect to the exchange offer (the "Exchange Offer Registration Statement"). We will file with the SEC a shelf registration statement (the "Shelf Registration Statement") if:

    (1) we are not required to file the Exchange Offer Registration Statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

    (2) any holder of old notes notifies us prior to the 20th day following the consummation of the exchange offer that:

       (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

       (b) it may not resell the new notes it acquired in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

       (c) it is a broker-dealer and owns old notes acquired directly from us or one of our affiliates.

The Shelf Registration Statement will cover resales of old notes by holders who have provided certain information required by us in connection with the Shelf Registration Statement.

    We are making the exchange offer to satisfy our obligations under the registration rights agreement. Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered by the holders for exchange. See "Risk Factors--Consequences of not tendering old notes in the exchange offer." We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

    We believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by their holders without compliance with the registration and prospectus delivery provisions of the Securities Act. Our belief is based on an interpretation by the staff of the SEC set forth in the staff's Exxon Capital Holdings Corp. SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc. SEC No-Action Letter (available June 5, 1991), Shearman & Sterling SEC No-Action Letter (available July 7, 1993), and other no-action letters issued to third parties. Any holder who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the new notes:

    (1) cannot rely on the interpretation by the staff of the SEC set forth in the above referenced no-action letters,

    (2) cannot tender its old notes in the exchange offer, and

    (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, each broker-dealer that holds old notes acquired for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") that receives new notes for its own account in exchange for old notes not acquired directly from us must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

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
    Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions of the exchange offer described in this prospectus and the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. Old notes may be tendered only in integral multiples of $1,000 principal amount.

    As of June 30, 1999, there was $325 million of aggregate principal amount of the old notes outstanding. We are sending this prospectus, together with the letter of transmittal to such registered holders as of September 16, 1999.

    We arranged for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company acting as depositary. The new notes will also be issued and transferable in book-entry form through DTC. See "--Book-Entry Transfer; Delivery and Form."

    We will accept validly tendered old notes by giving oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

    If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, the certificates for any such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry transfer will be made, in each case, as promptly as practicable after the expiration date.

    You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes tendered in the exchange offer. We will pay the expenses, other than certain applicable taxes, of the exchange offer. See "--Fees and Expenses."

    WE ARE NOT MAKING, NOR IS OUR BOARD OF DIRECTORS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR OLD NOTES IN THE EXCHANGE OFFER. NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISERS, IF ANY, BASED ON YOUR OWN FINANCIAL POSITION AND REQUIREMENTS.

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS. The "expiration date" is October 13, 1999. In our sole discretion, we may extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

    To extend the expiration date, we will notify the exchange agent and the record holders of old notes of any extension by oral (followed by written) notice, before 9:00 a.m., New York City time, on the business day following the previously scheduled expiration date. We may extend the exchange offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of old notes are tendered.

    We reserve the right to delay accepting any old notes, to extend the exchange offer, to amend the exchange offer or to terminate the exchange offer and not accept old notes not previously accepted if any of the conditions described in "--Conditions" occurs and is not waived. Waiver must be given by oral or written notice to the exchange agent as promptly as practicable. If the exchange offer is amended in a manner we determine to be material, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment. We will also extend the exchange offer in such circumstances for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the old notes, if the exchange offer would otherwise expire during such five to ten business day period.

    We have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination of the exchange offer, other than by making a timely release to the Dow Jones News Service. We may make such announcement in any additional ways at our discretion.

INTEREST ON THE NEW NOTES AND THE OLD NOTES

    The old notes will continue to accrue interest at the rate of 12 3/4% per annum through (but not including) the date of issuance of the new notes. Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 12 3/4% per annum in accordance with their terms. From and after the date of issuance of the new notes, the new notes will accrue interest at the rate of 12 3/4% per annum. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 1999.

PROCEDURES FOR TENDERING

    To tender in the exchange offer, you must follow these steps:

    (a) complete, sign and date the letter of transmittal, or a facsimile of it;

    (b) have the signatures on the letter guaranteed if required by Instruction 3 of the letter of transmittal; and

    (c) mail or otherwise deliver such letter of transmittal or such facsimile, together with the old notes and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date.

    If delivery of the old notes is made through book-entry transfer into the exchange agent's account at DTC, you must tender the old notes in accordance with DTC's Automated Tender Offer Program (ATOP) procedures. See "--Book-Entry Transfer; Delivery and Form."

    Your tender of old notes will constitute an agreement between us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    You must deliver all documents for tender to the exchange agent at its address set forth below. You may also request your brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT YOUR OPTION AND YOUR SOLE RISK. DOCUMENTS ARE DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO INSURE TIMELY DELIVERY.

    Only a holder of old notes may tender such old notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

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
    If your old notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If your old notes are so registered and you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a letter of transmittal or notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution"). Signatures do not need to be guaranteed if the old notes are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the letter, such old notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered holder or holders appears on the old notes.

    If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons must indicate their capacity when signing. Unless waived by us, you must then submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

    We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes acceptance of which would, in the opinion of our counsel, be unlawful for us to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. No one is under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will any person incur any liability for failure to give such notification. Old notes are not properly tendered until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable after the expiration date.

    In addition, we reserve the right in our sole discretion:

    - to purchase or make offers for any old notes that remain outstanding after the expiration date;

    - to terminate the exchange offer as described in "--Conditions"; and

    - to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

    By tendering, you will represent to us, among other things, that:

    - the new notes you acquire in the exchange offer are being obtained in the ordinary course of your business;

    - you have no arrangement with any person to participate in the distribution of such new notes; and

    - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

    If you are a Participating Broker-Dealer that will receive new notes for your own account in exchange for old notes that were not acquired directly from us, by tendering you will acknowledge that you will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER; DELIVERY AND FORM

    The old notes, which were purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), were initially represented by two global old notes in fully registered form, all registered in the name of a nominee of DTC.

    The new notes exchanged for the old notes represented by the global old notes will be represented by global new notes in fully registered form, registered in the name of the nominee of DTC.

    The global new notes will be exchangeable for definitive new notes in registered form, in denominations of $1,000 principal amount and integral multiples of $1,000. The new notes in global form will trade in DTC's same-day funds settlement system, and secondary market trading activity in such new notes will therefore settle in immediately available funds.

    We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Subject to the establishment of this account, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account with respect to the old notes in accordance with DTC's ATOP procedures for such book-entry transfers. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the exchange for old notes so tendered will be made only after two conditions are met.

    First, DTC must timely confirm (a "Book-Entry Confirmation") such book-entry transfer of the old notes into the exchange agent's account.

    Second, the exchange agent must timely receive a Book-Entry Confirmation with a message, transmitted by DTC and received by the exchange agent and forming part of the Book-Entry Confirmation, which states that DTC has received express acknowledgment from a participant tendering old notes that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that such agreement may be enforced against such participant (an "Agent's Message").

GUARANTEED DELIVERY PROCEDURES

    OLD NOTES HELD THROUGH DTC. If you are a DTC Participant and hold your old notes through DTC, but you cannot transmit your acceptance through ATOP prior to the expiration date, you may effect a tender if:

    (1) a guaranteed delivery is made by or through an Eligible Institution;

    (2) before 5:00 p.m., New York City time on the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form we have provided; and

    (3) Book-Entry Confirmation and a corresponding Agent's Message are received by the exchange agent within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery.

    OLD NOTES HELD BY HOLDERS. If your old notes are not immediately available, if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or if you cannot complete the procedures for book-entry transfer prior to the expiration date, you may effect a tender if:

    (1) the tender is made through an Eligible Institution;

    (2) before the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile of such letter) together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, or a Book-Entry Confirmation, as the case may be, will be delivered by the Eligible Institution to the exchange agent; and

    (3) such properly completed and executed letter of transmittal (or facsimile of such letter), as well as the certificate(s) representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request of the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    OLD NOTES HELD THROUGH DTC. If you are a DTC Participant and have transmitted your acceptance through ATOP, you may, before 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given by such acceptance by delivering to the exchange agent a written or facsimile notice of withdrawal of your acceptance instruction. This notice of withdrawal must be delivered to the exchange agent at its address set forth under "--Exchange Agent" and must contain:

    - your name and number;

    - the principal amount of the old notes to which such withdrawal is related; and

    - your signature.

Withdrawal of your acceptance instruction will be effective when the exchange agent receives your written notice of withdrawal.

    OLD NOTES HELD BY HOLDERS. Except as otherwise described in this prospectus, tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth in this prospectus before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    (1) specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

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
    (2) identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes);

    (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such old notes into the name of the person withdrawing the tender; and

    (4) specify the name in which any such old notes are to be registered, if different from that of the Depositor.

    All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures, described above under "--Procedures for Tendering" at any time before the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes not accepted for exchange, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such old notes, if any of the following conditions exist:

    (1) the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the SEC;

    (2) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might impair our ability to proceed with the exchange offer;

    (3) any law, statute, rule or regulation is adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the exchange offer;

    (4) a banking moratorium is declared by U.S. federal or California or New York state authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    (5) trading on the New York Stock Exchange or generally in the U.S. over-the-counter market is suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

    (6) a stop order is issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings are initiated or, to our knowledge, threatened for that purpose.

    If any such conditions exist, we may:

    - refuse to accept any old notes and return all tendered old notes to exchanging holders;

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
    - extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes (see "-- Withdrawal of Tenders"); or

    - waive certain of such conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn or revoked.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver in a manner reasonably calculated to inform holders of old notes of such waiver. The conditions described above are for our sole benefit. We may assert any condition regardless of the circumstances giving rise to any such condition. We may waive any condition in whole or in part at any time and from time to time in our sole discretion. We are not waiving these rights by failing to exercise them. These rights are ongoing and may be asserted at any time and from time to time.

EXCHANGE AGENT

    We appointed State Street Bank and Trust Company of California, N.A. as exchange agent for the exchange offer. Send letters of transmittal and notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:               By Overnight Courier:

Attention: Ralph Jones                         Attention: Ralph Jones
State Street Bank and Trust Company of         State Street Bank and Trust Company of
  California, N.A.                             California, N.A.
c/o State Street Bank and Trust Company        c/o State Street Bank and Trust Company
P.O. Box 778                                   2 Avenue de Lafayette
Boston, MA 02102-0778                          Corporate Trust Window, Fifth Floor
Phone: (617) 662-1548                          Boston, MA 02111-1724
                                               Phone: (617) 662-1548

By Hand:                                       By Facsimile:

Attention: Ralph Jones                         Attention: Ralph Jones
State Street Bank and Trust Company of         (617) 664-5290
  California, N.A.                             Confirm by telephone:
c/o State Street Bank and Trust Company        (617) 662-1548
2 Avenue de Lafayette
Corporate Trust Window, Fifth Floor
Boston, MA 02111-1724
Phone: (617) 662-1548

FEES AND EXPENSES

    We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of ours and our affiliates and by persons so engaged by the exchange agent.

    We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

    We will pay the cash expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and the trustee under the indenture and accounting and legal fees.

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
    We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder if:

    (1) certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered;

    (2) tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    (3) a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

In such circumstances, you must submit satisfactory evidence of payment of such taxes or exception from such taxes with the letter of transmittal or the amount of such transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

    The new notes will be recorded at the same carrying value as the old notes. Accordingly, no gain or loss for accounting purposes will be recognized upon completion of the exchange offer. The issuance costs incurred in connection with the exchange offer will be capitalized and amortized over the term of the new notes.

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
                            DESCRIPTION OF THE NOTES

    The old notes were issued under an Indenture (the "Indenture") dated as of April 23, 1999, between Rhythms NetConnections Inc. (the "Company") and State Street Bank and Trust Company of California, N.A., as Trustee, a copy of the form of which will be made available to prospective purchasers upon request, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the old notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The old notes are subject to all such terms, and holders of old notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, including the definitions therein of certain terms used below. Copies of such agreements have been filed as exhibits to the registration statement of which this prospectus is a part and are available from the SEC or as set forth below under "Where You Can Find More Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

    The notes were issued only in fully registered form without coupons, in denominations of $1,000 principal amount and integral multiples thereof. Principal of, premium, if any, on and interest on the notes are payable, and the notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Exchange Offer--Book-Entry Transfer; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

    The notes are general unsecured (except as set forth under "--Security"), obligations of the Company, limited to $325 million aggregate principal amount, and will mature on April 15, 2009. Cash interest on the notes will accrue at a rate of 12 3/4% per annum, and will be payable semi-annually in arrears on each April 15 and October 15 to registered holders of notes on the April 1 or October 1, as the case may be, immediately preceding such interest payment date, commencing October 15, 1999. Interest on the notes will accrue from the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from April 23, 1999. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If the Company defaults on any payment of principal (whether at maturity, upon redemption or otherwise), cash interest will continue to accrue and, to the extent permitted by law, cash interest will accrue on overdue installments of interest at the rate of interest borne by the notes.

REDEMPTION

    OPTIONAL REDEMPTION. The notes are redeemable, at the option of the Company, in whole or in part, at any time on or after April 15, 2004, upon not less than 30 nor more than 60 days' written notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, and liquidated damages, if any, to the applicable

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redemption date, if redeemed during the twelve-month period beginning on April
15 of each of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2004..............................................................................     106.375%
2005..............................................................................     104.250%
2006..............................................................................     102.125%
2007 and thereafter...............................................................     100.000%

    In addition, at any time on or prior to April 15, 2002, the Company may, other than in any circumstances resulting in a Change of Control, redeem, at its option, up to a maximum of 35% of the originally-issued aggregate principal amount of notes at a redemption price (determined at the applicable redemption date) equal to 112.75% of the principal amount of the notes so redeemed plus accrued and unpaid interest, if any, and liquidated damages, if any, with the net cash proceeds of (a) one or more Public Equity Offerings and/or (b) the sale, subsequent to the Issue Date, of Capital Stock (other than Disqualified Stock) in one or more transactions not constituting a Public Equity Offering to Strategic Equity Investors, resulting in gross cash proceeds to the Company of at least $25.0 million in the aggregate; PROVIDED that not less than 65% of the originally-issued aggregate principal amount of notes is outstanding immediately following such redemption. Any such redemption must be effected upon not less than 30 nor more than 60 days' notice given within 30 days after the consummation of a Public Equity Offering or sale to one or more Strategic Equity Investors, the net proceeds from which, together with any net proceeds from any prior Public Equity Offerings or sales to Strategic Equity Investors, are to be used to effect an optional redemption in accordance with this paragraph.

    MANDATORY REDEMPTION. The Company will not be required to repurchase the notes or make any mandatory redemption or sinking fund payments in respect of the notes. However, (i) following the occurrence of a Change of Control, the Company will be required to make an offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, and (ii) following the occurrence of an Asset Sale, the Company may be obligated to make an offer to purchase all or a portion of the outstanding notes at a price equal to 100% of the principal amount thereof, in each case plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of purchase. See "--Certain Covenants--CHANGE OF CONTROL" and "--DISPOSITION OF PROCEEDS OF ASSET SALES," respectively.

    SELECTION; EFFECT OF REDEMPTION NOTICE. In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and just; provided that any redemption pursuant to the provisions relating to redemptions from the proceeds of one or more Public Equity Offerings or sales to one or more Strategic Equity Investors shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to DTC procedures). No notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. Upon giving of a redemption notice, interest on notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and such notes will cease to be outstanding.

SECURITY

    We used approximately $113.2 million of the net proceeds of the issuance of the old notes to purchase the Pledged Securities in an amount sufficient, upon receipt of scheduled interest and principal on the Pledged Securities, to pay in full the first six scheduled interest payments (excluding liquidated damages, if any) due on the notes (unless already paid). The Pledged Securities consist of six groups of Government Securities, one for each of the first six scheduled interest payments. Each such group consists of Government Securities maturing on, or as nearly as possible prior to, the date of the corresponding scheduled interest payment in an aggregate amount sufficient upon receipt of scheduled interest and principal payments of such securities (determined as described in the preceding sentence) to provide for payment in full of such scheduled interest payment.

    We pledged the Pledged Securities to the Trustee as escrow agent for the benefit of the holders of the notes and the 1998 Notes pursuant to the Pledge and Escrow Agreement, and the Trustee holds the Pledged Securities in the Collateral Investments Account. The Pledged Securities equally and ratably secure the notes and the 1998 Notes. Pursuant to the Pledge and Escrow Agreement, immediately prior to a scheduled interest payment date on the notes, either the Company may deposit with the Trustee, from funds otherwise available to the Company, cash sufficient to pay the interest scheduled to be paid on such date, or the Company may direct the Trustee to release from the Collateral Investments Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company Pledged Securities from the Collateral Investments Account in like amount. A failure by the Company to pay any of the first six scheduled interest payments on the notes in a timely manner after a five-day cure period will constitute an immediate Event of Default under the Indenture.

    Interest earned on the Pledged Securities is held in a cash collateral account maintained by the Trustee. In the event that collectively the funds held in the cash collateral account and the Pledged Securities held in the Collateral Investment Account exceed the amount sufficient, based on the report of an internationally recognized firm of independent public accountants or a nationally recognized investment banking firm, in either case selected by the Company, to provide for payment in full of the first six scheduled interest payments (excluding liquidated damages, if any) due on the notes (or, in the event any interest payment or payments shall have been made, an amount sufficient to provide for the payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release any such excess amount to the Company at the Company's request. The notes and the 1998 Notes will be equally and ratably secured by a first priority security interest in the Pledged Securities in the Collateral Investment Account and the cash collateral account. Accordingly, the Pledged Securities in the Collateral Investment Account and the cash collateral account will also secure repayment of the principal amount of the notes and the 1998 Notes to the extent of such security. The Pledge and Escrow Account allows the Company to substitute for the Government Securities originally pledged as collateral either:

    (a) Marketable U.S. Securities; PROVIDED, HOWEVER, that the Marketable U.S. Securities so substituted must have a value (measured at the date of substitution), in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, in either case selected by the Company, at least equal to 125.0% of the amount of all of the first six scheduled interest payments (excluding liquidated damages, if any) due on the notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as security for the Company's obligations under the Pledge and Escrow Agreement; or

    (b) Government Securities with different maturities than the Government Securities originally pledged; PROVIDED, HOWEVER, that the Government Securities so substituted must be in such amount and with such maturity as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, in either case selected by the Company, to provide for payment in full of those of the first six scheduled interest payments (excluding liquidated damages, if any) due on the notes that are then unpaid.

    Under the Pledge and Escrow Agreement, assuming that the Company makes the first six scheduled interest payments on the notes in a timely manner, all of the Pledged Securities will have been released from the Collateral Investment Account and all remaining cash will be released from the cash collateral account and thereafter the notes will be unsecured.

RANKING

    The Indebtedness of the Company evidenced by the notes will rank senior in right of payment to all Subordinated Indebtedness of the Company and PARI PASSU in right of payment with all existing and future unsecured and unsubordinated Indebtedness of the Company. The notes will be effectively subordinated in right of payment to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. As of June 30, 1999, the Company has $494.3 million in outstanding debt of which approximately $0.6 million is secured Indebtedness (consisting of bank Indebtedness), and is effectively senior in right of payment to the notes, and approximately $493.7 million is unsecured and unsubordinated Indebtedness (including the notes and the 1998 Notes, which will accrete to $290 million in 2003 if not earlier repurchased or redeemed), which is PARI PASSU in right of payment with the notes. The new notes will also be structurally subordinated to all existing and future Indebtedness of any Subsidiary of the Company. As of June 30, 1999, the Company's Subsidiaries had no outstanding Indebtedness.

    Although the Indenture contains limitations on the amount of additional Indebtedness that the Company or its Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS" below. If the Company becomes insolvent or is liquidated, or if payment under any secured Indebtedness is accelerated, the lenders under such Indebtedness would be entitled to exercise the remedies available to a secured lender under applicable law pursuant to the terms of the applicable financing agreements. Accordingly, any claims of such lenders with respect to assets secured in their favor will be prior to any claims of the holders of the notes with respect to such assets.

CERTAIN COVENANTS

    Set forth below are certain covenants that are contained in the Indenture.

    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, Guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness), except for Permitted Indebtedness (including Acquired Indebtedness to the extent it would constitute Permitted Indebtedness); PROVIDED
(i) the Company will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving PRO FORMA effect to such incurrence (including the application of the net proceeds therefrom), the Indebtedness to EBITDA Ratio would be less than or equal to 6 to 1.

    Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary) shall be deemed incurred at the time such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary. In addition, pursuant to the purchase agreement entered into among the Company and each of Merrill Lynch, Salomon Smith Barney Inc. and Chase Securities Inc., the Company has agreed that for a period of 180 days from the date of the final Offering Memorandum (April 16, 1999), it will not, without the prior written consent of Merrill Lynch, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of, any debt security of the Company or security of the Company that is convertible into, or exchangeable for, any debt security of the Company (other than the new notes). See "Plan of Distribution."

    Accrual of interest, accretion or amortization of original issue discount and reductions in any collateral described in clause (B) of the definition of "Indebtedness" by reason of payments of interest on the Indebtedness secured by such collateral will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

    (i) no Default shall have occurred and be continuing at the time of or upon giving effect to such Restricted Payment;

    (ii) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of Indebtedness under the proviso of the covenant "--LIMITATION ON ADDITIONAL INDEBTEDNESS"; and

   (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of, without duplication, (a) 50% of the Consolidated Net Income accrued on a cumulative basis during the period beginning on the first day of the first fiscal quarter immediately subsequent to the Issue Date and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such cumulative Consolidated Net Income of the Company for such period is a deficit, minus 100% of such deficit) for which financial statements are available, in any event determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary, PLUS (b) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after May 5, 1998 or (y) from the issuance and sale of its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock), in each case on or after May 5, 1998 to a Person who is not a Subsidiary of the Company, PLUS (c) the aggregate net proceeds received by the Company from the issuance (other than to a Subsidiary of the Company) on or after May 5, 1998 of its Capital Stock (other than Disqualified Stock) upon the conversion of, or in exchange for, Indebtedness of the Company or upon the exercise of options, warrants or other rights of the Company, PLUS (d) in the case of the disposition or repayment (in whole or in part) of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to the applicable portion of such Investment and the cost of the applicable portion of such Investment, in either case, less the cost of the disposition of such Investment, PLUS (e) in the case of any Revocation with respect to a Subsidiary of the Company that was made subject to a Designation after the Issue Date, an amount equal to the lesser of the Designation Amount with respect to such Subsidiary or the Fair Market Value of the Investment of the Company and the Restricted Subsidiaries in such Subsidiary at the time of Revocation. For purposes of the preceding clause (b), there shall be excluded in all cases any issuance and sale of Capital

         Stock in one or more Public Equity Offerings or to Strategic Equity Investors to the extent the net cash proceeds are used, prior to April 15, 2002, to redeem notes as described under "--Redemption--OPTIONAL REDEMPTION." The Company may not redeem notes as described under "--Redemption--OPTIONAL REDEMPTION" from net cash proceeds received by the Company from the issuance on or after the Issue Date of its Capital Stock if such net cash proceeds have ever been included in a determination of the amount of Restricted Payments that may be made by the Company pursuant to this covenant, unless the Company would have been able to make such Restricted Payment without including such net cash proceeds in such determination.

    For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

    The provisions of this covenant shall not prohibit the following (each of which shall be given independent effect): (1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof if at such date of declaration such payment would be permitted by the provisions of the Indenture; (2) the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, shares of Capital Stock of the Company (other than Disqualified Stock); PROVIDED that any such net cash proceeds are excluded from clause (iii) (b) of the second preceding paragraph; (3) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness (A) made by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) Capital Stock (other than Disqualified Stock) of the Company PROVIDED that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph; or (y) other Subordinated Indebtedness to the extent that (I) its stated maturity for the payment of principal thereof is not prior to the 91st day after the final stated maturity of the notes, (II) its principal amount does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon an acceleration thereof, such lesser amount) of the Subordinated Indebtedness being refinanced, PLUS any premium required to be paid in connection with such refinancing pursuant to the terms of such Subordinated Indebtedness being refinanced, plus the amount of expenses of the Company incurred in connection with such refinancing, and (III) such new Subordinated Indebtedness is subordinated to the notes to the same extent as the Subordinated Indebtedness being refinanced, or (B) with Unutilized Cash Proceeds remaining after completion of an Asset Sale pursuant to the fifth paragraph of the covenant described under "--DISPOSITION OF PROCEEDS OF ASSET SALES"; (4) so long as no Default shall have occurred and be continuing, purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors upon or following termination (whether by reason of death, disability or otherwise) of their employment with the Company or one of its Subsidiaries; PROVIDED that payments shall not exceed $500,000 in any fiscal year in the aggregate; (5) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in contemplation of merger, consolidation or transfer of assets that complies with the provisions of the Indenture relating to mergers, consolidations or transfers of substantially all of the assets of the Company; (6) any purchase of any fractional share of Common Stock of the Company in connection with an exercise of the 1998 Warrants and any repurchase of 1998 Warrants pursuant to a Repurchase Offer (as defined in the 1998 Warrant Agreement); and (7) Restricted Payments in addition to those otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $10.0 million.

    In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (1), (4) and (7) above shall be included, without duplication, as Restricted Payments.

    LIMITATION ON LIENS SECURING CERTAIN INDEBTEDNESS. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of the property or assets of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or any proceeds therefrom, which secure either (x) Subordinated Indebtedness, unless the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (y) Indebtedness of (A) the Company that is not Subordinated Indebtedness or (B) any Restricted Subsidiary, unless in each case the notes are equally and ratably secured with the Liens securing such other Indebtedness, except, in the case of clauses (x) and (y), for Permitted Liens and for Liens to secure Debt Securities on cash representing the proceeds of such Debt Securities or on Government Securities acquired with such cash and pledged for the purpose of providing for the payment of principal of, and/or interest on, such Debt Securities.

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, and liquidated damages, if any, to such Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of notes, not less than 30 days nor more than 60 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction which may be highly leveraged.

    Future Indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a change of control (as defined in the instruments governing such Indebtedness). Moreover, the exercise by the Holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. The Company's obligation to make a Change of Control Offer following a Change of Control shall be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. See "Risk Factors--Risks Associated with a Change of Control."

    If the Company is required to make a Change of Control Offer, the Company shall comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations. To the extent that the provisions of any such securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant solely by virtue of such compliance.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make any Investment in the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or to any Restricted Subsidiary, except for (i) any encumbrance or restriction in existence on the Issue Date, (ii) customary non-assignment provisions, (iii) any encumbrances or restriction pertaining to an asset subject to a Lien to the extent set forth in the security documentation governing such Lien, (iv) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof, (v) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause
(iv) above; PROVIDED that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced, (vi) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question, and (vii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Permitted Indebtedness contained in any Debt Securities or Permitted Credit Facility; provided that the terms and conditions of any such encumbrance or restriction contained in any Debt Securities are no more restrictive than those contained in the Indenture; PROVIDED FURTHER, that (subject to customary net worth, leverage, invested capital and other financial covenants and the absence of default under such agreement or instrument) the provisions of such agreement or instrument permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the notes and other Indebtedness (other than Subordinated Indebtedness) that is solely an obligation of the Company; and PROVIDED FURTHER that such agreement or instrument may contain customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary restrictions on transactions with affiliates and customary subordination provisions governing indebtedness owed to the Company or any Restricted Subsidiary.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents; PROVIDED that the following shall be treated as cash for purposes of this covenant: (x) the amount of any Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee of assets disposed of in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released and (y) the amount of any notes or other obligations that within 30 days of receipt are converted into cash (to the extent of the cash (after payment of any costs of disposition) so received). Notwithstanding the preceding sentence, the Company and its Restricted Subsidiaries may consummate an Asset Sale without complying with clause (b) of the immediately preceding sentence if at least 75% of the consideration for such Asset Sale consists of any combination of cash, Cash Equivalents and Permitted Business Assets (as defined below) (or in Capital Stock of any Person that will become a Restricted Subsidiary as a result of such investment if all or substantially all of the properties and assets of such Person are Permitted Business Assets); provided that any non-cash consideration (other than Permitted Business Assets received by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale) that is converted into or sold or otherwise disposed of for cash or Cash Equivalents within 365 days after such Asset Sale and any Permitted Business Assets

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constituting cash or Cash Equivalents received by the Company or any Restricted
Subsidiary shall constitute Net Cash Proceeds subject to the provisions set forth below. The Company or the applicable Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds from such Asset Sale, within 365 days of the receipt thereof, to the permanent reduction (whether by means of repayment, release pursuant to clause (x) of the first sentence of this covenant or otherwise) of (A) Indebtedness of any Restricted Subsidiary and/or (B) Indebtedness of the Company ranking senior to or PARI PASSU with the notes, and, in each case, permanently reduce the amount of the commitments thereunder by the amount of the Indebtedness so repaid, and/or (ii) apply such Net Cash Proceeds, within 365 days of the receipt thereof, to an investment in properties and assets (including leases of such properties or assets) that will be used or are usable in the same or a related line of business as that being conducted by the Company or any Restricted Subsidiary at the time of such Asset Sale or such investment therein (collectively, "Permitted Business Assets") (or in Capital Stock of any Person that will become a Restricted Subsidiary as a result of such investment if all or substantially all of the properties and assets of such Person are Permitted Business Assets).

    To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (i) or (ii) of the preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day, make an offer to purchase (an "Asset Sale Offer") all outstanding notes up to a maximum principal amount (expressed as a multiple of $1,000) equal to the Note Pro Rata Share of Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, to such purchase date; PROVIDED, HOWEVER, that an Asset Sale Offer may be deferred by the Company until there are Unutilized Net Cash Proceeds equal to at least $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds (and not just the amount in excess of $5.0 million) shall be applied as required pursuant to this paragraph and the next following paragraph.

    If any other Indebtedness of the Company which ranks PARI PASSU with the notes (the "Other Indebtedness"), including the 1998 Notes, requires that an offer to repurchase such Indebtedness be made upon the consummation of an Asset Sale, the Company may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Asset Sale Offer to offer to purchase such Other Indebtedness and to an Asset Sale Offer so long as the amount of such Unutilized Net Cash Proceeds applied to repurchase the notes is not less than the Note Pro Rata Share of Unutilized Net Cash Proceeds. Any offer to purchase such Other Indebtedness shall be made at the same time as the Asset Sale Offer, and the purchase date in respect of any such offer to purchase and the Asset Sale Offer shall occur on the same day.

    For purposes of this covenant, "Note Pro Rata Share of Unutilized Net Cash Proceeds" means the amount of the Unutilized Net Cash Proceeds equal to the product of (x) the Unutilized Net Cash Proceeds and (y) a fraction, the numerator of which is the aggregate principal amount of, and all accrued interest thereon to the purchase date on, all notes (or portions thereof) validly tendered and not withdrawn pursuant to an Asset Sale Offer related to such Unutilized Net Cash Proceeds (the "Note Amount") and the denominator of which is the sum of the Note Amount and the lesser of (i) the aggregate principal face amount, and all accrued interest thereon to the purchase date, or
(ii) the accreted value as of the purchase date, of all Other Indebtedness (or portions thereof) validly tendered and not withdrawn pursuant to a concurrent offer to purchase such Other Indebtedness made at the time of such Asset Sale Offer.

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    Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the principal amount, plus accrued interest thereon, if any, to the payment date, of notes validly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Unutilized Net Cash Proceeds or the Note Pro Rata Share of Unutilized Net Cash Proceeds, as the case may be, the Company or any Restricted Subsidiary may use such deficiency for general corporate purposes, including the repayment or repurchase of Indebtedness. If the principal amount, plus accrued interest thereon, if any, to the payment date, of notes validly tendered and not withdrawn by holders thereof exceeds the amount of notes which can be purchased with the Unutilized Net Cash Proceeds or the Note Pro Rata Share of Unutilized Net Cash Proceeds, as the case may be, then the notes to be purchased will be selected on a pro rata basis. Upon completion of an Asset Sale Offer and offer for any Other Indebtedness, the amount of Unutilized Net Cash Proceeds shall be reset to zero.

    If the Company is required to make an Asset Sale Offer, the Company shall comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations. To the extent that the provisions of any such securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant solely by virtue of such compliance.

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock (or any options, warrants or other rights to purchase such Capital Stock) of a Restricted Subsidiary, except (i) any sale or issuance of Capital Stock to the Company or a Wholly Owned Restricted Subsidiary, (ii) any sale or issuance of Common Stock to directors as director qualifying shares, but only to the extent required under applicable law, (iii) any sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company and the Restricted Subsidiaries or (iv) any sale or issuance of Capital Stock of a Restricted Subsidiary (other than pursuant to clauses (i) or (ii)) if such Restricted Subsidiary would no longer be a Restricted Subsidiary immediately after such transaction and any Investment in such Person remaining after giving effect to such sale or issuance would have been permitted to be made under the covenant described under "--LIMITATION ON RESTRICTED PAYMENTS," and, in the case of both (iii) and (iv), in compliance with the covenant described under "--DISPOSITION OF PROCEEDS OF ASSET SALES."

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company shall not, and shall not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, loan, advance or Guarantee or engage in any other transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial owner of 10% or more of the Common Stock of the Company or any officer or director of the Company or any Subsidiary (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing and are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party. Each Affiliate Transaction (or series of related Affiliate Transactions) involving aggregate payments and/or other consideration having Fair Market Value (i) in excess of $1.0 million shall be approved by a majority of the Board, such approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions, (ii) in excess of $5.0 million shall further require the approval of a majority of the Disinterested Directors and (iii) in excess of $10.0 million shall further require that the Company obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction (or series of related Affiliate

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Transactions) are fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view; PROVIDED that this clause (iii) shall not apply to purchases of goods and/or services in the ordinary course of the Company's business, and on terms no less favorable to the Company than those customarily granted to purchasers of such goods and/or services, from Paradyne Corporation or Xylan Corporation. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and, therefore, shall be permitted under this covenant.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Company and/or any of the Restricted Subsidiaries, provided that in any such case, no officer, director or beneficial owner of 10% or more of any class of Capital Stock of the Company shall beneficially own any Capital Stock of any such Restricted Subsidiary, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date and specified on a schedule to the Indenture, (iii) any Restricted Payment made in compliance with the covenant "--LIMITATION ON RESTRICTED PAYMENTS," (iv) the payment of reasonable and customary regular fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, (v) employment agreements, stock option agreements and indemnification arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice, (vi) the granting and performance of registration rights for securities of the Company,
(vii) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with industry practice, and (viii) any Permitted Investment.

    BUSINESS ACTIVITIES. Pursuant to the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Indenture prohibits the Company from permitting any Restricted Subsidiary, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Restricted Subsidiary's Guarantee of such other Indebtedness; PROVIDED that this paragraph shall not apply to any Guarantee of Indebtedness described in clause (h) of the definition of "Permitted Indebtedness." Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture, (ii) the Designation of such Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the covenant described under "--LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES" or (iii) the release of such Restricted Subsidiary from all of its obligations under all of its Guarantees of Indebtedness of the Company. A form of such Guarantee will be attached as an exhibit to the Indenture.

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Indenture prohibits the Company and its Restricted Subsidiaries from, directly or indirectly, entering into, assuming, Guaranteeing or otherwise becoming liable with respect to any Sale/Leaseback Transaction. However, the Company or any Restricted Subsidiary may enter into any such transaction if (i) the Company or such Restricted Subsidiary would be permitted under the covenants described above under "--LIMITATION ON ADDITIONAL

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INDEBTEDNESS" and "--LIMITATION ON LIENS SECURING CERTAIN INDEBTEDNESS" to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction; (ii) the consideration received by the Company or such Restricted Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) to the extent that such transaction constitutes an Asset Sale, the Net Cash Proceeds received by the Company or such Restricted Subsidiary from such transaction are applied in accordance with the covenant described above under "--DISPOSITION OF PROCEEDS OF ASSET SALES."

    REPORTS. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision of law, the Company shall furnish without cost to each holder of notes and file with the Trustee (i) within 135 days after the end of each fiscal year of the Company, financial information that would be required to be contained in an annual report on Form 10-K for such year filed by the Company with the Commission (whether or not the Company is then required to file such Form with the Commission), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and audited financial statements of the Company, including a report thereon by the Company's certified public accountants, (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, financial information that would be required to be contained in a quarterly report on Form 10-Q filed by the Company with the Commission (whether or not the Company is then required to file such Form with the Commission), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and (iii) on a timely basis, any information concerning the Company or any Restricted Subsidiary required to be contained in a current report on Form 8-K (whether or not the Company is then required to file such Form with the Commission), and, unless such information is included or incorporated in a Form 10-K, Form 10-Q or Form 8-K filed by the Company with the Commission, the Company shall file a copy of all such information described in clauses (i), (ii) and (iii) above with the Commission (if permitted by Commission practice and applicable law and regulations). In addition, for so long as any notes remain outstanding, the Company shall furnish to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder.

    LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which the Company has made an Investment of $1,000 or less) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

    (b) the Company would be permitted under the Indenture to make an Investment at the time of such Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the interest of the Company and its Restricted Subsidiaries in such Subsidiary on such date.

    In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--LIMITATION ON RESTRICTED PAYMENTS" for all purposes of the Indenture in an amount equal to the Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of, or similar credit support for, or subject any of its properties or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or

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(z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent otherwise permitted under the Indenture, including, without limitation, under the covenant "--LIMITATION ON RESTRICTED PAYMENTS" above.

    The Indenture further provides that the Company will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by Board Resolutions and officers' certificates delivered to the Trustee certifying compliance with the foregoing provisions.

    LIMITATION ON STATUS AS INVESTMENT COMPANY. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries or Affiliates to, conduct its business in a fashion that would cause the Company to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing the Company's compliance with this provision, any exemption that is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

    CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture provides that the Company will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries on a consolidated basis, unless, in the case of either (i) or (ii), (a) the Company shall be the continuing Person or, if the Company is not the continuing Person, the resulting, surviving or transferee Person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof; (b) the surviving entity (if other than the Company) shall expressly assume all of the obligations of the Company under the notes and the Indenture, and shall execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), (I) the Company or the surviving entity (assuming such surviving entity's assumption of the Company's obligations under the notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the covenant described under "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS" above, and (II) the Company or the surviving entity, as the case may be, would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (d) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in

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connection with or in respect of such transaction or series of transactions), no
Default shall have occurred and be continuing; and (e) the Company or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such transaction or series of transactions and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture, complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

    Upon any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company or the Restricted Subsidiary, as the case may be, is not the surviving corporation, then the successor corporation formed by such a consolidation or into which the Company or such Restricted Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary therein; and thereafter, except in the case of (i) any lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under the Indenture and the notes.

    The Indenture provides that, for all purposes of the Indenture (including the provisions of this covenant and the covenants described under "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS," "--LIMITATION ON RESTRICTED PAYMENTS" and "--LIMITATION ON LIENS SECURING CERTAIN INDEBTEDNESS") and the notes, Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "--Certain Covenants--LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES," and all Indebtedness, and all Liens on property or assets, of the surviving entity and the Restricted Subsidiaries (except Indebtedness, or Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions) will be deemed to have been incurred upon such transaction or series of related transactions.

    The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

    EVENTS OF DEFAULT

    The following are "Events of Default" under the Indenture:

    (i) default in the payment of interest on the notes when it becomes due and payable and, with respect to any installment of interest after the first six scheduled interest payments, continuance of such default for a period of 30 days or more, and, with respect to any of the first six scheduled interest payments, continuance of such default for a period of five days or more; or

    (ii) default in the payment of the principal of, or premium, if any, on the notes when due at maturity, upon redemption or otherwise; or

   (iii) default in the performance, or breach, of any covenant described under "--Certain Covenants--CHANGE OF CONTROL," "--DISPOSITION OF PROCEEDS OF ASSET SALES" or "--CONSOLIDATION, MERGER, SALE OF ASSETS, ETC."; or

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    (iv) default in the performance, or breach, of any covenant in the Indenture
         (other than defaults specified in clause (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days or more after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes (in each case, when such notice is deemed given in accordance with the Indenture); or

    (v) (a) failure to pay, following any applicable grace period, any installment of principal due (whether at maturity or otherwise) under one or more classes or issues of Indebtedness in an aggregate principal amount of $7.5 million or more under which the Company or any Restricted Subsidiary is obligated or (b) failure by the Company or any Restricted Subsidiary to perform any other term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $7.5 million or more under which the Company or such Restricted Subsidiary is obligated and, in the case of this clause (b), such failure results in an acceleration of the maturity thereof; or

    (vi) one or more judgments, orders or decrees for the payment of money of $7.5 million or more, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be paid or discharged and there shall have been a period of 60 consecutive days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

   (vii) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company or any Restricted Subsidiary shall have occurred; or

  (viii) the Indenture or the Registration Rights Agreement ceases to be in force and effect in all material respects (other than with respect to the invalidity or alleged invalidity of any provision in the Registration Rights Agreement regarding indemnification for matters arising under the federal securities laws) or is declared null and void or the Company denies that it has any further obligation or liability thereunder or gives notice to that effect (other than by reason of termination or release in accordance with the terms thereof).

    If an Event of Default (other than an Event of Default specified in clause
(vii) above with respect to the Company or any Restricted Subsidiary) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of the outstanding notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding notes shall, declare the Default Amount of all outstanding notes to be immediately due and payable and upon any such declaration such amount shall become immediately due and payable. If an Event of Default specified in clause
(vii) above with respect to the Company or any Restricted Subsidiary occurs and is continuing, then the Default Amount of all outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the Default Amount of the notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding notes also have the right to waive past defaults under the Indenture, except a default in the payment of principal of, or any interest on, any outstanding Note, or in respect of certain covenants or provisions that cannot be modified or amended without the consent of all holders of notes.

    No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (i) the holders of at least 25% in principal amount of the

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outstanding notes have made written request, and offered reasonable security or indemnity, to the Trustee to institute such proceeding as Trustee, (ii) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice, and (iii) the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, or any accrued and unpaid interest on, such note on or after the respective due dates expressed in such note.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    The Indenture provides that the Trustee will, within 30 days after the occurrence of any Default, give to the holders of the notes notice of such Default known to it, unless such Default shall have been cured or waived; PROVIDED that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

    The Company is required to furnish to the Trustee annually a statement as to its compliance with all conditions and covenants under the Indenture.

DEFEASANCE

    The Company may at any time terminate all of its obligations with respect to the notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes as required by the Indenture and to maintain agencies in respect of notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust, for the benefit of the holders of the notes, with the Trustee money (in United States dollars) or Government Securities (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and accrued but unpaid interest on the notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax matters. The requirements for defeasance shall not be deemed satisfied if a Default specified in clause (vii) of "--Events of Default" above occurs on or prior to the 91st calendar day after the date of the deposit of money or securities in the defeasance trust.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of notes) as to all outstanding notes when either (a) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from

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such trust) have been delivered to the Trustee for cancellation; or (b) (i) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal amount, premium, if any, and accrued and unpaid interest to the date of such deposit;
(ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENT AND WAIVERS

    From time to time, the Company, when authorized by resolutions of the Board, and the Trustee, without the consent of the holders of the notes, may amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the notes may be made by the Company and the Trustee by supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; PROVIDED that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby, (i) reduce the principal amount of, change the fixed maturity of, or alter the redemption provisions of, the notes or amend or modify the calculation of the Default Amount so as to reduce the amount of the Default Amount, (ii) change the currency in which any notes or amounts owing thereon is payable, (iii) reduce the percentage of the aggregate principal amount of the outstanding notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the notes, (v) waive a default in payment with respect to the notes, except a rescission of acceleration of the relevant notes by the holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration, (vi) reduce the rate or change the time for payment of interest on the notes, (vii) alter the Company's obligation to purchase the notes following the occurrence of a Change of Control or an Asset Sale in accordance with the Indenture or waive any default in the performance thereof or (viii) affect the ranking of the notes in a manner adverse to the holder of the notes.

    Holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past Default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for such notes), except a default in the payment of principal or interest or a Default arising from failure to purchase any notes tendered pursuant to an offer to purchase required to be made by any provision of the Indenture, or a Default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each note that is affected.

REGARDING THE TRUSTEE

    State Street Bank and Trust Company of California, N.A. will serve as Trustee under the Indenture.

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GOVERNING LAW

    The Indenture provides that the Indenture and the notes, respectively, will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "1998 Notes" means the Company's 13 1/2% Senior Discount notes due 2008.

    "1998 Warrants" means the warrants issued in connection with the Company's 1998 Notes.

    "1998 Warrant Agreement" means the Warrant Agreement dated May 5, 1998, between the Company and State Street Bank and Trust Company of California, N.A.

    "Acquired Indebtedness" means Indebtedness of a Person (i) assumed in connection with an Asset Acquisition from such Person or (ii) existing at the time such Person is merged or consolidated with or into the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary, in each case not incurred in connection with, or in anticipation of, such Asset Acquisition or merger or consolidation or such Person becoming a Restricted Subsidiary; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such Asset Acquisition or the transactions by which such Person is merged or consolidated with or into the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary shall not constitute Acquired Indebtedness.

    "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, the specified Person, (ii) any other Person that owns, directly or indirectly, 10% or more of the specified Person's Voting Stock or (iii) any executive officer or director of the specified Person; PROVIDED that Donaldson, Lufkin & Jenrette, Inc. and its Affiliates shall not be deemed to be Affiliates of the Company solely as a result of such entities holding the 1998 Notes, the 1998 Warrants or the Company's Common Stock (or any security which is convertible into or exchangeable for any of the foregoing). For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary in any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall (a) become a Restricted Subsidiary or (b) shall be merged or consolidated with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) (including by way of a Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) any assets of the Company or any Restricted Subsidiary which constitute

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substantially all of an operating unit or line of business of the Company and the Restricted Subsidiaries or (iii) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Company that is governed under "--Consolidation, Merger, Sale of Assets, Etc." above, (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, and (iii) for purposes of the covenant "--Certain Covenants--DISPOSITION OF PROCEEDS OF ASSET SALES," (a) sales, conveyances, transfers, leases or other dispositions of property or assets, whether in one transaction or a series of related transactions occurring within one year, involving assets with a Fair Market Value not in excess of $500,000 in any 12 month period and (b) any asset of the Company or a Restricted Subsidiary that is the subject of a Sale/Leaseback Transaction with a Person (other than the Company or an Affiliate of the Company) made in accordance with the covenant described under "--Certain Covenants--LIMITATION ON SALE/ LEASEBACK TRANSACTIONS" and that was acquired by the Company or such Restricted Subsidiary no more than 120 days prior to the transfer to a third party in a Sale/Leaseback Transaction.

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; PROVIDED that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Company or any Restricted Subsidiary.

    "Board" means the Board of Directors of the Company.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Borrowing Base" means, as of any date, an amount equal to 85% of the book value of the accounts, loans and other receivables (before giving effect to any related allowances and reserves) as shown on the Company's most recent consolidated balance sheet determined in accordance with GAAP not more than 90 days past due.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such Person's capital stock, including Preferred Stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

    "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

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    "Cash Equivalents" means (i) any evidence of Indebtedness which matures 365 days or less from the date of purchase or acquisition issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States Government is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-1" by S&P or "P-1" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States or any State thereof and rated at least "A-1" by S&P or "P-1" by Moody's; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition; and (v) money market funds in the United States which invest substantially all of their assets in securities of the type described in any of the preceding clauses (i) through
(iv).

    "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 or 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has or acquires the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of all Voting Stock of the Company (except that the person or group shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by that person or group or any of their Affiliates until the tendered shares are accepted for purchase or exchange) or has, directly or indirectly, the right to elect or designate a majority of the Board or (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash, securities and other property in any amount which could be paid by the Company as a Restricted Payment under the Indenture, (ii) the "beneficial owners" (as so defined) of the Voting Stock of the Company immediately before such transaction own, directly or indirectly, immediately after such transaction, at least a majority of the voting power of all Voting Stock of the surviving or transferee corporation or its parent corporation immediately after such transaction, as applicable, or (iii) immediately after such transaction, no "person" or "group" (as such terms are defined above), excluding the Permitted Holders, is the "beneficial owner" (as defined above), directly or indirectly, of more than 50% of the Voting Stock of such surviving or transferee corporation or its parent corporation, as applicable, or has, directly or indirectly, the right to elect or designate a majority of the board of directors of the surviving or transferee corporation or its parent corporation, as applicable, or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. The good faith determination by the Board, based upon advice of outside counsel, of the beneficial ownership of securities of the Company within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling

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precedent or contrary written interpretation published by the Commission. No inference shall be created that officers or employees of the Company are acting as a "person" or "group" (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act) with the power to designate a majority of the members of the Board solely because such officers or employees constitute a majority of the members of the Board.

    "Collateral Investments Account" means an account established in the United States with the Trustee pursuant to the terms of the Pledge and Escrow Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the sale of the notes.

    "Commission" means the United States Securities and Exchange Commission, or any successor agency.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or rights in, or other equivalents (however designated and whether voting and/or nonvoting) of, such Person's common stock and includes, without limitation, all series and classes of such common stock.

    "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local, foreign and other income taxes of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and similar transactions and (e) all capitalized interest and accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, (iii) the portion of any rental obligation in respect of any Sale/Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation), and (iv) the amount of dividends and distributions in respect of Preferred Stock or Disqualified Stock paid by the Restricted Subsidiaries to a Person other than the Company or a Restricted Subsidiary or by the Company during such period.

    "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such consolidated net income (or loss), by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring gains or losses and all gains or losses from sales or other dispositions of assets (including Asset Sales) out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) that portion of such net income (or loss) derived from or in respect of Investments in Persons other than Restricted Subsidiaries, except to the extent of any cash dividends actually received by the Company or any Restricted Subsidiary (subject, in the case of any Restricted Subsidiary, to the provisions of clause (vi) of this definition); (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan during such period, (iv) that portion of such net income (or loss) allocable to minority interests in any Restricted Subsidiary for such period, (v) net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (vi) the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument,

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judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' or partners' equity of such Person reflected on the most recent balance sheet of such Person, determined in accordance with GAAP, less any amounts attributable to redeemable capital stock (as determined under applicable accounting standards promulgated by the Commission) of such Person.

    "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period (a) increased (without duplication), to the extent deducted in arriving at such Consolidated Net Income, by the sum of
(i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; and (iii) depreciation, amortization and any other non-cash items for such period of the Company and the Restricted Subsidiaries (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period), including, without limitation, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with GAAP, and (b) decreased by any non-cash items (including non-recurring gains and non-recurring items of income) to the extent they increased Consolidated Net Income for such period (including any partial or complete reversal of reserves taken in a prior period).

    "covenant defeasance" has the meaning set forth under "--Defeasance."

    "Debt Securities" means any debt securities issued by the Company in a public offering or in a private placement to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act).

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Default Amount" means the principal amount of the notes (and any applicable premium thereon) and any accrued and unpaid interest thereon.

    "defeasance" has the meaning set forth under "--Defeasance."

    "Designation" and "Designation Amount" have the meanings set forth under "--Certain Covenants--LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES."

    "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board other than a director who (i) has any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or (ii) is an employee or officer of the Company or an Affiliate that is itself a party to such transaction or series of transactions or an Affiliate of a party to such transaction or series of related transactions.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the notes will not constitute Disqualified Stock so long as the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders thereof than the provisions described in "--Certain Covenants--CHANGE OF CONTROL" and "--DISPOSITION OF PROCEEDS OF ASSET SALES" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's

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repurchase of such notes as are required to be repurchased pursuant to the provisions described in "--Certain Covenants--CHANGE OF CONTROL" and "--DISPOSITION OF PROCEEDS OF ASSET SALES."

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "Fair Market Value" means, with respect to any asset or property, the price (after taking into account any liabilities relating to such asset or property) that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

    "GAAP" means, as of any date of determination, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Commission or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of such date of determination and which are consistently applied for all applicable periods.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

    "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any obligation (A) to pay amounts drawn down by letters of credit, (B) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation (whether arising by virtue of partnership arrangement, agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (C) entered into for purposes of assuring in any other manner the obligee of such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Indebtedness" means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person, whether or not contingent, (A) for borrowed money, (B) evidenced by notes, bonds, debenture or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts expended under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services, (E) relating to a Capitalized Lease Obligation and all Attributable Debt in respect of Sale/Leaseback Transactions of such Person and (F) in respect of an Interest Rate Obligation of such Person; (ii) every liability of others of the kind described in the preceding clause (i) which such Person has Guaranteed or which is otherwise its legal liability; or (iii) every obligation secured by a Lien (other than (x) Permitted Liens of the types described in clauses (b), (d) or (e) of the definition of Permitted Liens; provided that the obligations secured would not constitute Indebtedness under clauses (i) or (ii) or (iii) of this definition, and (y) Liens on Capital Stock or Indebtedness of any Unrestricted Subsidiary) to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (the amount of such obligation being deemed to be the, lesser of the Fair Market Value of such

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property or asset or the amount of the obligation so secured); (iv) all
Disqualified Stock of such Person, valued at the greater of its voluntary or involuntary maximum fixed repurchase or redemption price (plus accrued and unpaid dividends to the date of determination); and (v) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv). In no event shall "Indebtedness" include trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, excluding the current maturity of any obligation which would otherwise constitute Indebtedness. For purposes of the covenants described under "--Certain Covenants-- LIMITATION ON ADDITIONAL INDEBTEDNESS" and "--LIMITATION ON RESTRICTED PAYMENTS" and the definition of "Events of Default," in determining the principal amount of any Indebtedness to be incurred by the Company or a Restricted Subsidiary or which is outstanding at any date,
(A) the principal amount of any Indebtedness which provides that an amount less than the principal amount at maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination; (B) the principal amount of any Indebtedness shall be reduced by any amount of cash, Government Securities or Cash Equivalent collateral securing on a perfected basis, and dedicated for disbursement to the payment of principal of or interest on, such Indebtedness; and (C) the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date.

    "Indebtedness to EBITDA Ratio" means, as at any date of determination (the "Transaction Date"), the ratio of (i) Total Consolidated Indebtedness as at the Transaction Date to (ii) two times the Consolidated Operating Cash Flow for the two full fiscal quarters immediately preceding the Transaction Date for which financial statements are available (such two full fiscal quarter period being referred to herein as the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the relevant Measurement Period prior to a Transaction Date, (A) any Person that is a Restricted Subsidiary on the Transaction Date (or would become a Restricted Subsidiary on such Transaction Date in connection with the transaction that requires the calculation of such Consolidated Operating Cash Flow) shall be deemed to have been a Restricted Subsidiary at all times during the Measurement Period, (B) any Person that is not a Restricted Subsidiary on such Transaction Date (or would cease to be a Restricted Subsidiary on such Transaction Date in connection with the transaction that requires the calculation of Consolidated Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during the Measurement Period, and (C) if the Company or any Restricted Subsidiary shall have in any manner (x) acquired through an Asset Acquisition or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to the Transaction Date, such calculation will be made on a PRO FORMA basis in accordance with GAAP as if, in the case of an Asset Acquisition, such transaction had been consummated on the first day of the Measurement Period and, in the case of an Asset Sale or other disposition, termination or discontinuance of activities constituting such an operating business, such transaction had been consummated prior to the first day of the Measurement Period; PROVIDED, HOWEVER that such PRO FORMA adjustment shall not give effect to the operating cash flow of any Person that would become a Restricted Subsidiary on the Transaction Date in connection with the transaction that requires the calculation of Consolidated Operating Cash Flow to the extent that such Person's net income would be excluded from the calculation of Consolidated Net Income pursuant to clause (vi) of the definition of Consolidated Net Income.

    "Independent Financial Advisor" means a United States investment banking firm of national or regional standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not have, a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

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    "Interest Rate Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any Guarantee) or any capital contribution to (by means of transfers of cash or other property or assets to others, payments for property or services for the account or use of others, or otherwise), or any purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness of any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or assets other than cash, such property shall be valued at its Fair Market Value at the time of transfer.

    "Issue Date" means the original date of issuance of the old notes.

    "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction). A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Marketable U.S. Securities" means (i) any Cash Equivalents or (ii) any fund investing primarily in investments that are Cash Equivalents.

    "Market Capitalization" of any Person means, as of any day of determination, the product of (i) the average Closing Price of a share of such Person's Common Stock over the 20 consecutive trading days immediately preceding such date and
(ii) the number of shares of such Common Stock issued and outstanding on such date. "Closing Price" on any trading day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market but such Person is a "Foreign Issuer" (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a "designated offshore securities market" (as defined in Rule 902(b) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market and such Person and any securities markets in which such Person's Common Stock trades does not meet any of the foregoing such requirements, the average of the closing bid and asked prices in the

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over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for the purpose and is reasonably acceptable to the Trustee.

    "Maturity Date" means, with respect to any note, the date specified in such note as the fixed date on which the principal of such note is due and payable.

    "Moody's" means Moody's Investors Service, Inc. (and any successor).

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof received by the Company or any Restricted Subsidiary in the form of cash (including assumed Indebtedness (other than Subordinated Indebtedness) and other items deemed to be cash under the proviso to the first sentence of the covenant described under "--Certain Covenants--DISPOSITION OF PROCEEDS OF ASSET SALES") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other fees, costs and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes paid or payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (iv) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash and Cash Equivalents attributable to any Persons holding a minority interest in such Restricted Subsidiary and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

    "Permitted Business" means any of the following: (i) transmitting, providing services relating to or developing network and software applications for the transmission and management of voice, data, video or other information through owned or leased wireline or wireless transmission facilities or over the internet; (ii) creating, developing, constructing, installing, integrating, repairing, maintaining or marketing communications-related systems, network equipment and wireless and wireline transmission facilities, software and other related products; and (iii) evaluating, owning, operating, participating in or pursuing any other business that is primarily related to those identified in the foregoing clauses (i) and (ii).

    "Permitted Business Assets" has the meaning set forth in the covenant described under "--Certain Covenants--DISPOSITION OF PROCEEDS OF ASSET SALES."

    "Permitted Business Investments" means an Investment in any Person the primary business of which consists of a Permitted Business.

    "Permitted Credit Facility" means any senior secured or unsecured commercial term loan and/or revolving credit facilities (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions.

    "Permitted Holders" means Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caulfield & Byers, The Sprout Group and Catherine M. Hapka, and their respective Affiliates.

    "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

    (a) Indebtedness under the notes and the Indenture;

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    (b) Indebtedness (including Disqualified Stock) of the Company and/or any
       Restricted Subsidiary outstanding, or committed but undrawn, on the Issue Date and identified on a schedule to the Indenture (including any increase in the accreted value thereof after the Issue Date pursuant to the terms of the instrument governing such Indebtedness as of the Issue
       Date);

    (c) (i) Indebtedness of any Restricted Subsidiary owed to and held by the Company or a Wholly Owned Restricted Subsidiary and (ii) Indebtedness of the Company, which is not secured by any Lien and is subordinated to the Company's obligations with respect to the notes, owed to and held by any Restricted Subsidiary; PROVIDED that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or a Restricted Subsidiary referred to in this clause (c) to a Person other than the Company or a Restricted Subsidiary, (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (z) the Designation of a Restricted Subsidiary which holds Indebtedness of the Company or another Restricted Subsidiary as an Unrestricted Subsidiary;

    (d) Interest Rate Obligations of the Company and/or any Restricted Subsidiary relating to Indebtedness of the Company and/or such Restricted Subsidiary, as the case may be (which Indebtedness (i) bears interest at fluctuating interest rates and (ii) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

    (e) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary, in each case incurred in the ordinary course of business;

    (f) Indebtedness of the Company and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "refinancing") of the notes (during the periods for which redemption is permitted under the terms of the Indenture) or other outstanding Indebtedness of the Company and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (a), (b), (g) or (h) of this definition or the proviso in the first paragraph of the covenant described under "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS"; provided that (i) no Restricted Subsidiary may incur Indebtedness to refinance Indebtedness of the Company (except for Guarantees issued in accordance with the covenant described under "--Certain Covenants--LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES");
       (ii) if such Indebtedness being refinanced has an Average Life to Stated Maturity equal to or longer than the Average Life to Stated Maturity of the notes, any such refinancing shall have an Average Life to Stated Maturity longer than the Average Life to Stated Maturity of the notes and a final stated maturity for the payment of principal thereof later than the final stated maturity of the notes; (iii) if such Indebtedness being refinanced has an Average Life to Stated Maturity shorter than the Average Life to Stated Maturity of the notes, any such refinancing shall have an Average Life to Stated Maturity longer than, and a final stated maturity later than, the Indebtedness being refinanced; (iv) any such refinancing shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being refinanced, plus the amount of accrued and unpaid interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith;
       (v) the notes and Indebtedness that ranks PARI PASSU with the notes may be refinanced only with Indebtedness that is made

       PARI PASSU with or subordinate in right of payment to the notes, and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness; and (vi) the refinancing Indebtedness shall be incurred by the obligor of the Indebtedness being refinanced or by the Company;

    (g) Indebtedness of the Company such that, after giving effect to the incurrence thereof, the total aggregate principal amount of Indebtedness incurred under this clause (g) and any refinancings thereof otherwise incurred in compliance with the Indenture would not exceed 250% of Total Incremental Equity;

    (h) Indebtedness of the Company or any Restricted Subsidiary incurred under any Permitted Credit Facility, and any refinancings of the foregoing otherwise incurred in compliance with the Indenture, in an aggregate principal amount not to exceed the greater of $75.0 million or the Borrowing Base determined as of the date such Indebtedness is incurred, at any time outstanding;

    (i) Indebtedness of the Company or any Restricted Subsidiary that is Purchase Money Indebtedness;

    (j) Indebtedness in respect of (i) letters of credit, bankers' acceptances or other similar instruments or obligations, issued in connection with liabilities incurred in the ordinary course of business or (ii) surety, judgment, appeal, performance and other similar bonds, instruments or obligations provided in the ordinary course of business; and

    (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Company having an aggregate principal amount not to exceed $50.0 million at any time outstanding.

    "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company or in a Person as a result of which such Person becomes a Wholly Owned Restricted Subsidiary; (b) Investments constituting Permitted Business Investments, the sum of which does not exceed the greater of $40.0 million or 25% of the total stockholders' equity as shown on the Company's most recent balance sheet determined in accordance with GAAP, at any one time outstanding; (c) Cash Equivalents; (d) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (e) Interest Rate Obligations incurred in compliance with the covenant described under "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS"; (f) loans and advances to employees made in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding; (g) bonds, notes, debentures or other securities (other than Capital Stock of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary) received as a result of Asset Sales permitted under "--Certain Covenants--DISPOSITION OF PROCEEDS OF ASSET SALES";
(h) any Investment to the extent that the consideration therefor consists of Capital Stock (other than Disqualified Stock) of the Company; and (i) the extension by the Company of (x) trade credit to Subsidiaries of the Company represented by accounts receivable, extended on usual and customary terms in the ordinary course of business or (y) Guarantees of commitments for the purchase of goods or services incurred in the ordinary course of business so long as such Guarantees, to the extent constituting Indebtedness, are permitted to be incurred under the covenant described under "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS."

    "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation

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or acquisition; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date (including Liens securing Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness); (d) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (e) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company or the Restricted Subsidiaries; (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (g) Liens securing Indebtedness incurred under a Permitted Credit Facility; provided, however, that the incurrence of such Indebtedness is permitted by the covenant described under "--Certain Covenants--LIMITATION ON ADDITIONAL INDEBTEDNESS" above; (h) Liens to secure any refinancing of any Indebtedness secured by Liens permitted by the Indenture, but only to the extent that such Liens do not extend to any other property or assets (other than improvements thereto); (i) Liens to secure the notes and Liens created under the Indenture; (j) Liens securing Purchase Money Indebtedness; (k) Liens on and pledges of Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; (l) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (m) Liens to secure Capitalized Lease Obligations permitted to be incurred under the Indenture; (n) Liens that do not materially detract from the value of the property subject to such Liens, that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, and that are made on customary and usual terms applicable to similar assets; (o) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (p) Liens customary in the industry and incurred in the ordinary course of business securing Interest Rate Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Interest Rate Obligations; and (q) Liens held by the Company on the assets or property of a Restricted Subsidiary of the Company to secure Indebtedness of such Restricted Subsidiary owing to and held by the Company.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Pledge and Escrow Agreement" means the Pledge and Escrow Agreement, dated as of the date of the Indenture, among the Company and the Trustee, as escrow agent.

    "Pledged Securities" means the securities purchased by the Company with a portion of the net proceeds from the sale of the notes to be deposited in the Collateral Investments Account.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company for cash pursuant to an effective registration statement filed under the Securities Act.

    "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary (including Acquired Indebtedness and Indebtedness represented by Capitalized Lease Obligations, Attributable Debt in respect of Sale/Leaseback Transactions, mortgage financings and purchase money obligations), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time, incurred at any time for the purpose of financing all or any part of the cost of the development, construction, expansion, installation, acquisition, lease or improvement by the Company or any Restricted Subsidiary of any Permitted Business Assets or not less than 66 2/3 percent of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Permitted Business Assets.

    "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

    "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on any Capital Stock of the Company or any Restricted Subsidiary or any other payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than any dividends, distributions or payments made to the Company or any Restricted Subsidiary and dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than any such Capital Stock owned by the Company or a Restricted Subsidiary); (iii) the purchase, redemption, defeasance or other acquisition or retirement for value, or the making of any principal payment on, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Wholly Owned Restricted Subsidiary); or (iv) the making by the Company or any Restricted Subsidiary of any Investment (other than a Permitted Investment) in any Person.

    "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants--LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "Revocation" has the meaning set forth under "--Certain
Covenants--LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES."

    "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies (and any successor).

    "Sale/Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or assets of such Person which has been or is being sold or transferred by such Person after its acquisition thereof or the completion of construction or commencement of operations thereof to such lender or investor or to any other Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

    "Strategic Equity Investor" means any Person that, as of the date of determination, has a Market Capitalization or Consolidated Net Worth of at least $2.0 billion and that derives a substantial portion of its revenues from a business related to the Permitted Business.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is expressly subordinated in right of payment to any other Indebtedness of the Company.

    "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such Person.

    "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding as of such date of determination.

    "Total Incremental Equity" means, at any time of determination, the sum of, without duplication, (a) the aggregate net cash proceeds received by the Company from capital contributions in respect of existing Capital Stock (other than Disqualified Stock) or the issuance and sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to May 5, 1998, other than to a Subsidiary of the Company, plus (b) 80 percent of the Fair Market Value of property (other than cash and Cash Equivalents) received by the Company after May 5, 1998 as a contribution of capital or from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, minus (c) any amounts included in clause (a) above to the extent used to make a Restricted Payment pursuant to clauses (2) or
(3)(A)(x) of the covenant described under "--Certain Covenants--LIMITATION ON RESTRICTED PAYMENTS."

    "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

    "Voting power" means, with respect to the Capital Stock of any Person, relative voting power in any general election of directors or other members of the governing body of such Person.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

NOTE REGISTRATION RIGHTS

    We entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), a copy of the form of which is available to prospective purchasers upon request, pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement (the "Exchange Offer Registration Statement") on an appropriate form under the Securities Act with respect to an offer to exchange the old notes for the new notes. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer to the holders of old notes who are able to make certain representations the opportunity to exchange their old notes for new notes. If (i) we are not permitted to file the Exchange Offer Registration Statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, (ii) the exchange offer is not for any other reason consummated within 180 days after the Issue Date, (iii) any holder of

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old notes notifies us within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the exchange offer, (b) due to a change in law or policy it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and (x) the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder and (y) such prospectus is not promptly amended or modified in order to be suitable for use in connection with such resales for such holder and all similarly situated holders or (c) it is a broker-dealer and owns old notes acquired directly from us or an affiliate of ours or (iv) the holders of a majority of the old notes may not resell the new notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, we will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined below) by the holders thereof. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each old note until (i) the date on which such old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such old note is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), (v) such old note shall have been otherwise transferred by the holder thereof and a new note not bearing a legend restricting further transfer shall have been delivered by us and subsequent disposition of such new note shall not require registration or qualification under the Securities Act or any similar state law then in force or (vi) such old note ceases to be outstanding.

    Under existing Commission interpretations, the new notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided that in the case of broker- dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered upon resale by such broker- dealers in connection with resales of the new notes. We have agreed, for a period of 180 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

    Each holder of the old notes that wishes to exchange such old notes for the new notes in the exchange offer will be required to make certain representations, including representations that (i) any new notes to be received by it will be acquired in the ordinary course of our business, (ii) it has no arrangement with any person to participate in the distribution of the new notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

    We have agreed to pay all expenses incident to the exchange offer and will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

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
    The Registration Rights Agreement provides that: (i) unless the exchange offer would not be permitted by applicable law or Commission policy, we will file the Exchange Offer Registration Statement with the Commission on or prior to the 90th day after the Issue Date, (ii) unless the exchange offer would not be permitted by applicable law or Commission policy, we will use our best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to the 150th day after the Issue Date (the "Target Effectiveness Date"), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use our best efforts to issue, on or prior to the date which is 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, new notes in exchange for all old notes tendered prior thereto in the exchange offer and (iv) if obligated to file the Shelf Registration Statement, we will use our best efforts to file prior to the later of (a) the 90th day after the Issue Date or (b) the 30th day after such filing obligation arises and will use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 60th day after such obligation arises; provided that if we have not consummated the exchange offer within the date which is 180 days after the Issue Date, then we will file the Shelf Registration Statement with the Commission on or prior to the 30th day after such date. We shall use our best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the earlier of (i) the second anniversary of the effective date of the Shelf Registration Statement and (ii) such time as all of the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold thereunder or otherwise cease to be Transfer Restricted Notes.

    During any 365-day period, if any event occurs as a result of which the Board determines in good faith that it is necessary to amend a Shelf Registration Statement or amend or supplement any prospectus or prospectus supplement thereunder to ensure that each of those documents does not include any untrue statement of fact or omit to state a material fact necessary to make the statements therein not misleading, then we will have the ability to suspend the availability of the Shelf Registration Statement and the use of the related prospectus for up to 60 consecutive days (except for the consecutive 60-day period immediately prior to maturity of the notes).

    If (i) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing,
(ii) any of such registration statements is not declared effective by the Commission on or prior to the Target Effectiveness Date (subject to certain limited exceptions), (iii) we fail to consummate the exchange offer within 30 days of the Target Effectiveness Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the exchange offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then we shall pay as liquidated damages interest on the Transfer Restricted Notes as to which any Registration Default exists. If a Registration Default exists with respect to Transfer Restricted Notes, we will, with respect to the first 90-day period (or portion thereof) while such Registration Default is continuing immediately following the occurrence of such Registration Default, make cash payments at a rate of 0.5% per annum. The rate of such cash payment shall increase by an additional 0.5% per annum at the beginning of each subsequent 90-day period (or portion thereof) while such Registration Default is continuing until such Registration Default is cured, up to a maximum rate of 1.5% per annum. Following the cure of all Registration Defaults, the making of cash payments with respect to the notes will cease and the interest rate on the notes will revert to zero.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

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
                          DESCRIPTION OF THE NEW NOTES

    The terms of the new notes will be identical in all material respects to those of the old notes, except that the new notes:

    - shall accrue interest from the last date on which interest was paid on the old notes;

    - will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes; and

    - will not be entitled to certain registration rights under the Registration Rights Agreement, including the provision for Additional Interest of up to 1.5% on the old notes. Holders of old notes should review the information set forth under "Summary--Consequences of Failure to Exchange Old Notes" and "--Terms of New Notes."

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material United States federal income tax considerations relevant to the exchange offer and the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax effects thereof. This summary applies only to initial investors who held the old notes and will hold the new notes as capital assets. The Internal Revenue Service may not agree with the following discussion. Further, the discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal circumstances (including the effect of any foreign, state or local tax laws) or to certain types of holders (including dealers in securities, insurance companies, foreign persons, financial institutions, tax-exempt entities and persons holding the old notes or the new notes as part of a straddle, hedge or conversion transaction) subject to special treatment under the United States federal income tax laws. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    The discussion of the United States federal income tax consequences set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, judicial decisions, and administrative interpretations all of which are subject to change, possibly with retroactive effect. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PARTICIPANT IN THE EXCHANGE OFFER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO ITS PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

EXCHANGE OF NOTES

    The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a significant modification of the old notes under applicable United States Treasury Regulations. As a result, the exchange will be treated for United States federal income tax purposes as merely a registration and continuation of the old notes. As a result, no gain or loss will be recognized by any holder of the old notes by reason of its participation in the exchange offer. Each such holder's adjusted basis and holding period in the new notes will be the same as such holder's adjusted basis and holding period in the old notes. Similarly, since the new notes and the old notes are treated as one and the same for United States federal income tax purposes, any acquisition premium, market discount or other tax attributes associated with the old notes will continue to apply to the new notes.

    SALE OR OTHER DISPOSITION OF NOTES. In general, upon the sale, exchange or redemption of a new note, a holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (not including any amount attributable to accrued but unpaid interest) and (ii) the holder's adjusted tax basis in the new note. An initial holder's adjusted tax basis in a new note generally will be equal to the cost of the old note to such holder increased by the amount of any market discount previously included

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
in income by the holder with respect to such old note or the new note received in exchange therefor and reduced by the amount of any principal received by the holder.

    Subject to the market discount rules, gain or loss realized on the sale, exchange or redemption of a new note will be capital gain or loss, which capital gain or loss will be long term capital gain or loss if the holder held the new notes for more than one year. Long Term capital gain recognized by individual holders generally will be subject to a maximum United States federal income tax rate of 20%. Beginning in 2001, the rate of tax on gains from certain property held more than five years will be further reduced to 18%. A holder's holding period with respect to the old notes surrendered in the exchange offer shall be included in the holder's holding period with respect to the new notes received in such exchange. The characterization of income as capital gain or loss is also relevant for purposes of, among other things, limitations with respect to the deductibility of capital losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of a new note to a holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a new note must be reported to the Internal Revenue Service, unless the holder is an exempt recipient or otherwise establishes an exemption.

    If in connection with the acquisition and ownership of the old notes a holder provided identifying information (such the holder's TIN) in the manner required or otherwise established an exemption from backup withholding, such compliance with the backup withholding and information reporting rules will continue in respect of the new notes.

    Any amounts withheld under the backup withholding rules from a payment to a holder of a new note will be allowed as a refund or credit against such holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

    The Treasury Department has issued the new Treasury Regulations relating to back-up withholding which are effective for payments made after December 31, 1999. In general, the new Treasury Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the new Treasury Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a new note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the new Treasury Regulations on payments made with respect to new notes after December 31, 1999.

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NEW NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer receiving new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Participating Broker-Dealers may use this prospectus during the period referred to below in

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
connection with resales of the new notes received in exchange for old notes if such old notes were acquired by such Participating Broker-Dealers for their own accounts. We have agreed that this prospectus may be used by a Participating Broker-Dealer in connection with resales of such new notes for a period ending 180 days after the effective date of the registration statement (subject to extension under certain limited circumstances described herein) or, if earlier, when all such new notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer--Terms of the Exchange Offer."

    We will not receive any cash proceeds from the issuance of the new notes offered by this prospectus. New notes received by Participating Broker-Dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any Participating Broker-Dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

    Brobeck, Phleger & Harrison LLP ("BPH"), San Diego, California, will pass upon the validity of the notes for us. Baker & McKenzie, New York, New York, will pass upon certain legal matters related to the notes for the Initial Purchasers. The BPH investment fund and certain BPH attorneys hold in the aggregate approximately 79,500 shares of common stock.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and 1998, for the period from February 27, 1997 through December 31, 1997 and for the year ended December 31, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document, which is available upon request to us at 6933 South Revere Parkway, Englewood, Colorado 80112.

    We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                                      117
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                               GLOSSARY OF TERMS

Asynchronous Transfer Mode...................  High bandwidth, low-delay, connection-oriented, packet-like switching
                                               and multiplexing technique requiring 53-byte,
                                               fixed-sized cells.

Backbone.....................................  An element of the network infrastructure that provides high-speed, high capacity
                                               connections among the network's physical
                                               points of presence, i.e., connection points
                                               and Metro Service Centers. The backbone is
                                               used to transport end user traffic across the
                                               metropolitan area and across the United
                                               States.

Bandwidth....................................  Refers to the maximum amount of data that can be transferred through a computer's backbone
                                               or communication channel in a given time. It
                                               is usually measured in Hertz, cycles per
                                               second, for analog communications and bits
                                               per second for digital communications.

Central Office...............................  Incumbent carrier facility where subscriber lines are joined to ILEC switching equipment.

Collocation..................................  A location where a competitive carrier network interconnects with the network of an
                                               incumbent carrier inside an incumbent
                                               carrier's central office.

Competitive Carrier..........................  Category of telephone service provider, or carrier, that offers local exchange and other
                                               services similar to and in competition with
                                               those of the incumbent carrier, as allowed by
                                               recent changes in telecommunications law and
                                               regulation. A competitive carrier may also
                                               provide other types of services such as long
                                               distance telephone, data communications,
                                               Internet access and video.

Copper Line or Loop..........................  A pair of traditional copper telephone lines using electric current to carry signals.

Digital......................................  Describes a method of storing, processing and transmitting information through the use of
                                               distinct electronic or optical pulses that
                                               represent the binary digits 0 and 1. Digital
                                               transmission and switching technologies
                                               employ a sequence of these pulses to convey
                                               information, as opposed to the continuously
                                               variable analog signal. The precise digital
                                               numbers preclude distortion, such as
                                               graininess or "snow", in the case of video
                                               transmission, or static or other background
                                               distortion in the case of audio transmission.

Downstream...................................  Refers to the transmission speed of a connection between our connection point and
                                               the end user.

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

DS-0.........................................  DIGITAL SERVICE 0. Standard
                                               telecommunications industry digital signal
                                               format, which is distinguishable by bit
                                               rate--the number of binary digits transmitted
                                               per second. DS-0 service has a bit rate of 64
                                               Kilobits per second.

DS-1.........................................  DIGITAL SERVICE 1. In the digital hierarchy, this signaling standard defines a
                                               transmission speed of 1.544 Mbps.

DS-3.........................................  DIGITAL SERVICE 3. In the digital hierarchy, this signaling standard defines a
                                               transmission speed of 44.736 Mbps, equivalent
                                               to 28 T-1 channels. This term is often used
                                               interchangeably with T-3.

DSL..........................................  DIGITAL SUBSCRIBER LINE. A transmission technology enabling high-speed access in the
                                               local copper loop, often referred to as the
                                               last mile between the network service
                                               provider--I.E., an incumbent carrier,
                                               competitive carrier or an internet service
                                               provider--and end user.

E-Commerce...................................  ELECTRONIC COMMERCE. An Internet service that supports electronic transactions between
                                               customers and vendors to purchase goods and
                                               services.

Encryption...................................  Applying a specific algorithm to data so as to alter the data's appearance and prevent
                                               other devices from reading the information.
                                               Decryption applies the algorithm in reverse
                                               to restore the data to its original form.

Firewall.....................................  A computer device that separates a local area network from a wide area network and prevents
                                               unauthorized access to the local area network
                                               through the use of electronic security
                                               mechanisms.

Frame Relay..................................  A form of packet switching with variable length frames that may be used with a variety
                                               of communications protocols.

Incumbent Carrier............................  A company providing local exchange services on the date of enactment of the
                                               Telecommunications Act of 1996. These
                                               companies consist of the Regional Bell
                                               Operating Companies, GTE and numerous
                                               independent telephone companies.

Interconnection Agreement....................  A contract between an incumbent carrier and a competitive carrier for the connection of a
                                               competitive carrier network to the public
                                               switched telephone network, as well as
                                               competitive carrier access to incumbent
                                               carrier unbundled network elements, e.g.,
                                               copper loops. This agreement sets out some of
                                               the financial agreement and operational
                                               aspects of such interconnection and access.

Internet.....................................  An array of interconnected networks using a common set of protocols defining the
                                               information coding and processing
                                               requirements that can communicate across
                                               hardware platforms and over many links; now
                                               operated by a consortium of
                                               telecommunications service providers and
                                               others.

Internet Protocol............................  A standard for software that keeps track of the inter-network addresses for different
                                               nodes, routes outgoing messages and
                                               recognizes incoming messages.

ISDN.........................................  INTEGRATED SERVICES DIGITAL NETWORK. A
                                               transmission method that provides
                                               circuit-switched access to the public network
                                               at speeds of 64 or 128 Kbps for voice, data
                                               and video transmission.

Internet Service Provider....................  A company that provides direct access to the
                                               Internet.

Interexchange Carrier........................  Usually referred to as a long-distance service provider. There are many
                                               interexchange carriers, including AT&T, MCI
                                               WorldCom, Sprint and Qwest.

Kbps.........................................  KILOBITS PER SECOND. 1,000 bits per second.

Long Distance Carrier........................  A long distance carrier providing services between local exchanges on an intrastate or
                                               interstate basis, also referred to in the
                                               industry as an "interexchange carrier". A
                                               long distance carrier may also be a long
                                               distance resale company.

Mbps.........................................  MEGABITS PER SECOND. Millions of bits per second.

Modem........................................  An abbreviation of Modulator-Demodulator. An electronic signal-conversion device used to
                                               convert digital signals from a computer to
                                               analog form for transmission over the
                                               telephone network. At the transmitting end, a
                                               modem working as a modulator converts the
                                               computer's digital signals into analog
                                               signals that can be transmitted over a
                                               telephone line. At the receiving end, another
                                               modem working as a demodulator converts
                                               analog signals back into digital signals and
                                               sends them to the receiving computer.

Multiplexing.................................  An electronic or optical process that combines several lower speed transmission
                                               signals into one higher speed signal.

Network......................................  An integrated system composed of switching equipment and transmission facilities
                                               designed to provide for the direction,
                                               transport and recording of telecommunications
                                               traffic.

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

OC-3.........................................  OPTICAL CARRIER 3. Standard
                                               telecommunications industry digital single
                                               format, which is distinguishable by bit
                                               rate--the number of binary digits transmitted
                                               per second. OC-3 service has a bit rate of
                                               155.5 Mbps.

OC-12........................................  OPTICAL CARRIER 12. Standard
                                               telecommunications industry digital single
                                               format, which is distinguishable by bit
                                               rate--the number of binary digits transmitted
                                               per second. OC-12 service has a bit rate of
                                               622.8 Mbps.

Packets......................................  Information represented as bytes grouped together through a communication node with a
                                               common destination address and other
                                               attribute information.

Resellers....................................  Generally used to refer to a telecommunications provider who does not own
                                               any switching or transmission facilities. In
                                               reality, a large number of providers furnish
                                               services through a combination of owned and
                                               resold facilities.

Router.......................................  A device that accepts the Internet Protocol from a local area network or another wide
                                               area network device and switches/routes
                                               Internet Protocol packets across a network
                                               backbone. Routers also provide protocol
                                               conversion services to transfer Internet
                                               Protocol packets over frame relay,
                                               Asynchronous Transfer Mode, and other
                                               backbone network services.

T-1..........................................  This is a Bell System term for a digital transmission link with a capacity of 1.544
                                               Mbps.

TCP/IP.......................................  TRANSMISSION CONTROL PROTOCOL/INTERNET
                                               PROTOCOL. A set of network protocols that
                                               allow computers with different architectures
                                               and operating system software to communicate
                                               with other computers on the Internet.

Upstream.....................................  Refers to the transmission speed of a connection between the end user and our
                                               connection point.

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
                          RHYTHMS NETCONNECTIONS INC.
                         INDEX TO FINANCIAL STATEMENTS

  Report of Independent Accountants..................................................        F-2

  Consolidated Balance Sheets........................................................        F-3

  Consolidated Statements of Operations..............................................        F-4

  Consolidated Statements of Cash Flows..............................................        F-5

  Consolidated Statement of Stockholders' Equity.....................................        F-6

  Notes to Consolidated Financial Statements.........................................        F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Rhythms NetConnections Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of stockholders' equity present fairly, in all material respects, the financial position of Rhythms NetConnections Inc. and subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from February 27, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 4, 1999, except for the last paragraph of Note 11 as to which the date is March 19, 1999

                          RHYTHMS NETCONNECTIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31,  DECEMBER 31,   JUNE 30, 1999
                                                                                          1997          1998        (UNAUDITED)
                                                                                      ------------  -------------  -------------
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $10,166,000  $  21,315,000  $ 297,183,000
  Short-term investments............................................................           --     115,497,000    218,842,000
  Restricted cash...................................................................           --              --     34,963,000
  Accounts, loans, interest and other receivables, net..............................           --       2,376,000      6,541,000
  Inventory.........................................................................           --         340,000      1,417,000
  Prepaid expenses and other current assets.........................................       95,000         230,000        628,000
                                                                                      ------------  -------------  -------------
    Total current assets............................................................   10,261,000     139,758,000    559,574,000
Equipment and furniture, net........................................................    1,621,000      11,510,000     73,243,000
Collocation fees, net...............................................................      327,000      13,804,000     39,690,000
Restricted cash.....................................................................           --              --     78,248,000
Deferred business acquisition costs, net............................................           --              --     21,388,000
Deferred debt issue costs, net......................................................           --       6,304,000     16,514,000
Other assets........................................................................       32,000         350,000        658,000
                                                                                      ------------  -------------  -------------
                                                                                       $12,241,000  $ 171,726,000  $ 789,315,000
                                                                                      ------------  -------------  -------------
                                                                                      ------------  -------------  -------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.................................................   $  126,000   $     333,000  $     333,000
  Accounts payable..................................................................      951,000      10,601,000     32,866,000
  Interest payable..................................................................           --          39,000      7,866,000
  Accrued expenses and other current liabilities....................................      376,000       2,816,000      8,426,000
                                                                                      ------------  -------------  -------------
    Total current liabilities.......................................................    1,453,000      13,789,000     49,491,000
Long-term debt......................................................................      442,000         472,000        278,000
13.5% senior discount notes due 2008, net...........................................           --     157,465,000    168,701,000
12.75% senior notes due 2009........................................................           --              --    325,000,000
Other liabilities...................................................................           --         180,000        181,000
                                                                                      ------------  -------------  -------------
    Total liabilities...............................................................    1,895,000     171,906,000    543,651,000
                                                                                      ------------  -------------  -------------
Commitments (note 10)
Mandatorily redeemable common stock warrants........................................           --       6,567,000      6,567,000
                                                                                      ------------  -------------  -------------
Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $0.001 par value; 17,000,000 shares authorized in 1997, 12,900,000 shares in 1998 and no shares 1999; 12,490,000 shares issued and outstanding in 1997, 12,855,094 shares in 1998 and no shares
    in 1999.........................................................................       12,000          13,000             --
  Series B Convertible Preferred Stock, $0.001 par value; no shares authorized in
    1997, 4,044,943 shares in 1998 and no shares 1999; no shares issued and
    outstanding in 1997, 4,044,943 shares in 1998 and no shares 1999................           --           4,000             --
  Common Stock, $0.001 par value; 54,635,294 shares authorized in 1997, 80,049,892 shares in 1998 and 250,000,000 shares in 1999; 2,482,222 shares issued in 1997,
    8,042,530 shares in 1998 and 72,708,777 shares in 1999..........................        2,000           8,000         73,000
  Treasury Stock, at cost; 438,115 shares in 1998 and 486,595 shares in 1999........           --         (18,000)       (20,000)
  Additional paid-in capital........................................................   14,012,000      37,212,000    344,394,000
  Warrants..........................................................................           --              --     10,247,000
  Deferred compensation.............................................................   (1,258,000)     (5,210,000)   (10,086,000)
  Accumulated deficit...............................................................   (2,422,000)    (38,756,000)  (105,511,000)
                                                                                      ------------  -------------  -------------
    Total stockholders' equity (deficit)............................................   10,346,000      (6,747,000)   239,097,000
                                                                                      ------------  -------------  -------------
                                                                                       $12,241,000  $ 171,726,000  $ 789,315,000
                                                                                      ------------  -------------  -------------
                                                                                      ------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      PERIOD FROM
                                                     FEBRUARY 27,
                                                         1997
                                                      (INCEPTION)                         SIX MONTHS ENDED
                                                        THROUGH       YEAR ENDED    -----------------------------
                                                     DECEMBER 31,    DECEMBER 31,   JUNE 30, 1998  JUNE 30, 1999
                                                         1997            1998        (UNAUDITED)    (UNAUDITED)
                                                     -------------  --------------  -------------  --------------
Revenue:
  Service and installation, net....................  $          --  $      528,000  $      82,000  $    2,300,000
                                                     -------------  --------------  -------------  --------------
Operating Expenses:
  Network and service costs........................             --       4,695,000        665,000      18,170,000
  Selling and marketing............................         33,000       3,776,000        928,000       3,904,000
  General and administrative.......................      2,501,000      19,377,000      6,056,000      32,214,000
  Depreciation and amortization....................          1,000       1,081,000         35,000       2,144,000
  Amortized deferred business acquisition costs....             --              --             --       1,652,000
                                                     -------------  --------------  -------------  --------------
    Total operating expenses.......................      2,535,000      28,929,000      7,684,000      58,084,000
                                                     -------------  --------------  -------------  --------------
Loss from Operations...............................     (2,535,000)    (28,401,000)    (7,602,000)    (55,784,000)
                                                     -------------  --------------  -------------  --------------
Other Income and Expense:
  Interest income..................................        114,000       5,813,000      1,674,000       8,329,000
  Interest expense (including amortized debt
    discount and issue costs)......................         (1,000)    (13,779,000)    (3,221,000)    (19,372,000)
  Other............................................             --          33,000             --          72,000
                                                     -------------  --------------  -------------  --------------
Net Loss...........................................  $  (2,422,000) $  (36,334,000) $  (9,149,000) $  (66,755,000)
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
Net Loss Per Share:
  Basic............................................  $       (1.12) $       (12.18) $       (4.02) $        (1.97)
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
  Diluted..........................................  $       (1.12) $       (12.18) $       (4.02) $        (1.97)
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
Shares Used in Computing Net Loss Per Share:
  Basic............................................      2,161,764       2,984,216      2,277,529      33,820,672
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
  Diluted..........................................      2,161,764       2,984,216      2,277,529      33,820,672
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      PERIOD FROM
                                                                     FEBRUARY 27,
                                                                         1997
                                                                      (INCEPTION)                        SIX MONTHS ENDED
                                                                        THROUGH      YEAR ENDED    -----------------------------
                                                                     DECEMBER 31,   DECEMBER 31,   JUNE 30, 1998  JUNE 30, 1999
                                                                         1997           1998        (UNAUDITED)    (UNAUDITED)
                                                                     -------------  -------------  -------------  --------------
Cash Flows from Operating Activities:
  Net Loss.........................................................   $(2,422,000)   $(36,334,000) $  (9,149,000) $  (66,755,000)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation of equipment and furniture........................         1,000        454,000          23,000       1,807,000
    Amortization of collocation fees...............................            --         85,000          12,000         337,000
    Amortization of deferred business acquisition costs............            --             --              --       1,652,000
    Amortization of debt discount and deferred debt issue costs....            --     13,882,000       3,188,000      11,515,000
    Amortization of deferred compensation..........................       192,000        725,000         238,000       1,575,000
    Compensation expense from stock option issued to employee......        73,000             --              --              --
    Loss (gain) on sale of equipment to leasing company............            --        387,000              --         (70,000)
    Changes in assets and liabilities:
      Increase in accounts, loans, interest and other receivables,
        net........................................................            --     (2,376,000)       (260,000)     (4,165,000)
      Increase in inventory........................................            --       (340,000)       (364,000)     (1,077,000)
      Increase in prepaid expenses and other current assets........       (95,000)      (135,000)        (38,000)       (398,000)
      Increase in other assets.....................................       (32,000)      (318,000)        (15,000)       (308,000)
      Increase (decrease) in accounts payable......................       388,000      2,287,000         298,000      (3,521,000)
      Increase in interest payable.................................            --         39,000              --       7,827,000
      Increase in accrued expenses and other current liabilities...       335,000      2,440,000         538,000       5,610,000
      Increase in other liabilities................................            --        180,000              --          71,000
                                                                     -------------  -------------  -------------  --------------
    Net cash used for operating activities.........................    (1,560,000)   (19,024,000)     (5,529,000)    (45,900,000)
                                                                     -------------  -------------  -------------  --------------
Cash Flows from Investing Activities:
  Purchases of short-term investments..............................            --   (451,870,000)             --    (168,839,000)
  Maturities of short-term investments.............................            --    336,373,000              --      65,494,000
  Purchases of government securities as restricted cash............            --             --              --    (113,211,000)
  Purchases of equipment and furniture.............................    (1,018,000)    (9,973,000)     (3,742,000)    (61,509,000)
  Payments of collocation fees.....................................      (327,000)   (13,562,000)     (2,743,000)    (26,223,000)
                                                                     -------------  -------------  -------------  --------------
    Net cash used for investing activities.........................    (1,345,000)  (139,032,000)     (6,485,000)   (304,288,000)
                                                                     -------------  -------------  -------------  --------------
Cash Flows from Financing Activities:
  Proceeds from leasing company for equipment......................            --      6,606,000       2,000,000      23,755,000
  Proceeds from issuance of 13.5% senior discount notes and
    warrants.......................................................            --    150,365,000     150,365,000              --
  Proceeds from issuance of 12.75% senior notes....................            --             --              --     325,000,000
  Payments of debt issue costs.....................................            --     (6,519,000)     (6,046,000)    (10,489,000)
  Proceeds from borrowings on long-term debt.......................       568,000        432,000         432,000              --
  Repayments on long-term debt.....................................            --       (195,000)        (56,000)       (194,000)
  Proceeds from issuance of common stock...........................        13,000        242,000         229,000     229,476,000
  Proceeds from issuance of preferred stock and warrants...........    12,490,000     18,292,000      18,292,000      75,000,000
  Payments of equity issue costs...................................            --             --              --     (16,490,000)
  Purchases of treasury stock......................................            --        (18,000)             --          (2,000)
                                                                     -------------  -------------  -------------  --------------
    Net cash provided by financing activities......................    13,071,000    169,205,000     165,216,000     626,056,000
                                                                     -------------  -------------  -------------  --------------
Net increase in cash and cash equivalents..........................    10,166,000     11,149,000     153,202,000     275,868,000
Cash and cash equivalents at beginning of period...................            --     10,166,000      10,166,000      21,315,000
                                                                     -------------  -------------  -------------  --------------
Cash and cash equivalents at end of period.........................   $10,166,000    $21,315,000   $ 163,368,000  $  297,183,000
                                                                     -------------  -------------  -------------  --------------
                                                                     -------------  -------------  -------------  --------------
Supplemental schedule of cash flow information:
  Cash paid for interest...........................................   $     3,000    $    66,000   $      25,000  $       30,000
                                                                     -------------  -------------  -------------  --------------
                                                                     -------------  -------------  -------------  --------------
Supplemental schedule of non-cash financing activities:
  Equipment purchases payable, to be financed through operating
    leases.........................................................   $   604,000    $        --   $   2,299,000  $           --
                                                                     -------------  -------------  -------------  --------------
                                                                     -------------  -------------  -------------  --------------
  Equipment and furniture purchases payable........................   $        --    $ 7,363,000   $          --  $   25,786,000
                                                                     -------------  -------------  -------------  --------------
                                                                     -------------  -------------  -------------  --------------
  Intangible business acquisition costs arising from issuance of
    preferred stock and warrants...................................   $        --    $        --   $          --  $   23,040,000
                                                                     -------------  -------------  -------------  --------------
                                                                     -------------  -------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                                   SERIES D
                                                                                                                  CONVERTIBLE
                                      SERIES A CONVERTIBLE      SERIES B CONVERTIBLE      SERIES C CONVERTIBLE    PREFERRED
                                                                                                                    STOCK
                                         PREFERRED STOCK          PREFERRED STOCK           PREFERRED STOCK       $0.001 PAR
                                        $0.001 PAR VALUE          $0.001 PAR VALUE          $0.001 PAR VALUE        VALUE
                                     -----------------------  ------------------------  ------------------------  ----------
                                      # SHARES     AMOUNT      # SHARES      AMOUNT      # SHARES      AMOUNT      # SHARES
                                     ----------  -----------  -----------  -----------  -----------  -----------  ----------
Issuance of common stock to
  Founders (at inception)..........          --   $      --           --    $      --           --    $      --           --
Issuance of Series A preferred
  stock for cash ($1.00 per
  share)...........................  12,490,000      12,000           --           --           --           --           --
Issuance of common stock upon
  exercise of options ($0.04 per
  share exercise price)............          --          --           --                        --                        --
Grant of options to purchase Series
  A preferred stock ($0.80 per
  share exercise price)............          --          --           --                        --                        --
Deferred compensation from grants
  of options to purchase common
  stock............................          --          --           --           --           --           --           --
Amortization of deferred
  compensation.....................          --          --           --           --           --           --           --
Net loss for 1997..................          --          --           --           --           --           --           --
                                     ----------  -----------  -----------  -----------  -----------  -----------  ----------
Balance at December 31, 1997.......  12,490,000      12,000           --           --           --           --           --
Issuance of Series A preferred
  stock for cash ($0.80 per
  share)...........................     365,094       1,000           --           --           --           --           --
Issuance of Series B preferred
  stock for cash ($4.45 per
  share)...........................          --          --    4,044,943        4,000           --           --           --
Issuance of common stock upon
  exercise of options ($0.04 to
  $0.25 per share exercise
  price)...........................          --          --           --           --           --           --           --
Purchase of treasury stock for cash
  ($0.04 per share)................          --          --           --           --           --           --           --
Deferred compensation from grants
  of options to purchase common
  stock............................          --          --           --           --           --           --           --
Amortization of deferred
  compensation.....................          --          --           --           --           --           --           --
Reversal of deferred compensation
  from cancellation of grants to
  purchase common stock............          --          --           --           --           --           --           --
Net loss for 1998..................          --          --           --           --           --           --           --
                                     ----------  -----------  -----------  -----------  -----------  -----------  ----------
Balance at December 31, 1998.......  12,855,094      13,000    4,044,943        4,000           --           --           --


                                                        COMMON STOCK            TREASURY STOCK
                                                      $0.001 PAR VALUE             AT COST           ADDITIONAL
                                                  ------------------------  ----------------------    PAID-IN
                                       AMOUNT      # SHARES      AMOUNT      # SHARES     AMOUNT      CAPITAL      WARRANTS
                                     -----------  -----------  -----------  -----------  ---------  ------------  ----------
Issuance of common stock to
  Founders (at inception)..........   $      --    2,161,764    $   2,000           --   $      --  $         --  $       --
Issuance of Series A preferred
  stock for cash ($1.00 per
  share)...........................          --           --           --           --          --    12,477,000          --
Issuance of common stock upon
  exercise of options ($0.04 per
  share exercise price)............                  320,458           --           --          --        12,000          --
                                           ----
Grant of options to purchase Series
  A preferred stock ($0.80 per
  share exercise price)............                       --           --           --          --        73,000          --
                                           ----
Deferred compensation from grants
  of options to purchase common
  stock............................          --           --           --           --          --     1,450,000          --
Amortization of deferred
  compensation.....................          --           --           --           --          --            --          --
Net loss for 1997..................          --           --           --           --          --            --          --
                                     -----------  -----------  -----------  -----------  ---------  ------------  ----------
Balance at December 31, 1997.......          --    2,482,222        2,000           --          --    14,012,000          --
Issuance of Series A preferred
  stock for cash ($0.80 per
  share)...........................          --           --           --           --          --       291,000          --
Issuance of Series B preferred
  stock for cash ($4.45 per
  share)...........................          --           --           --           --          --    17,996,000          --
Issuance of common stock upon
  exercise of options ($0.04 to
  $0.25 per share exercise
  price)...........................          --    5,560,308        6,000           --          --       236,000          --
Purchase of treasury stock for cash
  ($0.04 per share)................          --           --           --      438,115     (18,000)           --          --
Deferred compensation from grants
  of options to purchase common
  stock............................          --           --           --           --          --     4,908,000          --
Amortization of deferred
  compensation.....................          --           --           --           --          --            --          --
Reversal of deferred compensation
  from cancellation of grants to
  purchase common stock............          --           --           --           --          --      (231,000)         --
Net loss for 1998..................          --           --           --           --          --            --          --
                                     -----------  -----------  -----------  -----------  ---------  ------------  ----------
Balance at December 31, 1998.......          --    8,042,530        8,000      438,115     (18,000)   37,212,000          --


                                                                      TOTAL
                                                                  STOCKHOLDERS'
                                       DEFERRED     ACCUMULATED      EQUITY
                                     COMPENSATION     DEFICIT       (DEFICIT)
                                     -------------  ------------  -------------
Issuance of common stock to
  Founders (at inception)..........   $        --   $         --   $     2,000
Issuance of Series A preferred
  stock for cash ($1.00 per
  share)...........................            --             --    12,489,000
Issuance of common stock upon
  exercise of options ($0.04 per
  share exercise price)............            --             --        12,000

Grant of options to purchase Series
  A preferred stock ($0.80 per
  share exercise price)............            --             --        73,000

Deferred compensation from grants
  of options to purchase common
  stock............................    (1,450,000)            --            --
Amortization of deferred
  compensation.....................       192,000             --       192,000
Net loss for 1997..................            --     (2,422,000)   (2,422,000)
                                     -------------  ------------  -------------
Balance at December 31, 1997.......    (1,258,000)    (2,422,000)   10,346,000
Issuance of Series A preferred
  stock for cash ($0.80 per
  share)...........................            --             --       292,000
Issuance of Series B preferred
  stock for cash ($4.45 per
  share)...........................            --             --    18,000,000
Issuance of common stock upon
  exercise of options ($0.04 to
  $0.25 per share exercise
  price)...........................            --             --       242,000
Purchase of treasury stock for cash
  ($0.04 per share)................            --             --       (18,000)
Deferred compensation from grants
  of options to purchase common
  stock............................    (4,908,000)            --            --
Amortization of deferred
  compensation.....................       725,000             --       725,000
Reversal of deferred compensation
  from cancellation of grants to
  purchase common stock............       231,000             --            --
Net loss for 1998..................            --    (36,334,000)  (36,334,000)
                                     -------------  ------------  -------------
Balance at December 31, 1998.......    (5,210,000)   (38,756,000)   (6,747,000)

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                      SERIES A CONVERTIBLE     SERIES B CONVERTIBLE    SERIES C CONVERTIBLE    SERIES D CONVERTIBLE
                                         PREFERRED STOCK         PREFERRED STOCK         PREFERRED STOCK         PREFERRED STOCK
                                        $0.001 PAR VALUE         $0.001 PAR VALUE        $0.001 PAR VALUE        $0.001 PAR VALUE
                                     -----------------------  ----------------------  ----------------------  ----------------------
                                      # SHARES     AMOUNT     # SHARES     AMOUNT     # SHARES     AMOUNT     # SHARES     AMOUNT
                                     ----------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Issuance of common stock in initial
  public offering in April 1999
  (unaudited)......................          --          --          --          --          --          --          --          --
Issuance of common stock upon
  exercise of options for cash
  ($0.04 to $6.37 per share)
  (unaudited)......................          --          --          --          --          --          --          --          --
Issuance of common stock upon
  cashless exercise of warrants
  ($0.004 per share) in May and
  June 1999 (unaudited)............          --          --          --          --          --          --          --          --
Issuance of Series C preferred
  stock and warrants for cash
  ($8.04 per share) in March and
  April 1999 (unaudited)...........          --          --          --          --   8,395,655       8,000          --          --
Issuance of Series D preferred
  stock and warrants for cash
  ($17.00 per share) in April 1999
  (unaudited)......................          --          --          --          --          --          --     441,176          --
Business relationship value arising
  from issuance of Series C and
  Series D preferred stock in March
  and April 1999 (unaudited)                 --          --          --          --          --          --          --          --
Conversion of preferred stock to
  common upon initial public
  offering in April 1999
  (unaudited)                        (12,855,094)    (13,000) (4,044,943)     (4,000) (8,395,655)     (8,000)  (441,176)         --
Costs arising from issuances of
  Series C and Series D preferred
  stock in March and April 1999
  (unaudited)......................          --          --          --          --          --          --          --          --
Costs arising from initial public
  offering in April 1999
  (unaudited)......................          --          --          --          --          --          --          --          --
Purchase of treasury stock for cash
  ($0.04 to $0.25 per share)
  (unaudited)......................          --          --          --          --          --          --          --          --
Issuance of warrants to leasing
  companies in March and April 1999
  (unaudited)......................          --          --          --          --          --          --          --          --
Issuance of warrants to business
  partner in April 1999
  (unaudited)......................          --          --          --          --          --          --          --          --
Deferred compensation from grants
  of options to purchase common
  stock (unaudited)................          --          --          --          --          --          --          --          --
Amortization of deferred
  compensation (unaudited).........          --          --          --          --          --          --          --          --
Reversal of deferred compensation
  from cancellation of grants to
  purchase common stock
  (unaudited)......................          --          --          --          --          --          --          --          --
Net loss through June 30, 1999
  (unaudited)......................          --          --          --          --          --          --          --          --
                                     ----------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Balance at June 30, 1999
  (unaudited)......................          --   $      --          --   $      --          --   $      --          --   $      --
                                     ----------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                     ----------  -----------  ---------  -----------  ---------  -----------  ---------  -----------


                                          COMMON STOCK           TREASURY STOCK
                                        $0.001 PAR VALUE            AT COST          ADDITIONAL
                                     ----------------------  ----------------------    PAID-IN                  DEFERRED
                                     # SHARES     AMOUNT      # SHARES     AMOUNT      CAPITAL     WARRANTS   COMPENSATION
                                     ---------  -----------  -----------  ---------  -----------  ----------  -------------
Issuance of common stock in initial
  public offering in April 1999
  (unaudited)......................  10,781,250     11,000           --          --  226,395,000          --            --
Issuance of common stock upon
  exercise of options for cash
  ($0.04 to $6.37 per share)
  (unaudited)......................  2,556,834       3,000           --          --    3,067,000          --            --
Issuance of common stock upon
  cashless exercise of warrants
  ($0.004 per share) in May and
  June 1999 (unaudited)............    252,112          --           --          --           --          --            --
Issuance of Series C preferred
  stock and warrants for cash
  ($8.04 per share) in March and
  April 1999 (unaudited)...........         --          --           --          --   60,368,000   7,124,000            --
Issuance of Series D preferred
  stock and warrants for cash
  ($17.00 per share) in April 1999
  (unaudited)......................         --          --           --          --    6,317,000   1,183,000            --
Business relationship value arising
  from issuance of Series C and
  Series D preferred stock in March
  and April 1999 (unaudited)                --          --           --          --   21,100,000          --            --
Conversion of preferred stock to
  common upon initial public
  offering in April 1999
  (unaudited)                        51,076,051     51,000           --          --      (26,000)         --            --
Costs arising from issuances of
  Series C and Series D preferred
  stock in March and April 1999
  (unaudited)......................         --          --           --          --     (234,000)         --            --
Costs arising from initial public
  offering in April 1999
  (unaudited)......................         --          --           --          --  (16,256,000)         --            --
Purchase of treasury stock for cash
  ($0.04 to $0.25 per share)
  (unaudited)......................         --          --       48,480      (2,000)          --          --            --
Issuance of warrants to leasing
  companies in March and April 1999
  (unaudited)......................         --          --           --          --           --   1,030,000            --
Issuance of warrants to business
  partner in April 1999
  (unaudited)......................         --          --           --          --           --     910,000            --
Deferred compensation from grants
  of options to purchase common
  stock (unaudited)................         --          --           --          --    7,009,000          --    (7,009,000)
Amortization of deferred
  compensation (unaudited).........         --          --           --          --           --          --     1,575,000
Reversal of deferred compensation
  from cancellation of grants to
  purchase common stock
  (unaudited)......................         --          --           --          --     (558,000)         --       558,000
Net loss through June 30, 1999
  (unaudited)......................         --          --           --          --           --          --            --
                                     ---------  -----------  -----------  ---------  -----------  ----------  -------------
Balance at June 30, 1999
  (unaudited)......................  72,708,777  $  73,000      486,595   $ (20,000) $344,394,000 $10,247,000  $(10,086,000)
                                     ---------  -----------  -----------  ---------  -----------  ----------  -------------
                                     ---------  -----------  -----------  ---------  -----------  ----------  -------------


                                                       TOTAL
                                                    STOCKHOLDERS'
                                      ACCUMULATED      EQUITY
                                        DEFICIT      (DEFICIT)
                                     -------------  ------------
Issuance of common stock in initial
  public offering in April 1999
  (unaudited)......................             --   226,406,000
Issuance of common stock upon
  exercise of options for cash
  ($0.04 to $6.37 per share)
  (unaudited)......................             --     3,070,000
Issuance of common stock upon
  cashless exercise of warrants
  ($0.004 per share) in May and
  June 1999 (unaudited)............             --            --
Issuance of Series C preferred
  stock and warrants for cash
  ($8.04 per share) in March and
  April 1999 (unaudited)...........             --    67,500,000
Issuance of Series D preferred
  stock and warrants for cash
  ($17.00 per share) in April 1999
  (unaudited)......................             --     7,500,000
Business relationship value arising
  from issuance of Series C and
  Series D preferred stock in March
  and April 1999 (unaudited)                    --    21,100,000
Conversion of preferred stock to
  common upon initial public
  offering in April 1999
  (unaudited)                                   --            --
Costs arising from issuances of
  Series C and Series D preferred
  stock in March and April 1999
  (unaudited)......................             --      (234,000)
Costs arising from initial public
  offering in April 1999
  (unaudited)......................             --   (16,256,000)
Purchase of treasury stock for cash
  ($0.04 to $0.25 per share)
  (unaudited)......................             --        (2,000)
Issuance of warrants to leasing
  companies in March and April 1999
  (unaudited)......................             --     1,030,000
Issuance of warrants to business
  partner in April 1999
  (unaudited)......................             --       910,000
Deferred compensation from grants
  of options to purchase common
  stock (unaudited)................             --            --
Amortization of deferred
  compensation (unaudited).........             --     1,575,000
Reversal of deferred compensation
  from cancellation of grants to
  purchase common stock
  (unaudited)......................             --            --
Net loss through June 30, 1999
  (unaudited)......................    (66,755,000)  (66,755,000)
                                     -------------  ------------
Balance at June 30, 1999
  (unaudited)......................  $(105,511,000) $239,097,000
                                     -------------  ------------
                                     -------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

    Rhythms NetConnections Inc. (the "Company"), a Delaware corporation, was organized under the name Accelerated Connections Inc. effective February 27, 1997. The Company's name was changed to Rhythms NetConnections Inc. as of August 15, 1997. The Company is in the business of providing high-speed data communications services on an end-to-end basis to business customers and end users. The Company began service trials in the San Diego, California, market in December 1997 and began commercial operations in San Diego effective April 1, 1998.

    The Company's ultimate success depends upon, among other factors, rapidly expanding the geographic coverage of its network services; entering into interconnection agreements with incumbent local exchange carriers, some of which are competitors or potential competitors of the Company; deploying network infrastructure; attracting and retaining customers; accurately assessing potential markets; continuing to develop and integrate its operational support system and other back office systems; obtaining any required governmental authorizations; responding to competitive developments; continuing to attract, retain and motivate qualified personnel; and continuing to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing these matters and failure to do so could have a material adverse effect on the Company's business, prospects, operating results and financial condition. As the Company continues the development of its business, it will use currently available funds and seek additional sources of financing. If unsuccessful in obtaining additional financing, the Company will continue expansion of its operations on a reduced scale based on its existing capital resources.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the transactions and balances of Rhythms NetConnections Inc. and its wholly owned subsidiaries Rhythms Links Inc. (formerly ACI Corp.) and ACI Corp.-Virginia (since February 1998). All material intercompany transactions and balances have been eliminated.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM RESULTS (UNAUDITED): The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring accruals, that are necessary for the fair statement of results for the unaudited interim periods. The operating results for the interim period are not necessarily indicative of the results to be expected for a full fiscal year or for any future periods. All information subsequent to March 4, 1999 is unaudited.

    REVENUE RECOGNITION: Revenue is recorded in the period services are provided to customers.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, money market funds, certificates of deposit, obligations of the U.S. Government and its agencies and commercial paper with a maturity of 90 days or less at the time of purchase.

    SHORT-TERM INVESTMENTS. Short-term investments consist of obligations of the U.S. Government and its agencies and commercial paper that have an original maturity between 91 days and one year from the date of purchase. Management determines the appropriate classification of marketable debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts of the Company's financial instruments as presented are reasonable estimates of those instruments' fair values because of the short maturity of those instruments or based on the current rates offered to the Company for debt of the same remaining maturities.

    INVENTORY: Inventory consists of communications equipment that will be installed at customer locations. Inventory is accounted for on a FIFO basis at the lower of cost or market.

    EQUIPMENT AND FURNITURE: Equipment and furniture consists of purchased equipment, furniture, computer software, and leasehold improvements. Equipment and furniture is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years or the lease term if shorter. When equipment and furniture is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    COLLOCATION FEES: Collocation fees represent nonrecurring fees paid to secure Central Office space for location of certain Company equipment. The fees are amortized over their estimated useful lives of ten years.

    IMPAIRMENT OF LONG-LIVED ASSETS: The Company investigates potential impairments of their long-lived assets on an exception basis when evidence exists that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows is less than the carrying amount of the asset. No such losses have been identified.

    CONCENTRATIONS OF CREDIT RISK: Credit risk is primarily concentrated in cash equivalents and short-term investments. Cash in excess of operating requirements is conservatively invested in money market funds, certificates of deposit with high-quality financial institutions, obligations of the U.S. Government and its agencies and commercial paper rated A-1, P-1 to minimize risk.

    Two customers comprise 14.9 percent and 7.5 percent of the Company's net trade receivable balance at December 31, 1998 and 36.7 percent and 13.7 percent of revenues for the year ended December 31, 1998.

    INCOME TAXES: The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income tax assets and liabilities are established for both the impact of differences between the financial reporting bases and tax bases of assets and liabilities

                          RHYTHMS NETCONNECTIONS INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and for the expected future tax benefit to be derived from tax credits and tax loss carryforwards. Deferred income tax expense or benefit represents the change during the reporting period in the net deferred income tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    NET LOSS PER SHARE: The Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share." Basic earnings per share ("EPS") is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period in addition to the weighted average number of common stock equivalents outstanding for the period. Shares subject to repurchase by the Company are considered common stock equivalents for purposes of this calculation. Shares issuable upon conversion of the Series A and Series B preferred stock, upon the exercise of outstanding stock options and warrants and shares issued subject to repurchase by the Company totaling 36,653,940 and 52,958,513 at December 31, 1997 and 1998, and 20,915,262 and 15,931,733 at June 30, 1998 and 1999, respectively, have been excluded from the computation since their effect would be antidilutive.

    STOCK-BASED COMPENSATION: The Company measures compensation expense for their employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant, compensation expense is to be recognized over the applicable vesting period.

    NEW ACCOUNTING PRONOUNCEMENTS: In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company will adopt SFAS No. 133 as required in 2001. The Company expects that adoption will have no impact on their consolidated financial statements.

    RECLASSIFICATIONS: Certain 1997 balances have been reclassified to conform to the 1998 presentation.

NOTE 3--SHORT-TERM INVESTMENTS

    The Company's marketable debt securities are classified as held-to-maturity and carried at amortized cost, which approximates fair value. Short-term investments consist of the following:

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1997             1998
                                                             ---------------  ---------------
Commercial Paper...........................................   $          --    $  33,170,000
U.S. Government Securities.................................              --       82,327,000
                                                             ---------------  ---------------
                                                              $          --    $ 115,497,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------

                          RHYTHMS NETCONNECTIONS INC.

NOTE 4--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1997             1998
                                                             ---------------  ---------------
Accounts, loans and other receivables, net:
  Interest.................................................   $          --    $   2,135,000
  Trade, net of allowance for doubtful accounts of $50,000
    in 1998................................................              --          197,000
  Employee expense advances and loans......................              --           44,000
                                                             ---------------  ---------------
                                                              $          --    $   2,376,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------
Equipment and furniture, net:
  Operating equipment......................................   $   1,241,000    $   9,633,000
  Office furniture.........................................          43,000          917,000
  Leasehold improvements...................................          32,000          668,000
  Computer software........................................         173,000          456,000
  Computer equipment.......................................         133,000          274,000
  Lab equipment............................................              --           17,000
  Accumulated depreciation.................................          (1,000)        (455,000)
                                                             ---------------  ---------------
                                                              $   1,621,000    $  11,510,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------
Accrued expenses and other current liabilities:
  Accrued payroll..........................................   $     217,000    $   1,524,000
  Carrier services and other operating costs...............              --          991,000
  Other....................................................         159,000          340,000
                                                             ---------------  ---------------
                                                              $     376,000    $   2,855,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------

NOTE 5--DEBT

    As of December 31, 1997 and 1998, the Company had a note payable of $568,000 and $805,000, respectively, to a financial institution. Terms of the note payable include an interest rate of prime plus 0.25 percent (8.75 percent and 8.0 percent at December 31, 1997 and 1998, respectively) payable monthly on the outstanding principal. The note is collateralized by assets of the Company and is to be amortized over a 36-month repayment period. The $805,000 will be repaid during the years 1999 through 2001 in the amounts of $333,000 each in 1999 and 2000 and $139,000 in 2001.

    On May 5, 1998, the Company issued 13.5 percent senior discount notes due 2008 in the principal amount of $290,000,000 at maturity, combined with warrants to purchase 4,732,800 shares of common stock. The notes were issued at a discount; cash proceeds from the issuance of the notes and warrants were $150,365,000. The Company additionally incurred approximately $6,519,000 in debt issue costs. The notes will accrete in value through May 15, 2003 at a rate of
13.5 percent per annum, compounded semi-annually; no cash interest will be payable prior to that date. Upon a change in control or upon certain asset sales, the Company must offer to repurchase all or a portion of the outstanding notes. In addition, the Company has the option to repurchase the notes upon payment of a premium of accreted value at that point in time. The notes contain covenants that restrict the Company's ability to make certain payments, including dividend payments, and incur additional debt.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 5--DEBT (CONTINUED)
    The warrants issued in connection with the senior discount notes are exercisable at a price of $0.004 per share. The warrants expire May 15, 2008. The warrants may be required to be repurchased by the Company for cash upon the occurrence of a repurchase event, such as a consolidation, merger, or sale of assets to another entity, as defined in the provisions of the Warrant Agreement, at a price to be determined by an independent financial expert selected by the Company. In the event a repurchase event occurs, the difference between the repurchase price and the carrying value of the warrants would be charged to equity. The value ascribed to the warrants of $6,567,000 resulted in additional debt discount, which, together with the debt issue costs are being amortized to interest expense using the effective interest method over the period that the notes are outstanding.

    Effective November 20, 1998, the Company completed an exchange offer of the
13.5 percent senior discount notes that allowed for registration of such notes under the Securities Act of 1933, as amended. $289,000,000 of the original issue notes were tendered for exchange. The registered notes have substantially the same terms and conditions as the unregistered notes, except that the registered notes are not subject to the restrictions on resale or transfer that applied to the unregistered notes.

    During May 1998 the Company entered into a 36-month lease line that provides for $24.5 million in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 574,380 warrants to purchase common stock at a price of $1.85 per share, exercisable immediately.

NOTE 6--STOCKHOLDERS' EQUITY

    The Company was initially capitalized in February 1997 with common stock. In July 1997, the Company was granted authority to issue two classes of stock consisting of up to 17,000,000 shares of Series A preferred stock and 54,635,294 shares of common stock, as adjusted for the November 1998 and March 1999 stock splits, both with a $0.001 par value per share.

    Effective March 6, 1998, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 54,983,160, as adjusted for the November 1998 and March 1999 stock splits, to decrease the number of authorized preferred shares to 16,944,943, and to designate 12,900,000 of the preferred shares as Series A and 4,044,943 shares as Series B.

    Effective April 28, 1998, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 59,715,960, as adjusted for the November 1998 and March 1999 stock splits.

    Effective November 4, 1998, the Company completed a two-for-one split of its common stock. The accompanying consolidated financial statements have been restated for all periods presented to reflect the stock split.

    The Company's Series A and Series B preferred stock may be converted, at the option of the holder, into the Company's common stock on a 2.4 to 1 basis, subject to antidilution protection on a broad-based weighted-average basis. The preferred stock will also be automatically converted upon certain closings of registered public offerings of common stock. The holders of the Series A preferred stock are entitled to receive non-cumulative dividends in the amount equal to $0.08 per share per annum and the holders of the Series B preferred stock are entitled to receive non-cumulative dividends of $0.356 per share per annum, as and if declared by the Board of Directors, or an amount equal to that paid on any other outstanding shares of the Company, payable quarterly, as and if declared by the Board of Directors. In the event of a liquidation of the Company, the holders of the Series A and

                          RHYTHMS NETCONNECTIONS INC.

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
Series B preferred stock will be entitled, in preference to the holders of common stock, to an amount equal to $1.00 per share and $4.45 per share, respectively, plus all declared and unpaid dividends. The preferred shares entitle holders to two votes per share, on an "as-converted" basis.

NOTE 7--STOCK OPTIONS

    The Company has established the 1997 Stock Option/Stock Issuance Plan (the "Plan"), which provides for the grant of options to employees, directors and outside consultants for purchase of up to an aggregate of 11,673,530 shares of common stock. The options are immediately exercisable and expire within ten years after the date of grant. Shares acquired upon exercise are subject to repurchase by the Company ratably over a four-year period from the date of grant, at the option of the Company and at the exercise price. The Plan provides for both incentive option and non-statutory option grants and for accelerated vesting in the event of a 50 percent or more change in control of the Company.

    Plan activity is as follows:

                                                                  NUMBER OF    WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                                   SHARES         FAIR VALUE       EXERCISE PRICE
                                                                -------------  -----------------  -----------------
  Granted.....................................................      5,801,714      $    0.29          $    0.04
  Exercised...................................................       (320,458)     $    0.29          $    0.04
                                                                -------------
    Outstanding at December 31, 1997..........................      5,481,256      $    0.29          $    0.04

  Granted.....................................................      3,364,680      $    2.62          $    0.84
  Exercised...................................................     (5,560,308)     $    0.30          $    0.04
  Canceled....................................................       (136,348)     $    1.10          $    0.22
                                                                -------------

    Outstanding at December 31, 1998..........................      3,149,280      $    2.73          $    0.89
                                                                -------------
                                                                -------------

    The following summarizes the outstanding and exercisable options under the Plan at December 31, 1998:

                                  WEIGHTED
                                   AVERAGE        WEIGHTED                    WEIGHTED
                     NUMBER       REMAINING        AVERAGE       NUMBER        AVERAGE
                   OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE EXERCISE PRICE
                   -----------  -------------  ---------------  ---------  ---------------
 EXERCISE PRICE
-----------------
                                     OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                ------------------------------  --------------------------
      $0.04           177,480    9.03 years       $    0.04       177,480     $    0.04
 $0.21 to $0.25     1,591,680    9.42 years       $    0.23     1,591,680     $    0.23
 $1.67 to $1.88     1,380,120    9.83 years       $    1.75     1,380,120     $    1.75

    During 1997 and 1998, all options were granted to employees at less than fair value on the date of grant, resulting in $1,450,000 and $4,908,000, respectively, of deferred compensation recorded as a reduction of stockholders' equity. These amounts are being amortized as a charge to general and administrative expenses over the vesting periods of the applicable options; such amortization totaled $192,000 and $725,000 for the periods ended December 31, 1997 and 1998, respectively.

    An option to purchase 365,094 shares of Series A Preferred Stock at $0.80 per share was granted to an employee during 1997. The Company recorded $73,000 in compensation expense during 1997 related to this grant.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 7--STOCK OPTIONS (CONTINUED)
    Had compensation expense for the Company's Plan and the Preferred Stock option been determined based on the fair value method of accounting for stock-based compensation, the Company's net loss and net loss per share for the periods ended December 31, 1997 and 1998 would have been increased by $11,000 and $60,000 and $0.01 and $0.02 per share, respectively. For purposes of determining this compensation expense, the fair value of each option grant is estimated on the grant date using the Black Scholes option pricing model with the following weighted average assumptions used for grants during the periods ended December 31, 1997 and 1998, respectively: no dividend yield, risk free interest rates of 5.3 percent and 4.9 percent, respectively, expected volatility of nil, and expected term of four years for common options and six months for the preferred option.

NOTE 8--INCOME TAXES

    As of December 31, 1998, the Company had net operating loss carryforwards of approximately $37,000,000, which are available to offset future taxable income through 2018 for federal taxes and 2005 for state taxes, subject to the limitations of Internal Revenue Code Section 382 relating to changes in ownership of the Company. The deferred tax asset arising from the loss carryforwards has been fully offset by a valuation allowance since it is more likely than not that it will not be realized. The valuation allowance increased by $13,905,000 during 1998, primarily as a result of the additional losses in 1998.

    Components of deferred income taxes are as follows:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Deferred tax assets:
  Net operating loss carryforwards.....................    $     908,000     $    14,724,000
  Accrued vacation and other...........................           89,000             178,000
                                                         -----------------  -----------------
Gross deferred tax asset...............................          997,000          14,902,000
Valuation allowance....................................         (997,000)        (14,902,000)
                                                         -----------------  -----------------
Net deferred income taxes..............................    $          --     $            --
                                                         -----------------  -----------------
                                                         -----------------  -----------------

    The provision for (benefit from) income taxes reconciles to the statutory federal tax rate as follows:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Statutory federal tax rate.............................          (34.0)%            (34.0)%
State income tax, net of federal benefit...............           (5.4)              (5.4)
Other..................................................           (1.8)               0.9
Deferred tax asset valuation allowance.................           41.2               38.5
                                                               -------            -------
                                                                  -- %               -- %
                                                               -------            -------
                                                               -------            -------

NOTE 9--RELATED PARTY TRANSACTIONS

    The Company's in-house counsel is also a partner in a law firm used externally by the Company. During 1997 and 1998, the Company incurred legal fees and expenses of approximately $92,000 and

                          RHYTHMS NETCONNECTIONS INC.

NOTE 9--RELATED PARTY TRANSACTIONS (CONTINUED)
$1,269,000, respectively, to the external firm, in addition to the salary paid to the in-house counsel. At December 31, 1998, the Company had a balance payable of $372,000 to this entity.

    Two members of the Company's Board of Directors serve as directors to a company that supplies equipment to the Company. The total purchases during 1997 and 1998 from the equipment supplier were approximately $419,000 and $13,005,000, respectively. At December 31, 1998, the Company had a balance payable of $2,451,000 to this entity.

NOTE 10--COMMITMENTS

    The Company leases office space and certain office equipment under non-cancelable operating lease agreements. The leases range in term from 24 months to 60 months and, in certain instances, provide for options to extend. Rent expense under the operating leases for 1997 and 1998 totaled $46,000 and $2,044,000, respectively. Future minimum rental payments under the leases are $11,169,000 in 1999, $11,251,000 in 2000, $9,667,000 in 2001, $1,710,000 in
2002, and $1,190,000 in 2003.

NOTE 11--SUBSEQUENT EVENTS

    Effective March 2, 1999, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 84,527,584, as adjusted for the November 1998 and March 1999 stock splits, and to authorize 3,731,410 shares of Series C Preferred Stock.

    Effective March 4, 1999, the Company issued 3,731,410 shares of its Series C preferred stock to MCI WorldCom's investment fund at a price of $8.04 per share for total proceeds to the Company of $30,000,000. In connection with this investment, MCI WorldCom also received warrants to purchase up to 720,000 shares of common stock at a price of $6.70 per share. The terms of the transaction also provide for the Company and MCI WorldCom to enter into various business relationships, including MCI WorldCom's commitment to sell 100,000 of the Company's DSL lines over a period of five years, subject to penalties for failure to reach target commitments.

    During January and February 1999, the Company granted options to purchase 1,615,686 shares of common stock pursuant to the Plan. The grant of these options will result in additional deferred compensation in 1999 and compensation expense in 1999 and future years as the options vest.

    On March 19, 1999, the Company completed a six for five split of its common stock. The accompanying consolidated financial statements have been restated for all periods presented to reflect the stock split.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED)

    Effective March 15, 1999, the Company amended its Certificate of Incorporation to increase the number of authorized Common shares to 74,171,062 and to authorize an additional 3,731,409 shares of Series C Preferred Stock.

    On March 16, 1999, the Company issued Series C Preferred Stock and Warrants to Microsoft Corporation for $30,000,000. A total of 3,731,409 shares of Series C Preferred Stock and Warrants to purchase 720,000 shares of Common Stock at a price of $6.70 per share were issued in this transaction. Of the proceeds received, the Company allocated $26,544,000 to the Preferred Stock and $3,456,000 to the Warrants. The terms of the transaction also provide for the Company and Microsoft to enter into

                          RHYTHMS NETCONNECTIONS INC.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) various business relationships. In connection with these business relationships, the Company capitalized $10,000,000 in business acquisition costs that will be amortized to operating expense over a three-year period beginning March 1999.

    On March 16, 1999 the Company's Board of Directors approved the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan, each plan subject to shareholder approval. The 1999 Stock Incentive Plan serves as the successor equity incentive program to the 1997 Stock Option/Stock Issuance Plan and became effective April 6, 1999. An initial reserve of 8,161,944 shares of Common Stock has been authorized for issuance under the 1999 Stock Incentive Plan. The 1999 Employee Stock Purchase Plan has an initial reserve of 1,200,000 shares of Common Stock and became effective April 6, 1999.

    On March 31, 1999, the Company entered into a 36-month lease line that provides for $24,000,000 in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 45,498 Warrants to purchase Common Stock at a price of $10.55 per share, exercisable immediately. The value of these Warrants, estimated to be $250,000, is being amortized over the life of the lease.

    On April 5, 1999, the Company entered into a 36-month lease line that provides for $20,000,000 in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 75,000 warrants to purchase Common Stock at a price of $10.55 per share, exercisable immediately.

    Effective April 5, 1999, the Company restated its Certificate of Incorporation to increase the number of authorized Common shares to 81,000,000, to authorize an additional 932,836 shares of Series C Preferred Stock, to authorize 441,176 shares of Series D Preferred Stock, and to designate 1,000,000 shares as Series 1 Junior Participating Preferred Stock.

    On April 6, 1999, the Company issued 932,836 shares of its Series C Preferred Stock at a price of $8.04 per share and 441,176 shares of its Series D Preferred Stock at a price of $17.00 per share to a wholly owned subsidiary of Qwest Communications Corporation for total proceeds of $15,000,000. In connection with this investment, Qwest also received warrants to purchase 180,000 shares of Common Stock at a price of $6.70 per share and MCI WorldCom received an additional warrant to purchase 136,996 shares of Common Stock at a price of $21.00 per share. In accordance with provisions of the agreement underlying this investment, the Company and Qwest have entered into certain business relationships. In connection with these business relationships, the Company capitalized $11,100,000 in business acquisition costs that are being amortized to operating expenses over a five year period beginning in April 1999.

    Effective April 12, the Company restated its Certificate of Incorporation to increase the number of authorized Common shares to 250,000,000 and to decrease the number of authorized Preferred Shares to 5,000,000.

    Effective April 12, 1999, the Company completed an initial public offering of its Common Stock. A total of 10,781,250 shares were issued at $21.00 per share; net proceeds to the Company were approximately $211,407,000, after payment of underwriting fees but before payment of related issue expenses. Upon completion of the offering, all classes of Preferred Stock automatically converted to Common Stock, resulting in an additional 51,076,051 shares of Common Stock being issued and a resulting zero shares of Preferred Stock being issued and outstanding.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    On April 23, 1999, the Company issued 12.75 percent Senior Notes due 2009 in the principal amount of $325,000,000, due at maturity. Cash proceeds from the issuance, after payment of underwriting fees but before payment of related issue expenses, were $315,250,000. Of these proceeds, approximately $113,211,000 was used to purchase a portfolio of U.S. government securities and will be used for the first three years' interest payments.

    On July 14, 1999, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission for up to 4,732,800 shares of common stock to be offered for sale by certain of the Company's stockholders. On July 29, 1999, the Company filed an amendment to this registration statement and reduced the amount of shares to be sold to 3,919,087. An underwriters' over-allotment of 15 percent of the shares sold will also be registered with this offering.

    On July 30, 1999, the Company entered into a 36-month lease line that provides for $26,000,000 in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 10,000 warrants to purchase common stock at a price of $50.00 per share, exercisable immediately.

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    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF SEPTEMBER 16, 1999.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................     1
RISK FACTORS..............................................................     9
USE OF PROCEEDS...........................................................    23
DIVIDEND POLICY...........................................................    23
CAPITALIZATION............................................................    24
SELECTED CONSOLIDATED FINANCIAL DATA......................................    25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................    26
DESCRIPTION OF OTHER INDEBTEDNESS.........................................    33
BUSINESS..................................................................    34
MANAGEMENT................................................................    55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................    67
PRINCIPAL STOCKHOLDERS....................................................    71
THE EXCHANGE OFFER........................................................    73
DESCRIPTION OF THE NOTES..................................................    82
DESCRIPTION OF THE NEW NOTES..............................................   115
FEDERAL INCOME TAX CONSIDERATIONS.........................................   115
PLAN OF DISTRIBUTION......................................................   116
LEGAL MATTERS.............................................................   117
EXPERTS...................................................................   117
WHERE YOU CAN FIND MORE INFORMATION.......................................   117
GLOSSARY OF TERMS.........................................................   118
INDEX TO FINANCIAL STATEMENTS.............................................   F-1

                                     [LOGO]

                                    RHYTHMS
                              NETCONNECTIONS INC.

                             OFFER TO EXCHANGE ALL
                        OUTSTANDING 12 3/4% SENIOR NOTES
                              DUE 2009 FOR 12 3/4%
                             SENIOR NOTES DUE 2009,
                           WHICH HAVE BEEN REGISTERED
                            UNDER THE SECURITIES ACT
                                    OF 1933

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               SEPTEMBER 16, 1999

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